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                                                                      EXHIBIT A


                   AGREEMENT AND PLAN OF MERGER AND EXCHANGE

                                  BY AND AMONG

                      ADVANCED TECHNOLOGY MATERIALS, INC.

                              ATMI HOLDINGS, INC.,

                               ALAMO MERGER, INC.

               ADVANCED DELIVERY & CHEMICAL SYSTEMS NEVADA, INC.,

              ADVANCED DELIVERY & CHEMICAL SYSTEMS HOLDINGS, LLC,

              ADVANCED DELIVERY & CHEMICAL SYSTEMS OPERATING, LLC,

              ADVANCED DELIVERY & CHEMICAL SYSTEMS MANAGER, INC.,

                                      AND

                   ADVANCED DELIVERY & CHEMICAL SYSTEMS, LTD.

                           DATED AS OF APRIL 7, 1997

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                   AGREEMENT AND PLAN OF MERGER AND EXCHANGE

                               TABLE OF CONTENTS

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 TABLE OF CONTENTS......................................................   2
 INDEX OF SCHEDULES AND EXHIBITS........................................   6
 INDEX OF DEFINED TERMS.................................................   7
 ARTICLE I    ATMI PLAN OF MERGER .....................................   10
     1.1       Surviving Corporation...................................   10
     1.2       Certificate of Incorporation............................   10
     1.3       By-laws.................................................   10
     1.4       Directors...............................................   10
     1.5       Officers................................................   10
     1.6       Effective Time of the Merger............................   10
     1.7       Additional Actions......................................   10
     1.8       Merger Consideration....................................   10
     1.9       Conversion of Shares....................................   11
     1.10      Exchange Agent..........................................   11
     1.11      Exchange of Certificates................................   11
     1.12      ATMI Stock Options; Warrants............................   12
     1.13      Closing of Stock Transfer Books.........................   12
 ARTICLE II    EXCHANGE................................................   12
     2.1       Exchange................................................   12
     2.2       Additional Actions......................................   13
     2.3       Exchange Consideration..................................   13
     2.4       Escrow..................................................   14
     2.5       Average Closing Price...................................   14
     2.6       Tax Treatment...........................................   14
     2.7       Accounting Treatment....................................   14
 ARTICLE III   REPRESENTATIONS AND WARRANTIES OF THE ADCS GROUP........   14
     3.1       Capitalization; Options, Warrants, Rights...............   14
     3.2       Ownership of Interests..................................   15
     3.3       Organization, Good Standing and Power...................   15
     3.4       Organizational Documents................................   16
     3.5       Authorizations..........................................   16
     3.6       ADCS Commitments........................................   16
     3.7       Restrictions; Burdensome Agreements.....................   18
     3.8       Condition of the Assets.................................   18
     3.9       Title; Absence of Liens and Encumbrances, Etc...........   19
     3.10      Government and Other Consents...........................   19
     3.11      Franchises, Permits, Licenses; Compliance with Applica-
               ble Laws and Court Orders...............................   19
     3.12      Financial Statements ...................................   20
     3.13      Absence of Undisclosed Liabilities .....................   20
     3.14      Absence of Certain Changes..............................   20
     3.15      Indebtedness............................................   21
     3.16      Accounts Receivable.....................................   22
     3.17      Supplies................................................   22

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     3.18      No Prebillings..........................................   22
     3.19      Taxes...................................................   22
     3.20      Facilities..............................................   23
     3.21      Insurance...............................................   23
     3.22      Books and Records.......................................   23
     3.23      Employees...............................................   24
     3.24      Employee Benefit Plans..................................   24
     3.25      Litigation..............................................   26
     3.26      Proprietary Rights......................................   26
     3.27      Section 341(f)(2) Consent...............................   27
     3.28      Related Party Transactions..............................   27
     3.29      Bank Accounts and Safe Deposit Arrangements.............   28
     3.30      Powers of Attorney......................................   28
     3.31      Environmental Matters; Health and Safety................   28
     3.32      Customers and Suppliers.................................   30
     3.33      Product and Service Warranties..........................   30
     3.34      Hart-Scott-Rodino.......................................   31
     3.35      Stock Ownership.........................................   31
     3.36      Finders' Fees...........................................   31
     3.37      Information in Disclosure Documents and Registration
               Statement...............................................   31
     3.38      Pooling.................................................   31
     3.39      Atlantic Coast Polymers, Inc............................   31
     3.40      No Misrepresentation....................................   31
 ARTICLE IV    REPRESENTATIONS AND WARRANTIES OF THE ATMI GROUP........   31
     4.1       Capitalization; Options, Warrants, Rights...............   32
     4.2       Organization; Good Standing; Power......................   32
     4.3       Organizational Documents................................   32
     4.4       Authorization...........................................   33
     4.5       SEC Compliance..........................................   33
     4.6       ATMI Commitments........................................   33
     4.7       Restrictions; Burdensome Agreements.....................   34
     4.8       Condition of the Assets.................................   34
     4.9       Title; Absence of Liens and Encumbrances, Etc...........   35
     4.10      Government and Other Consents...........................   35
     4.11      Franchises, Permits, Licenses; Compliance with Applica-
               ble Laws and Court Orders...............................   35
     4.12      Financial Statements....................................   35
     4.13      Absence of Undisclosed Liabilities......................   36
     4.14      Absence of Certain Changes..............................   36
     4.15      Indebtedness............................................   37
     4.16      Accounts Receivable.....................................   37
     4.17      Supplies................................................   37
     4.18      No Prebillings..........................................   37
     4.19      Taxes...................................................   38
     4.20      Employees...............................................   38
     4.21      Employee Benefit Plans..................................   39
     4.22      Litigation..............................................   41
     4.23      Proprietary Rights......................................   41
     4.24      Related Party Transactions..............................   42
     4.25      Environmental Matters; Health and Safety................   42
     4.26      Customers and Suppliers.................................   43

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     4.27      Product and Service Warranties..........................  44
     4.28      No Prior Activities.....................................  44
     4.29      Hart-Scott-Rodino.......................................  44
     4.30      Finders' Fees...........................................  44
     4.31      Information in Disclosure Documents and Registration
               Statement...............................................  44
     4.32      Pooling.................................................  45
     4.33      Section 203 of the DGCL.................................  45
     4.34      No Misrepresentation....................................  45
 ARTICLE V     COVENANTS...............................................  45
     5.1       Access to Information...................................  45
     5.2       Interim Operations of ADCS Group........................  45
     5.3       Interim Operation of ATMI Group.........................  47
     5.4       Notices of Certain Events...............................  49
     5.5       Other Acquisitions by ATMI..............................  49
     5.6       No Public Disclosure....................................  50
     5.7       No Negotiation..........................................  50
     5.8       NovaMOS.................................................  50
     5.9       Election of Directors...................................  50
     5.10      HSR Act.................................................  50
     5.11      Preparation of S-4 and the Proxy Statement..............  50
     5.12      Best Efforts; Cooperation...............................  51
     5.13      ATMI Stockholder Matters................................  51
     5.14      Nasdaq Listing..........................................  51
     5.15      Affiliates..............................................  51
     5.16      Financial Statements and SEC Reports....................  51
     5.17      Employee Benefits.......................................  51
     5.18      Tax Matters.............................................  52
     5.19      Supplements to Disclosure Schedules.....................  52
     5.20      Expenses................................................  52
     5.21      Officer and Director Indemnity..........................  52
     5.22      Exchange Act Section 16(b)..............................  53
     5.23      Environmental Report....................................  53
 ARTICLE VI    CONDITIONS PRECEDENT TO CLOSING.........................  54
     6.1       Conditions to the Obligations of the ATMI Group.........  54
     6.2       Conditions to the Obligations of the ADCS Group.........  57
 ARTICLE VII   CLOSING.................................................  60
     7.1       Closing.................................................  60
     7.2       Simultaneous Closing....................................  60
 ARTICLE VIII  FURTHER ASSURANCES......................................  60
 ARTICLE IX    TERMINATION OF AGREEMENT................................  60
     9.1       Termination.............................................  60
     9.2       Termination Payment.....................................  61
     9.3       Failure to Deliver Interests............................  61
     9.4       Effect of Termination...................................  61
     9.5       Breach of Section 5.7...................................  61


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 ARTICLE X     MISCELLANEOUS..............................................  62
    10.1       Right of Set-Off...........................................  62
    10.2       Benefits of this Agreement.................................  62
    10.3       Successors and Assigns.....................................  62
    10.4       Notices....................................................  62
    10.5       Severability...............................................  63
    10.6       Pooling....................................................  63
    10.7       Entire Agreement; Amendment................................  63
    10.8       Waiver.....................................................  63
    10.9       Applicable Law.............................................  63
    10.10      Jurisdiction...............................................  64
    10.11      Counterparts...............................................  64
    10.12      Knowledge .................................................  64

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

                        INDEX OF SCHEDULES AND EXHIBITS

                                   SCHEDULES

 Schedule A               Holders
 Schedule 1.4             Directors of Surviving Corporation
 Schedule 1.5             Officers of Surviving Corporation
 Schedule 2.3(a)          Exchange Consideration
 ADCS Disclosure Schedule
 ATMI Disclosure Schedule
 Schedule 5.2             Permitted Pre-Closing Activities of ADCS
 Schedule 5.3(p)          Permitted Employment Agreements by ATMI
 Schedule 5.8             Post-Closing Operations
 Schedule 6.2(g)          ATMI Assessment Opinion Patents

                                    EXHIBITS

 Exhibit A                Form of Certificate of Merger
 Exhibit B                Form of Assignment of Membership Interests
 Exhibit C                Form of Registration Rights Agreement
 Exhibit D-1              Form of Affiliates Agreement of ADCS
 Exhibit D-2              Form of Affiliates Agreement of ATMI
 Exhibit E                Form of Proprietary Information and Inventions
                          Agreement
 Exhibit F                Form of Employment Agreements
 Exhibit G                Form of Escrow Agreement
 Exhibit H                Form of Indemnification Agreement
 Exhibit I                Form of Certificate of Holder
 Exhibit J                Form of Opinion of Counsel to ADCS
 Exhibit K                Form of Opinion of Patent Counsel to ADCS
 Exhibit L                Form of Releases
 Exhibit M                Form of Opinion of Counsel to ATMI
 Exhibit N                Form of Opinion of Patent Counsel to ATMI (General)
 Exhibit O                Form of Assessment Opinion of Patent Counsel to ATMI

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

                             INDEX OF DEFINED TERMS

  The following index of defined terms is provided for convenience of reference only:

 TERM                                       LOCATION
 ----                                       --------
 ADCS Commitments                           Section 3.6(a)(i)
 ADCS Controlled Group                      Section 3.24(e)(i)
 ADCS Disclosure Schedule                   Introductory paragraph to Article
                                            III
 ADCS Financial Statements                  Section 3.12
 ADCS Group                                 Page A-9
 ADCS Group Employee Benefit Plans          Section 3.24(a)
 ADCS Group Securities                      Section 3.1
 ADCS Group Subsidiaries                    Section 3.1
 ADCS Holdings                              Page A-9
 ADCS LP                                    Page A-9
 ADCS Manager                               Page A-9
 ADCS Material Adverse Effect               Section 3.3(a)
 ADCS Nevada                                Page A-9
 ADCS Operating                             Page A-9
 ADCS Organizational Documents              Section 3.4
 ADCS Premises                              Section 3.20
 Additional Agreements                      Introductory paragraph to Article
                                            III
 Affiliates Agreements                      Section 5.15
 Agreement                                  Page A-9
 ATMI                                       Page A-9
 ATMI Commitments                           Section 4.6(a)(i)
 ATMI Common Stock                          Section 1.8
 ATMI Controlled Group                      Section 4.21(e)(i)
 ATMI Disclosure Schedule                   Introductory paragraph to Article
                                            IV
 ATMI Employee Benefit Plans                Section 4.21(a)
 ATMI Financial Statements                  Section 4.12
 ATMI Group                                 Page A-9
 ATMI Group Securities                      Section 4.1
 ATMI Group Subsidiaries                    Section 4.1
 ATMI Identified Proprietary Rights         Section 4.23(h)
 ATMI Material Adverse Effect               Section 4.2(a)
 ATMI Organizational Documents              Section 4.3
 ATMI Premises                              Section 4.25(b)
 ATMI SEC Documents                         Section 4.5
 Average Closing Price                      Section 2.5
 Balance Sheet Date                         Section 3.12
 Burdensome Condition                       Section 6.1(n)
 Capital Stock                              Recitals
 Certificate of Merger                      Section 1.6
 Closing                                    Section 7.1
 Closing Date                               Section 7.1
 Code                                       Recitals
 Commitments                                Section 3.6(a)(i)
 Coverage                                   Section 5.17
 Current ADCS Indemnitee                    Schedule 5.21
 DGCL                                       Section 1.1
 Demand Date                                Section 2.3(b)

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
 TERM                                       LOCATION
 ----                                       --------
 Effective Time                             Section 1.6
 Employment Agreement                       Section 6.1(f)(ii)
 Environmental Conditions                   Section 3.31(a)(i)
 Environmental Laws                         Section 3.31(a)(ii)
 ERISA                                      Section 3.24(b)
 Escrow Agreement                           Section 6.1(f)(iv)
 Exchange                                   Recitals
 Exchange Act                               Section 4.5
 Exchange Agent                             Section 1.10
 Exchange Consideration                     Section 2.3(a)
 Hazardous Materials                        Section 3.31(a)(iii)
 Holders                                    Recitals
 Holdings                                   Page A-9
 Holdings Common Stock                      Recitals
 HSR Act                                    Section 5.10
 Indemnification Agreement                  Section 6.1(f)(v)
 Interests                                  Recitals
 knowledge                                  Section 10.12
 Marks                                      Section 3.26(c)
 Material Environmental Condition           Section 5.23
 Membership Interests                       Recitals
 Merger                                     Recitals
 Newco                                      Page A-9
 Notice (environmental)                     Section 3.31(a)(iv)
 Organizational Chart                       Section 3.1
 Outstanding ATMI Options                   Section 1.12
 Outstanding ATMI Warrants                  Section 1.12
 PBGC                                       Section 3.24
 Permit(s)                                  Section 3.11
 Pro Rata Portion                           Section 2.3(a)
 Proposal                                   Section 3.6(a)(ii)
 Proprietary Information and Inventions
  Agreements                                Section 6.1(f)(i)
 Proprietary Rights                         Section 3.26(b)
 Proxy Statement                            Section 3.37
 Qualified Beneficiaries                    Section 5.17
 Registration Rights Agreement              Section 5.3(k)
 Release                                    Section 3.31(a)(v)
 Reorganization                             Recitals
 Returns                                    Section 3.19(a)
 S-4                                        Section 1.8
 SEC                                        Section 1.8
 Section 16(b) Liability                    Section 5.22
 Section 16(b) Matter                       Section 5.22
 Securities                                 Section 3.1
 Securities Act                             Section 1.8
 Site Remediation Measures                  Section 3.31(a)(vi)
 Successor Welfare Plans                    Section 5.17
 Surviving Corporation                      Section 1.1
 Tax or Taxes                               Section 3.19(a)
 Tax Opinion                                Section 6.1(j)

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

                         AGREEMENT AND PLAN OF MERGER
                                 AND EXCHANGE

  This AGREEMENT AND PLAN OF MERGER AND EXCHANGE ("Agreement") is made and entered into as of the 7th day of April, 1997, by and among ADVANCED TECHNOLOGY MATERIALS, INC., a Delaware corporation ("ATMI"), ATMI HOLDINGS, INC., a Delaware corporation and wholly-owned subsidiary of ATMI ("Holdings"), ALAMO MERGER, INC., a Delaware corporation and wholly-owned subsidiary of Holdings ("Newco"), ADVANCED DELIVERY & CHEMICAL SYSTEMS NEVADA, INC., a Nevada corporation ("ADCS Nevada"), ADVANCED DELIVERY & CHEMICAL SYSTEMS MANAGER, INC., a Delaware corporation ("ADCS Manager"), ADVANCED DELIVERY & CHEMICAL SYSTEMS HOLDINGS, LLC, a Delaware limited liability company ("ADCS Holdings"), ADVANCED DELIVERY & CHEMICAL SYSTEMS OPERATING, LLC, a Delaware limited liability company ("ADCS Operating") and ADVANCED DELIVERY & CHEMICAL SYSTEMS, LTD., a Texas limited partnership ("ADCS LP"). ATMI, Holdings and Newco are referred to herein as the "ATMI Group." ADCS Nevada, ADCS Manager, ADCS Holdings, ADCS Operating and ADCS LP are referred to herein as the "ADCS Group." As used herein, the terms the "ATMI Group" and the "ADCS Group" shall refer to each member of such group, two or more members of such group, and all members of such group collectively, unless the context requires otherwise.

                             W I T N E S S E T H:

  This Agreement is made with reference to the following facts.

  A. The persons listed on Schedule A hereto (collectively, the "Holders"), are the record and beneficial owners of (i) all of the issued and outstanding shares of capital stock of ADCS Nevada and ADCS Manager (the "Capital Stock") and (ii)together with ADCS Nevada, all of the membership interests in ADCS Holdings (the "Membership Interests," and together with the Capital Stock, the "Interests").

  B. The ATMI Group desires to acquire the ADCS Group by acquiring all of the Holders' Interests.

  C. The parties desire such transaction to be a tax-free transaction under the Internal Revenue Code of 1986, as amended (the "Code"), and for such transaction to be accounted for as a pooling of interests.

  D. In order to provide for the tax-free treatment of such transaction and to account for such transaction as a pooling of interests, the parties have determined that such transaction must be effected in accordance with Section 351 of the Code, pursuant to which (i) Newco will be merged with and into ATMI (the "Merger") with the stockholders of ATMI receiving shares in Holdings and
(ii) simultaneously therewith the Holders will transfer their Interests to Holdings in exchange (the "Exchange" and together with the Merger, the "Reorganization") for shares of Holdings common stock, par value $.01 per share ("Holdings Common Stock"), all pursuant to the terms, conditions and provisions of this Agreement.

  E. The Board of Directors of ATMI, deeming it advisable and for the benefit of its stockholders, has unanimously approved the Reorganization, upon and subject to the terms, conditions and provisions set forth herein.

  NOW, THEREFORE, in consideration of the foregoing premises and the representations and warranties and mutual covenants herein contained, the parties hereto agree as follows:

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

                                   ARTICLE I

                              ATMI Plan of Merger

  1.1. Surviving Corporation. In accordance with the provisions of this Agreement and at the Effective Time (as hereinafter defined), Newco shall be merged with and into ATMI, with ATMI being the surviving corporation in the Merger (the "Surviving Corporation"). At the Effective Time, the separate existence of Newco shall cease, and the Surviving Corporation shall continue its corporate existence under the laws of the State of Delaware. The Merger shall have the effects set forth in Section 259 of the Delaware General Corporation Law (the "DGCL"). By virtue of the Merger, the Surviving Corporation will become a wholly-owned subsidiary of Holdings.

  1.2. Certificate of Incorporation. The Certificate of Incorporation of ATMI as in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and the DGCL. The authorized number and par value of shares of all classes of capital stock of ATMI immediately prior to the Effective Time shall be the authorized number and par value of shares of the classes of capital stock of the Surviving Corporation from and after the Effective Time.

  1.3. By-Laws. The By-Laws of ATMI as in effect at the Effective Time shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by law.

  1.4. Directors. From and after the Effective Time, the persons listed on
SCHEDULE 1.4 shall be the directors of the Surviving Corporation, all such directors to hold office until their respective successors are duly elected and qualified in the manner provided in the Certificate of Incorporation and By-Laws of the Surviving Corporation, or as otherwise provided by law.

  1.5. Officers. From and after the Effective Time, the persons listed on
SCHEDULE 1.5 shall be the officers of the Surviving Corporation, all such officers to hold office until their respective successors are duly elected and qualified in the manner provided in the Certificate of Incorporation and By-Laws of the Surviving Corporation, or as otherwise provided by law.

  1.6. Effective Time of the Merger. If all the conditions set forth in
Article VI have been fulfilled or waived in accordance with the terms thereof, and this Agreement has not been terminated in accordance with Article IX, the ATMI Group shall cause a Certificate of Merger in the form attached hereto as Exhibit A (the "Certificate of Merger") to be properly executed and filed on the Closing Date (as hereinafter defined), with the Secretary of State of the State of Delaware. The Merger shall become effective upon the filing of an executed Certificate of Merger and any and all required related certificates with the Secretary of State of the State of Delaware (the date and time when the Merger becomes effective is referred to as the "Effective Time").

  1.7. Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other acts or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in or to any of the rights, properties or assets of Newco or ATMI acquired or to be acquired by reason of, or as a result of, the Merger, or otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors shall be authorized to execute and deliver, in the name and on behalf of Newco and ATMI, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of Newco or ATMI, all such other acts and things necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to or under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

  1.8. Merger Consideration. Each share of ATMI common stock, par value $.01 per share ("ATMI Common Stock") issued and outstanding on the Effective Time shall be converted into the right to receive one (1) validly issued, fully paid and non-assessable share of Holdings Common Stock, such shares of Holdings Common Stock to be issued in accordance with the terms of this Agreement and pursuant to a registration

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

statement on Form S-4 (the "S-4") declared effective under the Securities Act of 1933, as amended (the "Securities Act"), by the Securities and Exchange Commission (the "SEC").

  1.9. Conversion of Shares.

  (a) At the Effective Time, each share of ATMI Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be converted into and represent the right to receive one (1) validly issued, fully paid and non-assessable share of Holdings Common Stock.

  (b) At the Effective Time, each share of ATMI Common Stock held in ATMI's treasury immediately prior to the Effective Time shall, by virtue of the Merger, be canceled and returned to the status of authorized but unissued capital stock of ATMI without payment of any consideration therefor.

  (c) At the Effective Time, each share of common stock, par value $.01 per share, of Newco issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be converted into and represent one (1) validly issued, fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation, as such shares of common stock are constituted immediately following the Effective Time.

  (d) At the Effective Time, each share of common stock, par value $.01 per share, of Holdings issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be canceled.

  1.10. Exchange Agent. Boston EquiServe Limited Partnership, or such other national or state bank as is selected by Holdings, shall act as the agent for ATMI stockholders for purposes of mailing and receiving transmittal letters and distributing consideration to holders of ATMI Common Stock (the "Exchange Agent").

  1.11. Exchange of Certificates.

  (a) As promptly as practicable after the Effective Time, the Exchange Agent shall mail or deliver to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of ATMI Common Stock whose shares were converted into the right to receive Holdings Common Stock pursuant to Section 1.9 hereof and the Certificate of Merger, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk, loss and title to such certificates shall pass, only upon delivery of the certificates to the Exchange Agent and shall be in such form and have such other provisions as Holdings may reasonably specify) and (ii) instructions for use in effecting the surrender of such certificates in exchange for a certificate representing Holdings Common Stock. Upon surrender of a certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Holdings, together with such letter of transmittal, duly executed, such agent shall promptly deliver in accordance with the instructions properly contained in such letter of transmittal a certificate for the number of shares of Holdings Common Stock to which such holder is entitled pursuant to Section 1.9.

  (b) At the Effective Time, each holder of an outstanding certificate or certificates for shares of ATMI Common Stock shall cease to have any rights as a stockholder of ATMI. Each such holder of an outstanding certificate or certificates for shares of ATMI Common Stock converted in the Merger, upon surrender of each such certificate to the Exchange Agent, shall receive promptly in exchange for each such certificate the shares of Holdings Common Stock to which such holder is entitled pursuant to Section 1.9 of this Agreement. Pending such surrender and exchange, such holder's certificate or certificates for shares of ATMI Common Stock shall be deemed for all corporate purposes, by virtue of the Merger and without any action on the part of the holder thereof, to evidence only the right to receive the shares of Holdings Common Stock provided for under this Agreement. Unless and until any such outstanding certificates for shares of ATMI Common Stock shall be so surrendered, no dividend (cash or stock) payable to holders of record of shares of Holdings Common Stock as of any date subsequent to the Effective Time shall be paid to the holder of any such outstanding certificate, but upon such surrender of such outstanding certificate there shall be paid to the record holder of the certificate for shares of Holdings Common Stock issued in exchange therefor the amount of dividends, if any, without interest and less any taxes which may have been imposed thereon, that have theretofore become payable with respect to the number of those shares of Holdings Common Stock represented by such certificate issued upon such surrender and exchange.

  1.12. ATMI Stock Options; Warrants. At or prior to the Effective Time, Holdings, ATMI and Newco shall take all action necessary to cause the assumption by Holdings as of the Effective Time of the options to purchase ATMI Common Stock outstanding as of the Effective Time (the "Outstanding ATMI Options") and warrants to purchase ATMI Common Stock outstanding as of the Effective Time (the "Outstanding ATMI Warrants"). Each of the Outstanding ATMI Options and the Outstanding ATMI Warrants shall be converted without any action on the part of the holder thereof into an option or warrant, as the case may be, to purchase shares of Holdings Common Stock as of the Effective Time. The holder of an Outstanding ATMI Option or an Outstanding ATMI Warrant shall be entitled to receive upon the exercise thereof one (1) share of Holdings Common Stock for each share of ATMI Common Stock subject to such warrant or option, determined immediately before the Effective Time. The exercise price of each share of Holdings Common Stock subject to an Outstanding ATMI Warrant or Outstanding ATMI Option shall be the exercise price per share of ATMI Common at which such warrant or option is exercisable immediately before the Effective Time. The assumption and substitution of the Outstanding ATMI Warrants and Outstanding ATMI Options as provided herein shall not give the holders of such warrants or options additional benefits which they did not have immediately prior to the Effective Time or relieve the holders of any obligations or restrictions applicable to their warrants or options or the shares obtainable upon exercise of the warrants or options. Holdings shall (i) reserve out of its authorized but unissued shares of Holdings Common Stock sufficient shares to provide for the exercise of the Outstanding ATMI Warrants and Outstanding ATMI Options and (ii) use all reasonable efforts to register under the Securities Act, coincident with the Effective Time, those shares of Holdings Common Stock to be issued upon the exercise of the Outstanding ATMI Options, which registration shall be made on such form as may be permitted under the Securities Act.

  1.13. Closing of Stock Transfer Books. The stock transfer books of ATMI shall be closed at the close of business on the business day immediately preceding the Effective Time. In the event of a transfer of ownership of ATMI Common Stock which is not registered in the transfer records of ATMI, the shares of Holdings Common Stock and cash for fractional shares (if any) to be issued in the Merger as provided herein may be delivered to a transferee, if the certificate representing such ATMI Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by payment of any applicable stock transfer taxes.

                                  ARTICLE II

                                   Exchange

  2.1. Exchange. The ADCS Group hereby agrees to use its best efforts to cause the Holders on the Closing Date and simultaneously with the filing of the Certificate of Merger with the Secretary of State of the State of Delaware to tender their Interests in exchange for the number of shares of Holdings Common Stock determined in accordance with Section 2.3 below. The ADCS Group hereby further agrees to use its best efforts, exercised in good faith, to cause the Holders to have present at the Closing the original certificate or certificates representing all of the issued and outstanding shares of capital stock of each of ADCS Nevada and ADCS Manager and to cause the Holders and their spouses, if their signatures be required, to execute and/or deliver (as appropriate) to Holdings (i) either each of the original share certificates, duly endorsed for transfer against delivery by Holdings of the Exchange Consideration (as hereinafter defined) or, as permitted by Section 2.3(c) below, irrevocable instructions to the Exchange Agent to issue that number of shares of Holdings Common Stock to each respective Holder as determined pursuant to Section 2.3 below, with all requisite transfer stamps, if any are due, attached thereto, (ii) an assignment of the Membership Interests, the form of which is attached hereto as

EXHIBIT B, and (iii) all such other deeds, bills of sale, assignments and assurances which Holdings deems reasonably necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to or under the Interests.

  2.2. Additional Actions. The ADCS Group hereby agrees to use its best efforts to cause the Holders and their spouses, if signatures be required, to execute and deliver at the Closing an agreement to the effect that if at any time after the Effective Time Holdings shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other acts or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in Holdings, its right, title or interest in or to any of the Holders' Interests acquired or to be acquired by reason of, or as a result of, the Exchange, or otherwise to carry out the purposes of this Agreement, the Holders shall execute and deliver all such deeds, bills of sale, assignments and assurances and to do all such other acts and things reasonably necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to or under the Interests or otherwise to carry out the purposes of this Agreement.

  2.3. Exchange Consideration. (a) In exchange for the Interests of the Holders and subject to the provisions of Section 2.3(b) below, at the Closing Holdings will issue to the Holders the aggregate number of shares of Holdings Common Stock (rounded up to the nearest whole number of shares) determined by dividing Eighty-Seven Million Five Hundred Thousand Dollars ($87,500,000) by the Average Closing Price (as hereinafter defined) of ATMI Common Stock (the "Exchange Consideration"). The Exchange Consideration shall be deemed to be allocated to each Holder as consideration for the exchange of the Holder's Interests in the various ADCS Group entities, as set forth on SCHEDULE 2.3(a), according to the Holders' relative pro rata ownership percentage of the Interests in such ADCS Group entity, determined by the amount which each Holder's respective ownership bears to the aggregate ownership of all of the Holders in such entity. The pro rata portion of the aggregate Exchange Consideration allocated to each Holder is referred to herein as the "Pro Rata Portion."

  (b) In the event that the combined book value of the ADCS Group and the ADCS Group Subsidiaries (as hereinafter defined) determined as of the Closing Date in accordance with generally accepted accounting principles is less than $10,000,000 by an amount greater than $500,000, the number of shares of Holdings Common Stock to be issued in accordance with Section 2.3(a) above shall be decreased by a number of shares equal to (1) $10,000,000 less (2) the book value as of Closing, divided by the Average Closing Price, and the Holders shall, in the manner provided below and in the Escrow Agreement (as hereinafter defined) return any excess shares of Holdings Common Stock to Holdings. The shares of Holdings Common Stock delivered into escrow pursuant to the Escrow Agreement (as hereinafter defined) shall stand as security for the Holders' obligations under this Section 2.3(b). The determination of book value will be made by Holdings no later than ninety (90) days after the Closing Date, and written notice thereof shall be provided to the Holders and the escrow agent under the Escrow Agreement. Such written notice shall indicate a date (the "Demand Date"), no earlier than ten (10) business days after the date on which such notice is received, on or after which Holdings may make demand upon the escrow agent for such excess shares. If Holders owning seventy percent (70%) or more of the Exchange Consideration notify Holdings and the escrow agent in writing prior to the Demand Date that they do not agree with such book value, the Demand Date will be postponed and such Holders and Holdings will attempt to agree on the book value within sixty (60) days after Holdings' determination thereof. If such Holders and Holdings are unable to agree, then Ernst & Young LLP or such other nationally recognized accounting firm acceptable to Holdings and the Holders owning seventy percent (70%) or more of the Exchange Consideration shall make such determination which shall be final and binding on all parties. The escrow agent is authorized to rely without investigation and to release to Holdings the excess shares upon (i) a demand made by Holdings after the Demand Date if Holders owning seventy percent (70%) or more of the Exchange Consideration have not notified the escrow agent in writing of an objection prior to the Demand Date,
(ii) a written determination from Ernst & Young LLP or such other nationally recognized accounting firm, or (iii) any writing signed by Holdings and the Holders owning seventy percent (70%) or more of the Exchange Consideration (each of (i), (ii) and (iii) shall constitute an Adjustment Notice for purposes of Section 4(b) of the Escrow Agreement).

  (c) The Exchange Consideration, the amount and calculation of which shall be set forth on a certificate executed by each of the parties at the Closing, will be allocated among the Holders according to their respective Pro Rata Portions. Share certificates evidencing the Exchange Consideration shall be delivered to the Holders at the Closing, if at all practicable; and if not, then irrevocable instructions regarding the issuance of the Exchange Consideration to each of the Holders shall be delivered to the Exchange Agent at Closing with the certificates representing the Exchange Consideration to be delivered as soon as practicable thereafter. No fractional shares of Holdings Common Stock shall be issuable by Holdings to any Holder in connection with the Exchange. In lieu of any such fractional shares, each Holder who would otherwise have been entitled to receive a fraction of a share of Holdings Common Stock shall be entitled to receive instead an amount in cash equal to such fraction multiplied by the Average Closing Price.

  2.4. Escrow. At the Effective Time, Holdings shall deliver to the escrow agent or any successor escrow agent appointed pursuant to the Escrow Agreement, certificates evidencing 750,000 shares of the Exchange Consideration, such shares to be allocated among the Holders in accordance with their respective Pro Rata Portions and to be held and applied in accordance with the Indemnification Agreement and the Escrow Agreement. Subject to the restrictions set forth in Section 5.3, if between the date hereof and the Effective Time, the issued and outstanding shares of ATMI Common Stock shall have been combined, split, reclassified or otherwise changed into a different number of shares or a different class of shares, an appropriate adjustment to the number of shares of Holdings Common Stock to be delivered into escrow shall be made.

  2.5. Average Closing Price. The term "Average Closing Price" shall mean the average closing price of ATMI Common Stock on The Nasdaq National Market for the twenty (20) trading days ended five (5) days prior to the date of ATMI's meeting of stockholders to approve the Merger; provided that (i) in the event that the Average Closing Price is greater than $16 per share, the Average Closing Price shall be deemed to be $16 per share; and (ii) in the event that the Average Closing Price is less than $14 per share, the Average Closing Price shall be deemed to be $14 per share.

  2.6. Tax Treatment. The parties intend and expect that (i) the Merger will qualify as a reorganization within the meaning of Section 368 of the Code in a transaction which is described in Section 351 of the Code, and (ii) that, as a result of the simultaneous closing of the Merger and Exchange, the Holders will be treated as having exchanged their Interests in a transaction which is described in Section 351 of the Code.

  2.7. Accounting Treatment. The parties intend and expect that the Reorganization shall be accounted for as a pooling of interests.

                                  ARTICLE III

                       Representations and Warranties of
                                the ADCS Group

  The ADCS Group hereby jointly and severally represent and warrant to the ATMI Group that, except as set forth in the ADCS DISCLOSURE SCHEDULE attached hereto (which ADCS Disclosure Schedule makes explicit reference to the particular subsection as to which exception is taken, which in each case shall constitute the sole subsection as to which such exception shall apply, and the statements in such ADCS Disclosure Schedule shall be deemed to be representations and warranties), as supplemented pursuant to Section 5.19, and acknowledge and confirm that the ATMI Group is relying upon such representations and warranties in connection with the execution, delivery and performance of this Agreement and the Additional Agreements to which the ATMI Group is a party described in Section 6.1(f) below (the "Additional Agreements") and the completion of the Reorganization, notwithstanding any investigation made by the ATMI Group or on its behalf:

  3.1. Capitalization; Options, Warrants, Rights. SCHEDULE 3.1 sets forth the aggregate number of all of the shares of any class of stock, other securities or other ownership interests (such types of securities are herein referred to collectively as "Securities"), including the Capital Stock and the Membership Interests, which the

ADCS Group and each ADCS Group Subsidiary (as hereinafter defined) are authorized to issue (the "ADCS Group Securities"), the aggregate number of all of the ADCS Group Securities issued and outstanding and the record and beneficial owners of all of the issued and outstanding ADCS Group Securities. All Securities of the ADCS Group have been validly authorized and issued and are fully paid and non-assessable, and have not been issued in violation of any preemptive, first refusal or other subscription rights of any holder of any ADCS Group Securities or any other person, and have been issued in compliance with applicable foreign, federal and state securities laws. The Capital Stock constitutes all of the issued and outstanding shares of capital stock of ADCS Nevada and ADCS Manager. Except as set forth on SCHEDULE 3.1, the Membership Interests constitute all of the membership interests of ADCS Holdings. With respect to the ADCS Group and each ADCS Group Subsidiary, there are no outstanding or existing (i) proxies, voting trusts, or other agreements or understandings with respect to the voting of the ADCS Group Securities,
(ii) ADCS Group Securities convertible into or exchangeable for other ADCS Group Securities, (iii) options, warrants or other rights to purchase or subscribe for ADCS Group Securities (other than this Agreement) or ADCS Group Securities convertible into or exchangeable for other ADCS Group Securities, or (iv) agreements of any kind relating to the issuance or purchase of ADCS Group Securities or ADCS Group Securities convertible into or exchangeable for other ADCS Group Securities. No member of the ADCS Group holds or owns, directly or indirectly, any Securities of any other corporation, or has any direct or indirect equity or ownership interest in any association, partnership, joint venture or other entity other than (i) through mutual funds or other similar investment vehicles over which no investment discretion is retained, (ii) publicly-traded Securities having a market value of $25,000 or less per issuer, (iii) ADCS Group Securities and (iv) as identified on
SCHEDULE 3.1 (each corporation, association, partnership, joint venture or other entity in which any member of the ADCS Group owns, directly or indirectly, twenty percent (20%) or more of the issued and outstanding Securities are referred to herein as the "ADCS Group Subsidiaries"). A true and correct organizational chart for the ADCS Group and the ADCS Group Subsidiaries, indicating ownership interests, is attached hereto as part of
SCHEDULE 3.1 (the "Organizational Chart").

  3.2. Ownership of Interests. (a) A current list of the record holders of the Capital Stock and the Membership Interests is set forth on SCHEDULE 3.1. Each of such record holders is the record and beneficial owner of the number of ADCS Group Securities shown on SCHEDULE 3.1, and such ADCS Group Securities are, to the ADCS Group's knowledge, free and clear of all liens, pledges, security interests, charges, claims and other encumbrances, and will be so free and clear as of the Closing.

  (b) Each of the ADCS Group is the record and beneficial owner of the number of ADCS Group Securities shown on the Organizational Chart, free and clear of all liens, pledges, security interests, charges, claims and other encumbrances.

  3.3. Organization, Good Standing and Power. (a) Each member of the ADCS Group, each ADCS Group Subsidiary and each Holder which is an entity is a corporation, limited partnership or limited liability company, as the case may be, duly organized, validly existing and in good standing under the laws of its state or country of organization, is authorized to do business as a foreign corporation, foreign limited partnership or foreign limited liability company, as the case may be, in the jurisdictions set forth on SCHEDULE 3.3 and is not required to be authorized to do business as a foreign corporation, foreign limited partnership or foreign limited liability company, as the case may be, in any other jurisdiction (within or without the United States) by reason of the nature of the business now being conducted by it or the properties owned or leased or operated by it in which the failure to be so qualified would have a material adverse effect on the assets, liabilities, results of operations, financial condition or business of the ADCS Group and the ADCS Group Subsidiaries taken as a whole (an "ADCS Material Adverse Effect").

  (b) The ADCS Group, each ADCS Group Subsidiary and each Holder which is an entity have the requisite power, corporate or otherwise, to own, lease and operate its properties and carry on its business as it is now being conducted by it, and has the power and authority, corporate or otherwise, to execute, deliver and perform this Agreement and the Additional Agreements to which it is a party and consummate the transactions contemplated hereby and thereby.

  (c) The ADCS Group and each ADCS Group Subsidiary conducts its business under the trade names and other assumed names set forth on Schedule 3.3.

  3.4. Organizational Documents. With respect to the ADCS Group, each ADCS Group Subsidiary and each Holder which is an entity, the ADCS Group has heretofore made available to the ATMI Group a complete and correct copy of (i) each corporation's Certificate or Articles of Incorporation, as amended to date, (ii) each corporation's By-Laws, as amended to date, (iii) each limited liability company's Articles of Organization or similar instrument, as amended to date, (iv) each limited liability company's Operating Agreement or similar agreement, as amended to date, and (v) each limited partnership's certificate of limited partnership and Limited Partnership Agreement, each as amended to date (items (i) through (v) being referred to herein as the "ADCS Organizational Documents"). Each of the foregoing are in full force and effect, and none of the ADCS Group, any ADCS Group Subsidiary, any Holder or to the ADCS Group's knowledge, any other party to the ADCS Organizational Documents, is in violation of any of the provisions thereof. There are no proceedings for the amendment or modification of or any other change in the ADCS Organizational Documents. There are no proceedings for the dissolution or liquidation of the ADCS Group, any ADCS Group Subsidiary or any Holder which is an entity or, to its knowledge, threatening the existence of the ADCS Group, any ADCS Group Subsidiary or any Holder which is an entity. The ADCS Group has made available to the ATMI Group the minute books and stock records of each member of the ADCS Group and each ADCS Group Subsidiary.

  3.5. Authorizations. The ADCS Group has taken all action, corporate or otherwise, necessary to authorize the execution, delivery and performance of this Agreement and, as applicable, the Additional Agreements to which it is a party. Such execution, delivery and performance and the other transactions contemplated hereby do not and will not violate, result in any default, acceleration or loss of any material benefit under, permit any third party to rescind any term or provision of, or conflict with any terms of, the ADCS Organizational Documents, any law, lien, order, award, judgment, decree, Permit (as hereinafter defined), or any material agreements or contracts to which the ADCS Group, any ADCS Group Subsidiary or any Holder is a party or is subject or by which the ADCS Group, any ADCS Group Subsidiary or any Holder or their assets is bound or result in the creation of any lien, charge or encumbrance upon any of the assets, real, personal or mixed, tangible or intangible, of the ADCS Group, any ADCS Group Subsidiary or any Holder or upon the Interests. Each of this Agreement and the Additional Agreements to which the ADCS Group is a party when executed will constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer and other similar laws affecting the enforceability of creditors' rights generally.

  3.6. ADCS Commitments.

  (a) Definitions. The following definitions shall apply for purposes of this
Section 3.6:

    (i) "ADCS Commitments" means all of the current written or oral leases, agreements, contracts, instruments, indentures, notes and other documents ("Commitments") to which the ADCS Group or any ADCS Group Subsidiary is a party other than the ADCS Group Employee Benefit Plans (as hereinafter defined). Not included in the definition of ADCS Commitments are discussions, negotiations or Proposals (as defined below) between ADCS Group representatives and third parties.

    (ii) "Proposal" means all of the current written offers, quotes or proposals presented by the ADCS Group or any ADCS Group Subsidiary, which written offer, quote, or proposal has not yet: (1) expired, (2) been rejected, or (3) resulted in the execution of an ADCS Commitment.

  (b) Schedule of ADCS Commitments and Proposals. SCHEDULE 3.6 hereto sets forth a list of the following:

    (i) any ADCS Commitments creating or evidencing rights to purchase ADCS Group Securities;

    (ii) any ADCS Commitments among stockholders, members, partners, or other persons or entities holding ADCS Group Securities with respect to such ADCS Group Securities;

    (iii) any ADCS Commitments, not including purchase orders placed by any member of the ADCS Group, creating or evidencing indebtedness in excess of $50,000.00 for money borrowed by the ADCS Group or any ADCS Group Subsidiary;

    (iv) any ADCS Commitments mortgaging, pledging, granting, or creating a lien or security interest or other encumbrance on any real or personal property of the ADCS Group or any ADCS Group Subsidiary;

    (v) any ADCS Commitments creating or evidencing any guaranty by the ADCS Group or any ADCS Group Subsidiary of payment or performance by any other party involving in excess of $50,000.00;

    (vi) any ADCS Commitments pursuant to which the ADCS Group or any ADCS Group Subsidiary reasonably expects to receive aggregate payments in excess of $250,000 in calendar year 1997;

    (vii) any ADCS Commitments with any dealer, sales representative, broker or other distributor, jobber, advertiser or sales agency;

    (viii) any ADCS Commitments involving an obligation to pay in excess of $100,000.00 to or from the ADCS Group or any ADCS Group Subsidiary for the furnishing or purchase of machinery, equipment, goods or services;

    (ix) any ADCS Commitments (including private placement brochures) relating to the future sale or repurchase of ADCS Group Securities;

    (x) any ADCS Commitments to register under the Securities Act any ADCS Group Securities;

    (xi) any ADCS Commitments involving a sharing of profits or expenses, including, but not limited to, any joint venture agreements;

    (xii) any ADCS Commitments limiting the freedom of the ADCS Group or any ADCS Group Subsidiary to engage in any line of business;

    (xiii) any ADCS Commitments limiting the freedom of the ADCS Group or any ADCS Group Subsidiary to operate in any geographic area;

    (xiv) any ADCS Commitments limiting the freedom of the ADCS Group or any ADCS Group Subsidiary to compete with any party;

    (xv) any ADCS Commitments limiting the freedom of the ADCS Group or any ADCS Group Subsidiary to disclose or use any information material to the operation of the business of the ADCS Group or any ADCS Group Subsidiary;

    (xvi) any collective bargaining agreements;

    (xvii) any ADCS Commitments containing any unpaid severance liabilities or obligations involving in excess of $5,000.00;

    (xviii) any fidelity or surety bond or completion bond involving in excess of $10,000.00;

    (xix) any ADCS Commitments relating to capital expenditures involving future obligations in excess of $100,000.00;

    (xx) any ADCS Commitments for construction of physical facilities involving in excess of $100,000.00;

    (xxi) any ADCS Commitments providing for disposition of any line of business, material assets or ADCS Group Securities;

    (xxii) any ADCS Commitments providing for acquisition of any line of business, material assets or Securities of any other business, which Securities have a fair market value in excess of $50,000;

    (xxiii) any ADCS Commitments providing for merger or consolidation (including letters of intent) with any other business;

    (xxiv) any ADCS Commitments pertaining to maintenance or support of products, services or supplies; and

    (xxv) any Proposals to enter into any future ADCS Commitments which, if currently in effect would be described under this Section 3.6(b)(i),
  (b)(ii), (b)(ix), (b)(xi), (b)(xii), (b)(xiii), (b)(xiv), (b)(xxi),
  (b)(xxii) or (b)(xxiii) as an ADCS Commitment or which involve transactions not in the ordinary course of business.

  (c) The ADCS Group and each ADCS Group Subsidiary have complied in all material respects with and are not in material default under any of the ADCS Commitments.

  (d) Neither the ADCS Group nor any ADCS Group Subsidiary has granted or been granted any waiver or forbearance with respect to any ADCS Commitment with any customer or with any lender that in either case is in excess of $50,000.00.

  (e) Neither the ADCS Group nor any ADCS Group Subsidiary has granted or been granted any waiver or forbearance with respect to any ADCS Commitments to provide goods or services to customers that produced aggregate payments in the year ending December 31, 1996 of at least $250,000.00 to the ADCS Group or any ADCS Group Subsidiary.

  (f) The ADCS Commitments listed on Schedule 3.6 are valid and are in full force and effect as to the ADCS Group or an ADCS Group Subsidiary, as the case may be (and, to the knowledge of the ADCS Group, the other parties thereto).

  (g) Except as otherwise noted and reserved against in the ADCS Financial Statements (as hereinafter defined), none of the ADCS Commitments listed on
Schedule 3.6 could reasonably be expected to result in the successful assertion or claim of any material liability against the ADCS Group or any ADCS Group Subsidiary in excess of that anticipated by the ADCS Commitment.

  (h) To the ADCS Group's knowledge, no event has occurred, or could reasonably be expected to occur, that (after notice and lapse of time, or both) would become a breach or default under any ADCS Commitment (other than termination as the result of the expiration, absent a default, of the term of the ADCS Commitment).

  (i) True copies of all written ADCS Commitments and reasonably accurate descriptions of all oral ADCS Commitments, including any amendments thereto and modifications thereof, have been made available to the ATMI Group.

  3.7. Restrictions; Burdensome Agreements. None of the ADCS Group, any ADCS Group Subsidiary or any Holder is a party to any contract, commitment or agreement (including the ADCS Commitments), and none of the ADCS Group, any ADCS Group Subsidiary or any Holder or any of their respective properties and assets is subject to or bound or affected by any charter, by-law, operating agreement, limited partnership agreement, or other organizational restriction, or any order, judgment, decree, law, statute, ordinance, rule, regulation, Permit or other restriction of any kind or character, which would (i) prevent the ADCS Group from entering into this Agreement and the Additional Agreements to which it is a party or prevent the ADCS Group or any Holder from consummating the transactions contemplated hereby and thereby, or (ii) have an ADCS Material Adverse Effect and has not been disclosed in a Schedule hereto.

  3.8. Condition of the Assets. Except as would not have an ADCS Material Adverse Effect, the tangible assets of the ADCS Group and each ADCS Group Subsidiary, including real, personal and mixed, material to the operation of its business are in good condition and repair, ordinary wear and tear excepted, and suitable for the uses intended. The assets of the ADCS Group and each ADCS Group Subsidiary are operated in conformity in all material respects with all applicable laws, ordinances, regulations, orders, Permits and other requirements relating thereto adopted or currently in effect. Schedule 3.8 sets forth a list of each asset (other than intangible assets listed on Schedule 3.26 and other than as set forth on Schedule 3.20) having a book value in excess of $50,000, indicating whether each such asset is owned or leased by the ADCS Group or any ADCS Group

Subsidiary, and setting forth where each such asset is located. Since the Balance Sheet Date (as hereinafter defined), neither the ADCS Group nor any ADCS Group Subsidiary has, except in the ordinary course of business, acquired or sold or otherwise disposed of any of its assets. Schedule 3.8 also includes a list of each lease under which the ADCS Group or any ADCS Group Subsidiary leases an asset (other than leased real property) having replacement cost of $50,000 or more. The leases and other agreements or instruments under which the ADCS Group or any ADCS Group Subsidiary holds, leases, subleases or is entitled to the use of any of the assets having a replacement cost of $50,000 or more are in full force and effect, and all rentals, royalties or other payments payable thereunder have been duly paid or provided for by adequate reserves. No default or event of default by the ADCS Group or any ADCS Group Subsidiary exists, and no event which, with notice or lapse of time or both, would constitute a default by the ADCS Group or any ADCS Group Subsidiary, has occurred and is continuing, under terms or provisions, express or implied, of any lease, agreement or other instrument or under the terms or provisions of any agreement to which any of its assets is subject which leases, agreements or other instruments individually or in the aggregate involve assets having a book value of $50,000 or more, nor has the ADCS Group or any ADCS Group Subsidiary received notice of any claim of such default.

  3.9. Title; Absence of Liens and Encumbrances, Etc. Each member of the ADCS Group and each ADCS Group Subsidiary has good, valid, and marketable title to its assets, free and clear of all mortgages, security interests, claims, liens, charges, title defects, encumbrances, restrictions on use or transfer or other defects. Except for Securities representing an interest in a member of the ADCS Group or an ADCS Group Subsidiary and except as set forth on
Schedule 3.9 hereto, ADCS LP has good, valid and marketable title to all of the tangible assets owned by the ADCS Group.

  3.10. Government and Other Consents. No consent, authorization or approval of, exemption by, or filing with any governmental, public or self-regulatory body or authority or other party is required in connection with the execution, delivery and performance by the ADCS Group of this Agreement, the Additional Agreements to which it is a party or any of the instruments or agreements required to be executed and delivered pursuant to this Agreement or any Additional Agreement, or the consummation of the Exchange, except under any applicable federal and state securities laws and the HSR Act (as hereinafter defined).

  3.11. Franchises, Permits, Licenses; Compliance with Applicable Laws and Court Orders. Except for intellectual property matters covered by Section 3.26, the ADCS Group and each ADCS Group Subsidiary have all requisite franchises, permits, licenses, authorizations, variances, orders and approvals of governmental or administrative authorities (each a "Permit" and together the "Permits") necessary to own, lease or operate its properties or necessary for the conduct of its business as currently conducted, other than those the absence of which would not result in an ADCS Material Adverse Effect. All such Permits are in full force and effect, and there is no condition, nor has any event occurred, which constitutes or with the giving of notice, or passage of time, or both, would constitute a violation of the terms of any Permit, and to the knowledge of the ADCS Group, no suspension or cancellation of any of them is pending or threatened. Neither the execution of this Agreement or the Additional Agreements to which any of the ADCS Group is a party nor the consummation of the transactions contemplated hereby or thereby would constitute a violation of the terms of any such Permit or grounds for the termination of any such Permit. Schedule 3.11 contains a complete list of all such Permits and any outstanding applications for Permits to which the ADCS Group or any ADCS Group Subsidiary is a party. No application for a Permit filed by or on behalf of the ADCS Group or any ADCS Group Subsidiary, or in connection with a facility operated by the ADCS Group or any ADCS Group Subsidiary, within the last five (5) years has been denied, other than the denial of Permits which individually or in the aggregate did not or does not have an ADCS Material Adverse Effect. The ADCS Group and each ADCS Group Subsidiary have, in the operation of its business, duly complied with all applicable laws, rules, regulations, Permits and orders of federal, state, local and foreign governments, except where the failure to comply did not or does not have an ADCS Material Adverse Effect. Neither the ADCS Group nor any ADCS Group Subsidiary is in default, and no event has occurred that with notice or the passage of time or both would constitute such a default, with respect to any order, judgment, writ, injunction, decree, award, Permit, rule or regulation of any court, governmental or regulatory body or arbitrator which restrains or limits in any material respect the operation of the business of, or the use of the assets of, the ADCS Group and ADCS Group Subsidiaries taken as a whole. To the knowledge of the ADCS Group, no officer, director, member or partner of the ADCS Group would be unable to give the representation that none of the events or circumstances described in Rule 262 of Regulation A under the Securities Act have occurred.

  3.12. Financial Statements. The ADCS Group has made available to the ATMI Group financial information respecting the ADCS Group, a copy of which is annexed hereto as Schedule 3.12, as follows: (i) audited consolidated balance sheet at March 31, 1996 and audited combined balance sheet at December 31, 1996, and (ii) audited consolidated financial statements of the ADCS Group for the year ended March 31, 1996, and audited combined financial statements for the nine (9) months ended December 31, 1996 (the "Balance Sheet Date") (the financial statements referred to in clauses (i) and (ii) collectively called the "ADCS Financial Statements"). The ADCS Financial Statements fairly present the financial position and results of operations of the ADCS Group for the periods then ended and the financial position of the ADCS Group at the dates thereof in accordance with generally accepted accounting principles (subject to normal year-end adjustments for unaudited interim financial statements, if any). The ADCS Group and each ADCS Group Subsidiary has maintained its books of account in accordance with applicable laws, rules and regulations of government authorities and with generally accepted accounting principles consistently applied, and such books of account are and, during the period covered by the ADCS Financial Statements were, correct and complete in all material respects, fairly and accurately reflect or reflected the income, expenses, assets and liabilities of the ADCS Group, including the nature thereof and the transactions giving rise thereto, and provide or provided a fair and accurate basis for the preparation of the ADCS Financial Statements.

  3.13. Absence of Undisclosed Liabilities. Neither the ADCS Group nor any ADCS Group Subsidiary has any liabilities or obligations, either absolute, accrued, contingent or otherwise, which individually or in the aggregate would have an ADCS Material Adverse Effect, and which (i) have not been reflected in the ADCS Financial Statements, (ii) have not been described in this Agreement or in any of the Schedules hereto, or (iii) have been incurred since the Balance Sheet Date other than in the ordinary course of its business consistent with past practices.

  3.14. Absence of Certain Changes. Since the Balance Sheet Date there has not been, except as described in Schedule 3.14 hereto:

  (a) any material adverse change in the business, financial condition, assets or liabilities, results of operations, or prospects of the ADCS Group and the ADCS Group Subsidiaries taken as a whole other than changes in the ordinary course of business, which changes have not in the aggregate been, and do not, to the ADCS Group's knowledge, threaten to become, materially adverse to the business, financial condition, assets or liabilities, results of operations, or prospects of the ADCS Group and the ADCS Group Subsidiaries taken as a whole;

  (b) any damage, destruction or loss in excess of $25,000 (whether or not covered by insurance) adversely affecting any of the assets or business of the ADCS Group or any ADCS Group Subsidiary;

  (c) any ADCS Commitment or liability undertaken or incurred by the ADCS Group or any ADCS Group Subsidiary (whether absolute, accrued, contingent or otherwise and whether due or to become due), or any transaction entered into by the ADCS Group or any ADCS Group Subsidiary which is material to the ADCS Group and the ADCS Group Subsidiaries taken as a whole, other than items incurred or entered into in the ordinary course of business and consistent with past practices of the ADCS Group or any ADCS Group Subsidiary;

  (d) any payment, discharge or satisfaction of any claim, lien, encumbrance or liability of the ADCS Group or any ADCS Group Subsidiary outside the ordinary course of business in excess of $5,000 individually or $50,000 in the aggregate;

  (e) any sale, transfer, conveyance, assignment, lease, license, pledge, mortgage or other disposition or encumbrance by the ADCS Group or any ADCS Group Subsidiary of any asset of the ADCS Group or any ADCS Group Subsidiary having a value more than $20,000 individually or $50,000 in the aggregate, except in the ordinary course of business and consistent with past practices of the ADCS Group or any ADCS Group Subsidiary;

  (f) any modification, amendment, cancellation, termination, revocation, rescission, or waiver of any rights with value to the ADCS Group or any ADCS Group Subsidiary in excess of $20,000 pursuant to any ADCS Commitments;

  (g) any material change in the accounting methods or practices followed by the ADCS Group or any ADCS Group Subsidiary or any change in the depreciation or amortization policies or rates theretofore adopted and applied;

  (h) any (i) grant of any severance or termination pay to any director, officer, employee, partner or member of the ADCS Group or any ADCS Group Subsidiary in excess of $25,000, (ii) entering into of any employment, severance, management, consulting, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer, employee, partner or member of the ADCS Group or any ADCS Group Subsidiary, except for employment agreements entered into in the ordinary course of business (which agreements do not involve any Holder or which individually or in the aggregate are not material to the financial condition or results of operations of the ADCS Group and the ADCS Group Subsidiaries taken as a whole), (iii) change in benefits payable under existing severance or termination pay policies or employment, severance, management, consulting or other similar agreements, other than normal yearly adjustments, or (iv) change in compensation, bonus or other benefits payable to any director, officer, employee, partner or member of the ADCS Group or any ADCS Group Subsidiary, other than normal yearly adjustments, and other than any increase pursuant to any ADCS Group Employee Benefit Plan, the formulae or commission rates of which have not been amended or changed;

  (i) declared, paid or set aside for payment by the ADCS Group or any ADCS Group Subsidiary any dividend or other distribution in respect of ADCS Group Securities, or redeemed, purchased or otherwise acquired any of their respective ADCS Group Securities;

  (j) issued, authorized for issuance, or entered into any commitment to issue any Security, bond, note or other debt obligation of the ADCS Group or any ADCS Group Subsidiary;

  (k) any transaction or payments between (i) any Holder or any related party or entity and (ii) the ADCS Group or any ADCS Group Subsidiary not in the ordinary course of business;

  (l) the termination, whether voluntary or involuntary, of any material employee of the ADCS Group or any ADCS Group Subsidiary or of any material relationship between the ADCS Group or any ADCS Group Subsidiary and a consultant; or

  (m) any agreement or understanding entered into by the ADCS Group or any ADCS Group Subsidiary whether in writing or otherwise, for the ADCS Group, any ADCS Group Subsidiary or, to the ADCS Group's knowledge, any Holder to take any of the actions specified in this Section 3.14.

  3.15. Indebtedness. Neither the ADCS Group nor any ADCS Group Subsidiary has any obligation for money borrowed or under any guarantee nor any agreement or arrangement to borrow money or to enter into any such guarantee, and as of the Closing Date, neither the ADCS Group nor any ADCS Group Subsidiary will have any obligation for money borrowed nor any agreement or arrangement to borrow money, and neither the ADCS Group nor any ADCS Group Subsidiary will have any guarantee outstanding nor any agreement or commitment to enter into any such guarantee.

  3.16. Accounts Receivable. No amounts in excess of $10,000 individually or $50,000 in the aggregate included in the accounts receivable of the ADCS Group or any ADCS Group Subsidiary in the ADCS Financial Statements have been released or are, or are currently expected to be, regarded under generally accepted accounting principles as unrecoverable in whole or in part except to the extent there shall have been an appropriate bad debt reserve therefor. Such receivables are not, to the knowledge of the ADCS Group, subject to any counterclaim, refusal to pay or setoff not reflected in the reserves set forth on the ADCS Financial Statements. Schedule 3.16 hereto sets forth a list of all accounts receivable of the ADCS Group or any ADCS Group Subsidiary as of the close of business on the Balance Sheet Date, none of which, to the ADCS Group's knowledge, is owing from a debtor that has become bankrupt or insolvent or has been pledged to any third party.

  3.17. Supplies. The supplies of the ADCS Group and the ADCS Group Subsidiaries taken as a whole consist of a quality and quantity generally adequate for and usable in the ordinary course of business consistent with past practice.

  3.18. No Prebillings. Neither the ADCS Group nor any ADCS Group Subsidiary has prebilled or received payment, and the ADCS Group and the ADCS Group Subsidiaries will not prebill or receive payment, from any of its accounts for goods to be delivered or for services to be rendered or for expenses to be incurred subsequent to the Closing Date, except in the ordinary course of business and consistent with past practices of the ADCS Group or any ADCS Group Subsidiary.

  3.19. Taxes.

  (a) All returns, reports, information statements, and other forms or documentation (the "Returns") related to Taxes (as hereinafter defined) required to be filed or maintained on or before the Closing Date with respect to the business, activities or assets of the ADCS Group or any ADCS Group Subsidiary, have been filed or maintained, or will be filed or maintained on or before the Closing Date, in accordance with all applicable laws (after taking into account extensions duly obtained), and no penalties or other charges are due or could reasonably be expected to become due with respect to the late filing of any Return. All Returns are or will be accurate and complete in all material respects and properly reflect the Taxes due for the periods covered thereby. All Taxes due and payable, whether or not called for by the Returns, and all Taxes properly allocable to periods ending on or before the Closing Date have been paid, adequately provided for in the ADCS Financial Statements or any ADCS Group Subsidiary's financial statements, or properly protested or will be so paid, reserved for or protested by the Closing Date, and the ADCS Group and each ADCS Group Subsidiary have maintained all required records with respect to Taxes. All Taxes required to be withheld or collected by the ADCS Group or any ADCS Group Subsidiary have been duly withheld or collected and have been paid over to the appropriate governmental authorities, or are held in separate bank accounts established exclusively for such purpose. Except as set forth on Schedule 3.19 hereto, no audit or investigation of any Return is pending or, to the knowledge of the ADCS Group, threatened. Schedule 3.19 hereto sets forth the status of any audit that is pending, including the amounts of any deficiencies and additions to Tax indicated on any notices of proposed deficiency or statutory notices of deficiency that may have been issued in connection therewith and all of such deficiencies or additions to Tax have been paid. There are no requests for rulings pending before any taxing authority. Schedule 3.19 sets forth the states in which the ADCS Group or any ADCS Group Subsidiary has filed Returns relating to Taxes for the taxable years ended March 31, 1994 through March 31, 1996. Neither the ADCS Group nor any ADCS Group Subsidiary has executed or filed with the Internal Revenue Service or any other domestic or foreign taxing authority any agreement extending the period for assessment or collection of any Taxes, and neither the ADCS Group nor any ADCS Group Subsidiary has waived any law or regulation fixing the period for assessment or collection of Taxes. Neither the ADCS Group nor any ADCS Group Subsidiary is a party to any pending action or proceeding by any domestic or foreign governmental authority for assessment or collection of Taxes, and no claim for assessment or collection of Taxes has been asserted or threatened against the ADCS Group or any ADCS Group Subsidiary for which provision has not been made in the ADCS Financial Statements or any ADCS Group Subsidiary's financial statements. There are no tax liens upon any of the properties or assets of the ADCS Group or any ADCS Group Subsidiary other than liens for Taxes not yet due and payable. True and complete copies of the income tax returns of the ADCS Group and each ADCS Group Subsidiary for the three (3) fiscal years ended in 1994 through 1996, as filed with the Internal Revenue Service and all other domestic or foreign taxing authorities, have previously been made available to the ATMI Group.

  As used herein, "Taxes" (or "Tax" where the context requires) shall mean all federal, state, county, local, foreign and other taxes (including, without limitation, income, profits, premium, estimated, excise, stamp, sales, use, occupancy, gross receipts, franchise, ad valorem, value added, severance, capital levy, production, transfer, gains, withholding, employment, social security, workers' compensation, unemployment compensation, payroll-related and property taxes (real and personal), imposts, custom duties and other governmental charges and assessments of whatever kind), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest or penalties with respect thereto.

  (b) No sales, use or other transfer or conveyance taxes are or will become payable by the ADCS Group or the ATMI Group solely as a consequence of the Exchange, other than taxes based upon the net income of the parties.

  3.20. Facilities. SCHEDULE 3.20 hereto sets forth a list of all of the real property and all of the buildings, warehouses and storage facilities owned, leased or operated by the ADCS Group or any ADCS Group Subsidiary during the last five (5) years (the "ADCS Premises"), indicating where such property or facility is located, whether such property is owned, leased, occupied and/or operated by the ADCS Group or any ADCS Group Subsidiary and the date of acquisition or occupancy thereof. The leases and other agreements or instruments under which the ADCS Group or any ADCS Group Subsidiary holds, leases, subleases, occupies or is entitled to the use of the ADCS Premises are in full force and effect, and all rentals, royalties or other payments payable thereunder prior to the date hereof have been duly paid. Neither the ADCS Group nor any ADCS Group Subsidiary is in default in any material respect, and no event has occurred that with notice or the passage of time or both would constitute such a default, with respect to any such leases and other such agreements or instruments. The current use by the ADCS Group or any ADCS Group Subsidiary and, to the knowledge of the ADCS Group, by any third party, of the ADCS Premises complies in all material respects with all applicable zoning laws and building and use restrictions. Neither the ADCS Group nor any ADCS Group Subsidiary has received a notice of violation of any applicable law, ordinance, regulation, order, Permit or requirement (other than Environmental Laws which are addressed in Section 3.31) relating to its operations or the ADCS Premises, nor has the ADCS Group or any ADCS Group Subsidiary failed to comply in any material respect with any provision or condition of any such lease, agreement or other instrument with respect to the ADCS Premises. All buildings, plants, and structures owned by the ADCS Group or any ADCS Group Subsidiary lie wholly within the boundaries of the real property owned by it and do not encroach upon the property of, or otherwise materially conflict with the property rights of, any other person.

  3.21. Insurance. Schedule 3.21 sets forth a list of the policies of insurance and fidelity or surety bonds carried by the ADCS Group and the ADCS Group Subsidiaries. Neither the ADCS Group nor any ADCS Group Subsidiary has failed to present or to give any notice with respect to any material claim under any insurance policy in due and timely fashion, and all insurance premiums due and payable by the ADCS Group or any ADCS Group Subsidiary in connection with the policies set forth on Schedule 3.21 prior to the Closing Date have been or will be paid. There are no outstanding written requirements or material written recommendations by any insurance company that issued a policy with respect to any of the properties and assets of the ADCS Group or any ADCS Group Subsidiary, by any Board of Fire Underwriters or other body exercising similar functions or by any governmental authority requiring or recommending any repairs or other work to be done on or with respect to any of the properties and assets of the ADCS Group or any ADCS Group Subsidiary or requiring or recommending any equipment or facilities to be installed on or in connection with any of the assets. The unemployment insurance ratings and contributions of the ADCS Group and each ADCS Group Subsidiary are also set forth on Schedule 3.21.

  3.22. Books and Records. The books of account and other financial and corporate records of the ADCS Group and each ADCS Group Subsidiary are complete and accurate in all material respects and are maintained in accordance with good business practices. The minute books of the ADCS Group and each ADCS Group Subsidiary as previously made available to the ATMI Group and its counsel, contain accurate records of all meetings and accurately reflect all other action of the stockholders, directors, partners and members (and committees thereof) of the ADCS Group and each ADCS Group Subsidiary.

  3.23. Employees. SCHEDULE 3.23 contains a true and complete list of all of the officers and directors, partners and members of the ADCS Group and the ADCS Group Subsidiaries, specifying their office or title, and a true and complete list of all the employees of the ADCS Group and each ADCS Group Subsidiary as of the date hereof. Neither the ADCS Group nor any ADCS Group Subsidiary has any written or oral contract of employment with any employee of the ADCS Group or any ADCS Group Subsidiary, and neither the ADCS Group nor any ADCS Group Subsidiary is a party to or subject to any collective bargaining agreement nor has been a party to or subject to any collective bargaining agreement or collective bargaining plan during the last five (5) years. Neither the ADCS Group nor any ADCS Group Subsidiary is a party to any pending nor, to the ADCS Group's knowledge, threatened labor dispute affecting the ADCS Group or any ADCS Group Subsidiary. The ADCS Group and each ADCS Group Subsidiary have complied in all material respects with all applicable foreign, federal, state and local laws, ordinances, rules and regulations and requirements relating to the employment of labor, including, but not limited to, the provisions thereof relative to wages, hours, collective bargaining, drug testing, personnel policies and practices, payment of Social Security, unemployment and withholding taxes, and ensuring equality of opportunity for employment and advancement of minorities and women. To the knowledge of the ADCS Group, neither the ADCS Group nor any ADCS Group Subsidiary is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. None of the ADCS Group or any ADCS Group Subsidiary has received notice from any employee listed on Schedule 3.23 as earning an annual base salary in excess of $40,000 that such employee is terminating his or her employment with the ADCS Group or any ADCS Group Subsidiary, nor to the knowledge of the ADCS Group does any such employee intend to terminate his or her employment with the ADCS Group or any ADCS Group Subsidiary.

  3.24. Employee Benefit Plans.

  (a) SCHEDULE 3.24 sets forth a list of every stock option, stock purchase, stock appreciation right, bonus, incentive, deferred or current compensation, excess benefits, profit sharing, pension, thrift, savings, retirement, severance, sickness, accident, medical, disability, hospitalization, vacation, insurance or other plan or agreement which provides benefits to or for or on behalf of any one or more employees of the ADCS Group or any ADCS Group Subsidiary (including former employees) or their beneficiaries (collectively, "ADCS Group Employee Benefit Plans"). The ADCS Group has made available to the ATMI Group true, correct and complete copies of all ADCS Group Employee Benefit Plans, as in effect on the date of this Agreement, all written descriptions or summaries thereof, all trust agreements or other funding arrangements (including insurance or group annuity contracts) relating thereto, all amendments thereto and all determination letters issued by the Internal Revenue Service with respect to such ADCS Group Employee Benefit Plans.

  (b) No employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) exists which covers or is maintained for the benefit of any of the employees of the ADCS Group or any ADCS Group Subsidiary or to which the ADCS Group or any ADCS Group Subsidiary or any Holder is required to make contributions on account of any employees of the ADCS Group or any ADCS Group Subsidiary.

  (c) There are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the ADCS Group, threatened against any ADCS Group Employee Benefit Plan, nor, to the knowledge of the ADCS Group, does any basis therefor exist. Each ADCS Group Employee Benefit Plan is in compliance in all material respects with all applicable requirements of ERISA and the Code and their regulations, and other applicable laws and regulations and has been administered in all material respects in accordance with its terms and with applicable legal requirements.

  (d) With respect to each ADCS Group Employee Benefit Plan,

    (i) the ADCS Group and each ADCS Group Subsidiary have performed or caused to be performed all obligations required to be performed under such ADCS Group Employee Benefit Plan (including, but not limited to, the making when due of all contributions required by the terms of such plan, by law, or by any collective bargaining agreement, or otherwise);

    (ii) the ADCS Group and each ADCS Group Subsidiary have complied in timely fashion with the terms of each ADCS Group Employee Benefit Plan and with all requirements of all laws, rules and regulations (including, but not limited to, ERISA and the Code) which are applicable to each ADCS Group Employee Benefit Plan and each ERISA Plan, including, but not limited to,

      (1) the filing when due of all required returns, reports and other documents, and

      (2) compliance with all rules concerning notifications and disclosures to participants and beneficiaries under each such plan;

    (iii) neither the ADCS Group nor any ADCS Group Subsidiary has engaged in any "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA nor has committed any breach of fiduciary responsibility under ERISA (or has any knowledge that any other person has engaged in any such prohibited transaction or committed any such breach) which could subject the ATMI Group and/or the Surviving Corporation to an excise tax or other liability under ERISA or the Code; and

    (iv) neither the ADCS Group nor any ADCS Group Subsidiary is in default under or in violation of (and has no knowledge of any default or violation by any other person of) the terms of any ADCS Group Employee Benefit Plan.

  (e) Except as set forth on SCHEDULE 3.24,

    (i) no employee pension benefit plan (as defined in Section 3(2)(A) of ERISA) which is sponsored by any member of the "controlled group" (as defined in Section 4001(a)(14) of ERISA) which includes the ADCS Group, any ADCS Group Subsidiary or any Holder (the "ADCS Controlled Group") has been terminated since September 2, 1974;

    (ii) no proceeding has been initiated to terminate any such employee pension benefit plan;

    (iii) there has been no "reportable event" (within the meaning of Section 4043(c) of ERISA) with respect to any such employee pension benefit plan, other than those with respect to which the requirement of thirty (30) days' notice, whether in advance of the event or following the event, to the Pension Benefit Guaranty Corporation ("PBGC") has been waived by regulation;

    (iv) no excise or other taxes (or interest or penalties with respect thereto) are due or owing with respect to any such employee pension benefit plan because of any failure to comply with the minimum funding standards of ERISA or for failing to comply with any other applicable requirement under ERISA or the Code;

    (v) all contributions to any such employee pension benefit plan have been made within the time provided by law;

    (vi) at no time during the last five (5) years has the ADCS Group or any ADCS Group Subsidiary or any member of the ADCS Controlled Group been a party to, or been required to make any contribution to, a "Multiemployer Plan" (as defined in Section 3(37) of ERISA), nor has the ADCS Group or any ADCS Group Subsidiary or any member of the ADCS Controlled Group made a complete or partial withdrawal from a Multiemployer Plan as a result of which any withdrawal liability has been or will be incurred by any of them;

    (vii) neither the ADCS Group or any ADCS Group Subsidiary nor any member of the ADCS Controlled Group has incurred any liability to the PBGC other than for the payment of annual premiums (and no such premium payments are currently due and owing); and

    (viii) neither the ADCS Group or any ADCS Group Subsidiary nor any member of the ADCS Controlled Group has entered into any transaction within the past five (5) years the purpose of which is to evade liability under Title IV of ERISA.

  (f) No ADCS Group Employee Benefit Plan (other than one which is an employee pension benefit plan within the meaning of Section 3(2)(A) of ERISA) provides benefits (including, without limitation, death, health or medical benefits, whether or not insured) with respect to current or former employees of the ADCS Group or any ADCS Group Subsidiary beyond their retirement or other termination of service with the ADCS Group or any ADCS Group Subsidiary, other than (i) coverage mandated by applicable law, (ii) deferred compensation benefits which have been accrued as liabilities on the books of the ADCS Group or any ADCS Group Subsidiary, (iii) benefits the full cost of which is borne by the current or former employees (or their beneficiaries), (iv) benefits which have already been satisfied in full or (v) death benefits under any pension plan to the extent set forth in Schedule 3.24 hereto.

  3.25. Litigation. There is no action, suit or proceeding pending and of which it has been served notice or, to the ADCS Group's knowledge, threatened, by or against the ADCS Group, any ADCS Group Subsidiary, its respective business or assets, or, to the ADCS Group's knowledge, any Holder relating to or affecting the Interests, at law, in equity, by way of arbitration or before any governmental department, commission, board or agency. To the ADCS Group's knowledge, there are no existing facts or conditions which reasonably would be expected to give rise to any charge, claim, litigation, proceeding, or investigation by any third party which could reasonably be expected to materially adversely affect its business, the ADCS Group or any ADCS Group Subsidiary, nor are there any facts or conditions which could reasonably be expected to give rise to any order of condemnation, appropriation or other taking of any of the assets. There is no litigation, action, suit, investigation or proceeding pending and of which it has been served notice or, to the knowledge of the ADCS Group, threatened, before any court, agency or other governmental body against the ADCS Group, any ADCS Group Subsidiary or any Holder (or any corporation or entity affiliated with the ADCS Group, any ADCS Group Subsidiary or any Holder) which seeks to enjoin or prohibit or otherwise challenge the transactions contemplated hereby or contemplated by the Additional Agreements. SCHEDULE 3.25 sets forth each action, suit or proceeding against the ADCS Group, any ADCS Group Subsidiary, its respective business or assets, or any Holder relating to or affecting the Interests, at law, in equity, by way of arbitration or before any governmental department, commission, board or agency, which has been dismissed or settled or in which a judgment has been rendered, in each case within the past five (5) years, and the disposition thereof. The ADCS Group has made available to ATMI true and correct copies of each settlement agreement and release, if any, in connection with any matter discussed in the prior sentence, each of which constitutes a legal, valid and binding obligation of the parties thereto, and no party thereto is in default of any of its obligations thereunder. There is no order, judgment, decree or settlement agreement against or involving the ADCS Group, any ADCS Group Subsidiary or any Holder involving any ongoing liabilities or restrictions which, in the case of a Holder, would adversely affect the ability of the Holder to transfer the Interests.

  3.26. Proprietary Rights. (a) SCHEDULE 3.26 sets forth a true, correct and complete list of all foreign and domestic Marks (as hereinafter defined), patents and applications for patents, and registered copyrights, and applications therefor, owned by the ADCS Group or any ADCS Group Subsidiary or in which the ADCS Group or any ADCS Group Subsidiary has any rights or licenses. The ADCS Group has made available to the ATMI Group copies of all agreements of the ADCS Group or any ADCS Group Subsidiary with each officer, employee or consultant of the ADCS Group or any ADCS Group Subsidiary providing the ADCS Group or any ADCS Group Subsidiary with secrets and inventions developed or used by the ADCS Group or any ADCS Group Subsidiary. All of such agreements so described are valid, enforceable and legally binding.

  (b) The ADCS Group and each ADCS Group Subsidiary own or possess or have the right to obtain licenses or other rights to use all patents, patent applications, trade secrets, copyrights, inventions, drawings, designs, proprietary know-how or information, or other rights with respect thereto (collectively referred to as "Proprietary Rights"), which it has determined are used in its business, and it believes the same are sufficient to conduct its business as it has been and is now being conducted. The ADCS Group is not aware of any existing Proprietary Rights that the ADCS Group and the ADCS Group Subsidiaries do not already own or possess or will be able to obtain a license under, which Proprietary Rights would be necessary for the ADCS Group or any ADCS Group Subsidiary to conduct its business.

  (c) To the ADCS Group's knowledge, the operations of the ADCS Group and each ADCS Group Subsidiary do not conflict with or infringe upon, and no one has asserted to the ADCS Group or any ADCS Group Subsidiary that such operations conflict with or infringe upon, any Proprietary Rights or any trademarks, trade names, or service marks (collectively referred to as "Marks"), Marks owned, possessed or used by any third party. There are no claims, disputes, actions, proceedings, suits or appeals pending against the ADCS Group, any ADCS Group Subsidiary or any Holder with respect to any Proprietary Rights or Marks, and none has been threatened against the ADCS Group or any ADCS Group Subsidiary. To the ADCS Group's knowledge, there are no facts or alleged facts which would reasonably serve as a basis for any claim that the ADCS Group or any ADCS Group Subsidiary does not have the right to use, free of any rights or claims of others, all Proprietary Rights and Marks in the development, manufacture, use, sale or other disposition of any or all products or services presently being used, furnished or sold in the conduct of its business as it has been and is now being conducted. Neither the ADCS Group nor any ADCS Group Subsidiary has violated the terms of any confidentiality agreement or nondisclosure agreement entered into in favor of any third party.

  (d) There are no inter parties proceedings before any patent or trademark authority to which the ADCS Group or any ADCS Group Subsidiary is a party.

  (e) The ADCS Group and each ADCS Group Subsidiary have taken all other measures they deem reasonable to maintain the confidentiality of the processes and formulae, research and development results and other know-how, the value of which to the ADCS Group or any ADCS Group Subsidiary is contingent upon maintenance of the confidentiality thereof.

  (f) Each employee and officer of the ADCS Group or any ADCS Group Subsidiary is a party to a confidential non-disclosure agreement with the ADCS Group or such ADCS Group Subsidiary (the form of which has been made available to the ATMI Group). No employee of the ADCS Group or any ADCS Group Subsidiary is in violation of any material term of any employment contract, proprietary information and inventions agreement, confidentiality agreement, non-competition agreement, or any other contract or agreement relating to the relationship of any such employee with the ADCS Group or any ADCS Group Subsidiary, or any previous employer.

  (g) The Proprietary Rights and Marks are free of any unresolved ownership disputes with respect to any third party. To the ADCS Group's knowledge there is no unauthorized use, infringement or misappropriation of any of such Proprietary Rights or Marks by any third party, including any employee or former employee of the ADCS Group or any ADCS Group Subsidiary.

  (h) Other than as part of transactions identified in SCHEDULE 3.26, the ADCS Group has not burdened the Proprietary Rights with any liens, security interests, financing agreements, or other encumbrances.

  3.27. Section 341(f)(2) Consent. At no time has the ADCS Group or any ADCS Group Subsidiary, or any predecessor, consented under Section 341(f)(1) of the Code, or agreed under Section 341(f)(3) of the Code, to have the provisions of
Section 341(f)(2) of the Code apply to any sale of its capital stock.

  3.28. Related Party Transactions. SCHEDULE 3.28 sets forth the amounts and other essential terms of indebtedness or other obligations, liabilities or commitments (contingent or otherwise) of the ADCS Group or any ADCS Group Subsidiary to or from any Holder or any other present officer, director, partner, member or stockholder or any person related to, controlling, controlled by or under common control with any of the foregoing (other than for employment services performed within the past month the payment for which is not yet due), and all other transactions between such persons and the ADCS Group or any ADCS Group Subsidiary, except for transactions which through consolidation are eliminated in the ADCS Group Financial Statements. Without limiting the generality of the foregoing, as of the date hereof, none of the Holders or any other present officer, director, partner, member or stockholder or any person related to, controlling, controlled by or under common control with any of the foregoing
(a) has any material direct or indirect interest in any entity which does business with the ADCS Group or any ADCS Group Subsidiary, (b) has any direct or indirect interest in any property, asset or right which is used by the ADCS Group or any ADCS Group Subsidiary in the conduct of its business, or (c) has any contractual relationship with the ADCS Group or any ADCS Group Subsidiary other than such relationships which occur from being an employee, officer, director, etc.

  3.29. Bank Accounts and Safe Deposit Arrangements. SCHEDULE 3.29 sets forth a complete list of (i) the name and address of each bank and brokerage firm with which the ADCS Group or any ADCS Group Subsidiary has any accounts, safe deposit boxes, lock boxes or vaults, (ii) the account numbers relating thereto, and (iii) the names of all persons authorized to deal with such accounts or to have access to such boxes or vaults.

  3.30. Powers of Attorney. No person has any power of attorney to act on behalf of the ADCS Group or any ADCS Group Subsidiary in connection with any of its properties or business affairs other than such powers to so act as normally pertain to the officers of such entity.

  3.31. Environmental Matters; Health and Safety.

  (a) Definitions. The following definitions shall apply for purposes of this
Section 3.31:

    (i) "Environmental Conditions" means circumstances with respect to soil, surface waters, groundwaters, stream sediment and air, both on-site and off-site of the real property either owned or leased by a party or on which a party operates or operated its business during the last ten (10) years, that could require remedial action and/or that would reasonably be expected to result in claims and/or demands by and/or liabilities to third parties, including, but not limited to governmental entities.

    (ii) "Environmental Laws" means any and all foreign, federal, state, local or municipal laws, regulations, ordinances, rules, orders, guidelines, policies or requirements of any governmental authority regulating or imposing standards of liability or standards of conduct (including common law) concerning air, water, solid waste, Hazardous Materials (including, but not limited to, the transfer of facilities involved in the generation, storage, handling, transportation and/or disposal of Hazardous Materials), worker and community right-to-know, hazard communication, noise, radioactive material, resource protection, inland wetlands and watercourses and health protection. Such laws include, but are not limited to, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act, the Occupational Safety and Health Act, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Federal Insecticide Fungicide and Rodenticide Act, the Clean Water Act, the Clean Air Act, and the Safe Drinking Water Act, all as amended and effective on the date hereof, and the regulations, rules and orders promulgated or issued thereunder. Environmental Laws also include any or all environmental permits, approvals, consents, stipulations, licenses, registrations, certificates and authorizations which are required by law, ordinance or regulation and any and all environmental regulatory compliance requirements applicable to a party's business and/or a party or, to the party's knowledge, its predecessor(s) in interest as of or prior to the Closing.

    (iii) "Hazardous Materials" means any petroleum, petroleum products, fuel oil, explosives, reactive materials, ignitable materials, corrosive materials, hazardous chemicals, hazardous wastes, hazardous substances, extremely hazardous substances, toxic substances, toxic chemicals, radioactive materials, infectious materials and any other element, compound, mixture, solution or substance that may pose a present or potential hazard to human health or the environment, or as otherwise defined in or regulated by Environmental Laws.

    (iv) "Notice" means any summons, citation, directive, order, claim, litigation, pleading, investigation, proceeding, judgment, letter or any other written or oral communication (if such oral communication is made to a manager, officer or employee responsible for environmental compliance matters) from the United States Environmental Protection Agency, California Environmental Protection Agency, Texas Natural Resources Conservation Commission, Connecticut Department of Environmental Protection or any other foreign, federal, state or local agency or authority, or any other entity or any individual, concerning any intentional or unintentional act or omission that constitutes or may constitute a violation of an Environmental Law and shall expressly include the imposition of any lien pursuant to any Environmental Laws.

    (v) "Release" means releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, ejecting, escaping, leaching, disposing, seeping, infiltrating, draining or dumping. This term shall be interpreted to include both the present and past tense, as appropriate.

    (vi) "Site Remediation Measures" means any efforts of any foreign, federal, state or local government, or a party, their contractors, subcontractors, or agents, that are made, designed, initiated, or maintained as required by Environmental Laws or Commitments entered into by a party in order to ensure that Environmental Conditions are consistent with Environmental Laws or Commitments entered into by a party, including, site investigation, site monitoring, containment, clean-up, transport, removal, disposal, restoration and other remedial efforts of any kind.

  (b) Environmental Representations and Warranties. Except as may be found to the contrary in the Phase II environmental site assessment referred to in
Section 5.23 below:

    (i) Compliance. The ADCS Group and each ADCS Group Subsidiary and, to the ADCS Group's knowledge, its predecessor(s) in interest, have been and are in compliance with and have no liability or obligation arising under any Environmental Law, and neither the ADCS Group nor any ADCS Group Subsidiary has received any Notice from any applicable governmental agency seeking any information or alleging any violation of such Environmental Laws. No Site Remediation Measure is necessary or required under Environmental Law or any ADCS Commitment for its business or the ADCS Premises, nor are there any Environmental Conditions on the ADCS Premises. No capital improvements, alterations or repairs to the ADCS Premises are necessary or required to bring such facility into compliance with all Environmental Laws now in effect.

    (ii) Hazardous Materials/Underground Tanks. None of the ADCS Group, any ADCS Group Subsidiary or any Holder and, to the ADCS Group's knowledge, their predecessor(s) in interest, has caused or permitted any use of its business or the ADCS Premises to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce or process any Hazardous Materials or solid waste, except in compliance with all Environmental Laws, and has not caused or permitted and has no knowledge of the Release of any such Hazardous Materials on-site or off-site of the ADCS Premises, resulting, or that could in the future result in an Environmental Condition requiring Site Remediation Measures. The ADCS Premises and all principal items and machinery and equipment used in the ADCS Group's business comply with all applicable Environmental Laws. The ADCS Premises do not contain any asbestos requiring removal now or in the course of any remodeling that may occur in the future, or other Hazardous Materials, and, except for chemicals and raw materials used, and wastes generated in connection with, the manufacture of the ADCS Group's products, which in each case are located on the ADCS Premises in the ordinary course of business, no such materials are located on, in or under the ADCS Premises. Any and all underground and aboveground tanks at the ADCS Premises are in compliance with any and all Environmental Laws, and such Environmental Laws do not mandate the removal or retrofitting of such tanks for a period of five (5) years after the Closing. The removal of any tank has been carried out in compliance with all applicable Environmental Laws.

    (iii) There are no outstanding or, to the ADCS Group's knowledge, threatened actions, claims, proceedings, determinations or judgments by any party, including but not limited to any governmental authority, whether foreign, federal, state, local or any agency thereof, against or involving the ADCS Group, any ADCS Group Subsidiary or any Holder, or to the ADCS Group's knowledge, against or involving the ADCS Group's or any ADCS Group Subsidiary's predecessor(s) in interest in any manner arising under the Environmental Laws or alleging or involving personal injury or property damage as a result of a violation of any Environmental Law or otherwise involving Environmental Conditions. Attached hereto as SCHEDULE 3.31 is a list of all such actions, claims, proceedings, determinations and judgments issued within the past ten (10) years by any party against the ADCS Group, any ADCS Group Subsidiary or any Holder as it relates to the ADCS Group or the ADCS Group Subsidiaries and, to the ADCS Group's knowledge, against any predecessor(s) in interest.

    (iv) The ADCS Group and each ADCS Group Subsidiary and, to the ADCS Group's knowledge, their predecessor(s) in interest, have complied with all notice, recordkeeping and reporting requirements imposed by any governmental authority and any informational requests or demands arising under any Environmental Laws. None of the ADCS Group, any ADCS Group Subsidiary or any Holder, nor, to the ADCS Group's knowledge, the ADCS Group's or any ADCS Group Subsidiary's predecessor(s) in interest, is liable for any penalties, fines, or forfeitures or is subject to any restrictions on the conduct of its business for failure to comply with any of the foregoing.

    (v) Schedule 3.31 lists all of the ADCS Premises, the date of acquisition or leasing thereof, the person or entity from whom the ADCS Premises were acquired or leased, the operations conducted thereon and, to the ADCS Group's knowledge, the operations conducted prior to the acquisition or leasing thereof.

  3.32. Customers and Suppliers. SCHEDULE 3.32 sets forth a list of (i) all of the customers of the ADCS Group or any ADCS Group Subsidiary as of the date hereof, but not including customers from whom the ADCS Group or any ADCS Group Subsidiary in the aggregate has received less than $250,000 in gross receipts during the immediately preceding twelve-month period, and (ii) the ten (10) largest suppliers of the ADCS Group and the ADCS Group Subsidiaries taken as a whole in terms of purchases made during the 1995 and 1996 fiscal years. Neither the ADCS Group nor any ADCS Group Subsidiary has received any notice or has any knowledge that any customer listed for the 1996 fiscal year (1) has ceased, or currently intends to cease, to use the products, goods or services of the business of the ADCS Group or of any ADCS Group Subsidiary; (2) has substantially reduced, or currently intends to substantially reduce, the use of products, goods or services of the business of the ADCS Group or of any ADCS Group Subsidiary; or (3) other than in the ordinary course of business and to an extent which is not reasonably likely to have an ADCS Material Adverse Effect, has sought, or is seeking, to reduce the price it will pay for products, goods or services of the business of the ADCS Group or of any ADCS Group Subsidiary. Neither the ADCS Group nor any ADCS Group Subsidiary has received any notice or has any knowledge that any such supplier will not sell raw materials, supplies, merchandise and other goods to the ADCS Group or any ADCS Group Subsidiary at any time after the Closing Date on terms and conditions similar to those used in the current sales to the business, subject to general and customary price increases and unforeseeable supply or demand changes.

  3.33. Product and Service Warranties. To the knowledge of the ADCS Group:

  (a) All products sold and all services rendered by the ADCS Group and each ADCS Group Subsidiary have been in conformity in all material respects with all applicable ADCS Commitments and all expressed warranties, and no material liability exists or will arise for replacement or damage in connection with such sales or for services not rendered in all material respects in accordance therewith.

  (b) There is adequate provision in the ADCS Financial Statements for liabilities and obligations for damaged, defective or returned goods, or for replacement of goods or for allowances with respect to goods sold or services rendered by or on behalf of the ADCS Group or any ADCS Group Subsidiary.

  (c) Neither the ADCS Group nor any ADCS Group Subsidiary has any pattern of claims or actions based upon allegations of the same or similar product defect for any of its products.

  (d) There has not been any material product recall, rework or retrofit relating to any line of product manufactured, shipped or sold by the ADCS Group or any ADCS Group Subsidiary, nor to the knowledge of the ADCS Group is there any basis for any such product recall, rework or retrofit.

  3.34. Hart-Scott-Rodino. The "total assets" and the "annual net sales" of the "ultimate parent entity" (as such terms are used within the meaning of Section 7A.(a)(2)(A) of the Hart-Scott-Rodino Antitrust Improvements Act of
1976) of the ADCS Group are less than $100,000,000.

  3.35. Stock Ownership. Other than through mutual funds or other similar investment vehicles over which no investment discretion is retained, none of the ADCS Group, any ADCS Group Subsidiary or any Holder owns any ATMI Group Securities issued by ATMI and has no warrants, options or other rights to purchase or otherwise acquire or convert any obligations into ATMI Group Securities.

  3.36. Finders' Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the ADCS Group, any ADCS Group Subsidiary or any Holder who might be entitled to any fee or commission from the ATMI Group or any other person upon consummation of the transactions contemplated by this Agreement.

  3.37. Information in Disclosure Documents and Registration Statement. None of the information made available or to be made available by the ADCS Group for inclusion or incorporation by reference in (i) the S-4 will, at the time such registration statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the proxy statement relating to the meeting of ATMI's stockholders to be held in connection with the Merger (the "Proxy Statement") will, at the date mailed to stockholders and at the time of the meeting of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

  3.38. Pooling. To its knowledge, the ADCS Group has not taken, or failed to take, any action that would jeopardize the treatment of the Reorganization as a "pooling of interests" for accounting purposes.

  3.39. Atlantic Coast Polymers, Inc. ADCS Nevada is the record and beneficial owner of the number of Securities of Atlantic Coast Polymers, Inc. shown on
SCHEDULE 3.39, which Securities owned by ADCS Nevada represent less than twenty percent (20%) of the issued and outstanding voting Securities of Atlantic Coast Polymers, Inc. and which Securities owned by ADCS Nevada have been fully paid and are nonassessable. Neither the ADCS Group nor any ADCS Group Subsidiary is liable, directly or indirectly, whether as co-maker, guarantor, surety or otherwise, for any of the liabilities or obligations of Atlantic Coast Polymers, Inc.

  3.40. No Misrepresentation. Neither this Agreement nor any certificate or Schedule or other information furnished pursuant to this Agreement by or on behalf of the ADCS Group or any ADCS Group Subsidiary contains any untrue statement of a material fact or, when this Agreement and such certificates, Schedules and other information are taken in their entirety, omits to state a material fact required to be stated herein or therein necessary to make the statements contained herein or therein not misleading.

                                  ARTICLE IV

               Representations and Warranties of the ATMI Group

  The ATMI Group hereby jointly and severally represent and warrant to the ADCS Group that, except as set forth in the ATMI DISCLOSURE SCHEDULE attached hereto (which ATMI Disclosure Schedule makes explicit reference to the particular subsection as to which exception is taken, which in each case shall constitute the sole subsection as to which such exception shall apply, and the statements in such ATMI Disclosure Schedule shall be deemed to be representations and warranties), as supplemented pursuant to
Section 5.19, and acknowledge and confirm that the ADCS Group is relying upon such representations and warranties in connection with the execution, delivery and performance of this Agreement and the Additional Agreements to which it is a party, notwithstanding any investigation made by the ADCS Group or on its behalf:

  4.1. Capitalization; Options, Warrants, Rights. SCHEDULE 4.1 sets forth the aggregate number of all of the Securities which the ATMI Group and each ATMI Group Subsidiary (as hereinafter defined) are authorized to issue (the "ATMI Group Securities") and the aggregate number of all of the ATMI Group Securities issued and outstanding. All ATMI Group Securities have been validly authorized and issued and are fully paid and nonassessable, and have not been issued in violation of any preemptive, first refusal or other subscription rights of any holder of any ATMI Group Securities or any other person, and have been issued in compliance with applicable foreign, federal and state securities laws. With respect to the ATMI Group, there are no outstanding or existing (i) proxies, voting trusts, or other agreements or understandings with respect to the voting of the ATMI Group Securities known to the ATMI Group, (ii) ATMI Group Securities convertible into or exchangeable for other ATMI Group Securities, (iii) options, warrants or other rights to purchase or subscribe for ATMI Group Securities (other than this Agreement) or ATMI Group Securities convertible into or exchangeable for other ATMI Group Securities, or (iv) agreements of any kind relating to the issuance or purchase of ATMI Group Securities or Securities convertible into or exchangeable for other ATMI Group Securities. No member of the ATMI Group holds or owns, directly or indirectly, any Securities of any other corporation, or has any direct or indirect equity or ownership interest in any association, partnership, joint venture or other entity other than (i) through mutual funds or other similar investment vehicles over which no investment discretion is retained, (ii) publicly-traded Securities having a market value of $25,000 or less per issuer, (iii) ATMI Group Securities and (iv) as identified on SCHEDULE 4.1 (each corporation, association, partnership, joint venture or other entity in which any member of the ATMI Group owns, directly or indirectly, twenty percent (20%) or more of the issued and outstanding Securities are referred to herein as the "ATMI Group Subsidiaries").

  4.2. Organization; Good Standing; Power. (a) Each of the ATMI Group and each of the ATMI Group Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, is authorized to do business as a foreign corporation in the jurisdictions set forth on SCHEDULE 4.2 and is not required to be authorized to do business as a foreign corporation in any other jurisdiction (within or without the United States) by reason of the nature of the business now being conducted by it or the properties owned or leased or operated by it in which the failure to be so qualified would have a material adverse effect on the assets, liabilities, results of operations, financial condition or business of the ATMI Group and the ATMI Group Subsidiaries taken as a whole (an "ATMI Material Adverse Effect").

  (b) Each of the ATMI Group has the requisite corporate power and authority to own, lease and operate its properties and carry on its business as is now being conducted by it, and to execute, deliver and perform this Agreement and the Additional Agreements to which it is a party and consummate the transactions contemplated hereby and thereby.

  (c) The ATMI Group and each ATMI Group Subsidiary conducts its business under the trade names and other assumed names set forth on SCHEDULE 4.2, if any.

  4.3. Organizational Documents. With respect to the ATMI Group and each ATMI Group Subsidiary, the ATMI Group has heretofore made available to the ADCS Group a complete and correct copy of (i) each corporation's Certificate or Articles of Incorporation, as amended to date, and (ii) each corporation's By-Laws, as amended to date (items (i) and (ii) being referred to herein as the "ATMI Organizational Documents"). Each of the foregoing are in full force and effect, and none of the ATMI Group, any ATMI Group Subsidiary or to the ATMI Group's knowledge, any other party to the ATMI Organizational Documents, is in violation of any of the provisions thereof. There are no proceedings for the amendment or modification of or any other change in the ATMI Organizational Documents. There are no proceedings for the dissolution or liquidation of the ATMI Group or any ATMI Group Subsidiary or, to the knowledge of the ATMI Group, threatening the existence of the ATMI

Group or any ATMI Group Subsidiary. The ATMI Group has made available to the ADCS Group the minute books and stock records of each member of the ATMI Group and ATMI Group Subsidiary.

  4.4. Authorization. Except for the vote of ATMI stockholders contemplated hereby, the ATMI Group has taken all corporate action necessary to authorize the execution, delivery and performance of this Agreement and, as applicable, the Additional Agreements to which it is a party. Such execution, delivery and performance and the other transactions contemplated hereby do not and will not violate, result in any default, acceleration or loss of any material benefit under, permit any third party to rescind any term or provision of, or conflict with any terms of, the ATMI Organizational Documents, any law, lien, order, award, judgment, decree, Permit, or any material agreements or contracts to which the ATMI Group or any ATMI Group Subsidiary is a party or is subject or by which the ATMI Group or any ATMI Group Subsidiary or their assets is bound or result in the creation of any lien, charge or encumbrance upon any of the assets, real, personal or mixed, tangible or intangible, of the ATMI Group, or any ATMI Group Subsidiary. This Agreement and each of the Additional Agreements to which any of the ATMI Group is a party when executed will constitute the legal, valid and binding obligation of the ATMI Group, enforceable against the ATMI Group in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer and other similar laws affecting the enforceability of creditors' rights generally.

  4.5. SEC Compliance. Since November 23, 1993, ATMI has filed all forms, reports and documents (including all exhibits required to be filed therewith) with the SEC (the "ATMI SEC Documents") required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder. As of their respective filing dates, the ATMI SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or the Securities Act or the rules and regulations promulgated under either, and none of the ATMI SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed ATMI SEC Document. ATMI has made available to the ADCS Group copies of all of the ATMI SEC Documents.

  4.6. ATMI Commitments

  (a) Definitions. The following definition shall apply for purposes of this
Section 4.6:

    (i) "ATMI Commitments" means all of the Commitments to which the ATMI Group or any ATMI Group Subsidiary is a party other than the ATMI Group Employee Benefit Plans (as hereinafter defined).

  (b) Schedule of ATMI Commitments and Proposals. SCHEDULE 4.6 hereto sets forth a list of the following:

    (i) any ATMI Commitments, not including purchase orders placed by any member of the ATMI Group, creating or evidencing indebtedness in excess of $100,000.00 for money borrowed by the ATMI Group or any ATMI Group Subsidiary;

    (ii) any material ATMI Commitments mortgaging, pledging, granting, or creating a lien or security interest or other encumbrance on any real or personal property of the ATMI Group or any ATMI Group Subsidiary;

    (iii) any ATMI Commitments creating or evidencing any guaranty by the ATMI Group or any ATMI Group Subsidiary of payment or performance by any other party involving in excess of $100,000.00;

    (iv) any ATMI Commitments involving a sharing of profits or expenses, including, but not limited to, any joint venture agreements;

    (v) any ATMI Commitments limiting the freedom of the ATMI Group or any ATMI Group Subsidiary to engage in any line of business;

    (vi) any ATMI Commitments limiting the freedom of the ATMI Group or any ATMI Group Subsidiary to operate in any geographic area;

    (vii) any ATMI Commitments limiting the freedom of the ATMI Group or any ATMI Group Subsidiary to compete with any party;

    (viii) any ATMI Commitments limiting the freedom of the ATMI Group or any ATMI Group Subsidiary to disclose or use any information material to the operation of the business of the ATMI Group or any ATMI Group Subsidiary;

    (ix) any ATMI Commitments for construction of physical facilities involving in excess of $100,000.00;

    (x) any ATMI Commitments providing for disposition of any line of business, material assets or ATMI Group Securities;

    (xi) any ATMI Commitments providing for acquisition of any line of business, material assets or Securities of any other business, which Securities have a fair market value in excess of $50,000; and

    (xii) any ATMI Commitments providing for merger or consolidation (including letters of intent) with any other business.

  (c) The ATMI Group and each ATMI Group Subsidiary have complied in all material respects with and are not in material default under any of the ATMI Commitments.

  (d) Neither the ATMI Group nor any ATMI Group Subsidiary has granted or been granted any waiver or forbearance with respect to any ATMI Commitments to provide goods or services to customers that produced aggregate payments in the year ending December 31, 1996 of at least $250,000.00 to the ATMI Group or any ATMI Group Subsidiary.

  (e) The ATMI Commitments listed on Schedule 4.6 are valid and are in full force and effect as to the ATMI Group or an ATMI Group Subsidiary, as the case may be (and, to the knowledge of the ATMI Group, the other parties thereto).

  4.7. Restrictions; Burdensome Agreements. None of the ATMI Group or any ATMI Group Subsidiary is a party to any contract, commitment or agreement (including the ATMI Commitments), and none of the ATMI Group or any ATMI Group Subsidiary or any of their respective properties and assets is subject to or bound or affected by any charter, by-law, operating agreement, limited partnership agreement, or other organizational restriction, or any order, judgment, decree, law, statute, ordinance, rule, regulation, Permit or other restriction of any kind or character, which would (i) prevent the ATMI Group from entering into this Agreement and the Additional Agreements to which it is a party or prevent the ATMI Group from consummating the transactions contemplated hereby and thereby, or (ii) have an ATMI Material Adverse Effect that has not been disclosed in a Schedule hereto.

  4.8. Condition of the Assets. Except as would not have an ATMI Material Adverse Effect, the tangible assets of the ATMI Group and each ATMI Group Subsidiary, including real, personal and mixed, material to the operation of its business are in good condition and repair, ordinary wear and tear excepted, and suitable for the uses intended. The assets of the ATMI Group and each ATMI Group Subsidiary are operated in conformity in all material respects with all applicable laws, ordinances, regulations, orders, Permits and other requirements relating thereto adopted or currently in effect. SCHEDULE 4.8 sets forth a list of each asset (other than intangible assets listed on SCHEDULE 4.23 and other than as set forth on SCHEDULE 4.25) having a book value in excess of $50,000, indicating whether each such asset is owned or leased by the ATMI Group or any ATMI Group Subsidiary, and setting forth where each such asset is located. Since December 31, 1996, neither the ATMI Group nor any ATMI Group Subsidiary has, except in the ordinary course of business, acquired or sold or otherwise disposed of any of its assets. SCHEDULE 4.8 also includes a list of each lease under which the ATMI Group or any ATMI Group Subsidiary leases an asset (other than leased real property) having a replacement cost of $50,000 or more. The leases and other agreements or instruments under which the ATMI Group or any ATMI Group Subsidiary holds, leases, subleases or is entitled to the use of any of the assets having a replacement cost of $50,000 or more are in full force and effect, and all rentals, royalties or other payments payable thereunder have been duly paid or provided for by adequate reserves. No default or event of default by the ATMI Group or any ATMI Group Subsidiary exists, and no event which, with notice or lapse of time or both, would constitute a default by the ATMI Group or any ATMI Group Subsidiary, has occurred and is continuing, under terms or provisions, express or implied, of any such lease, agreement or other instrument or under the terms or provisions of any agreement to which any of its assets is subject, which lease, agreements or other instruments individually or in the aggregate involve assets having a book value of $50,000 or more, nor has the ATMI Group received notice of any claim of such default.

  4.9. Title; Absence of Liens and Encumbrances, Etc. The ATMI Group and each ATMI Group Subsidiary have good, valid, and marketable title to its assets, free and clear of all mortgages, security interests, claims, liens, charges, title defects, encumbrances, restrictions on use or transfer or other defects.

  4.10. Government and Other Consents. No consent, authorization or approval of, exemption by, or filing with any governmental, public or self-regulatory body or authority or other party is required in connection with the execution, delivery and performance by the ATMI Group of this Agreement, the Additional Agreements to which it is a party or any of the instruments or agreements required to be executed and delivered pursuant to this Agreement or any Additional Agreement, or the consummation of the Exchange, except under any applicable federal and state securities laws, the HSR Act and the rules and regulations of the NASD.

  4.11. Franchises, Permits, Licenses; Compliance with Applicable Laws and Court Orders. Except for intellectual property matters covered by Section 4.23, the ATMI Group and each ATMI Group Subsidiary have all Permits necessary to own, lease or operate its properties or necessary for the conduct of its business as currently conducted, other than those the absence of which would not result in an ATMI Material Adverse Effect. All such Permits are in full force and effect, and there is no condition, nor has any event occurred, which constitutes or with the giving of notice, or passage of time, or both, would constitute a violation of the terms of any Permit, and to the knowledge of the ATMI Group, no suspension or cancellation of any of them is pending or threatened. Neither the execution of this Agreement or the Additional Agreements to which any of the ATMI Group is a party nor the consummation of the transactions contemplated hereby or thereby would constitute a violation of the terms of any such Permit or grounds for the termination of any such Permit. No application for a Permit filed by or on behalf of the ATMI Group or any ATMI Group Subsidiary, or in connection with a facility operated by the ATMI Group or any ATMI Group Subsidiary, within the last five (5) years has been denied, other than the denial of Permits which individually or in the aggregate did not or does not have an ATMI Material Adverse Effect. The ATMI Group and each ATMI Group Subsidiary have, in the operation of its business, duly complied with all applicable laws, rules, regulations, Permits and orders of federal, state, local and foreign governments, except where the failure to comply did not or does not have an ATMI Material Adverse Effect. Neither the ATMI Group nor any ATMI Group Subsidiary is in default, and no event has occurred that with notice or the passage of time or both would constitute such a default, with respect to any order, judgment, writ, injunction, decree, award, Permit, rule or regulation of any court, governmental or regulatory body or arbitrator which restrains or limits in any material respect the operation of the business of, or the use of the assets of, the ATMI Group and the ATMI Group Subsidiaries taken as a whole. To the knowledge of the ATMI Group, no officer, director, member or partner of the ATMI Group would be unable to give the representation that none of the events or circumstances described in Rule 262 of Regulation A under the Securities Act have occurred.

  4.12. Financial Statements. The (i) audited consolidated balance sheets of ATMI and its subsidiaries at December 31, 1994 and 1995 and the statements of operations and changes in stockholders' equity and cash flows for the years ended December 31, 1994 and 1995, and (ii) the unaudited consolidated balance sheet at September 30, 1996 and the statement of operations and cash flows for the nine months then ended and the unaudited consolidated statement of operations for the three months ended September 30, 1996, included in the ATMI SEC Documents (the "ATMI Financial Statements") fairly present the financial position and results of operations of the ATMI Group as for the periods then ended and the financial position of the ATMI Group at the dates thereof in accordance with generally accepted accounting principles (subject to normal year-end adjustments for unaudited interim financial statements, if any). ATMI has maintained its books of account in accordance with applicable laws, rules and regulations of government authorities and with generally accepted accounting principles consistently applied, and such books of account are and, during the period covered by the ATMI Financial Statements were, correct and complete in all material respects, fairly and accurately reflect or reflected the income, expenses, assets and liabilities of ATMI, including the nature thereof and the transactions giving rise thereto, and provide or provided a fair and accurate basis for the preparation of the ATMI Financial Statements.

  4.13. Absence of Undisclosed Liabilities. Neither the ATMI Group nor any ATMI Group Subsidiary has any liabilities or obligations, either absolute, accrued, contingent or otherwise, which individually or in the aggregate would have an ATMI Material Adverse Effect and which (i) have not been reflected in the ATMI Financial Statements, (ii) have not been described in this Agreement or in any of the Schedules hereto, or (iii) have been incurred since December 31, 1996, other than in the ordinary course of its business consistent with past practices.

  4.14. Absence of Certain Changes. Since December 31, 1996 there has not been, except as described in SCHEDULE 4.14 hereto:

  (a) any material adverse change in the business, financial condition, assets or liabilities, results of operations, or prospects of the ATMI Group and the ATMI Group Subsidiaries taken as a whole other than changes in the ordinary course of business, which changes have not in the aggregate been, and do not, to the ATMI Group's knowledge, threaten to become, materially adverse to the business, financial condition, assets or liabilities, results of operations, or prospects of the ATMI Group and the ATMI Group Subsidiaries taken as a whole;

  (b) any damage, destruction or loss in excess of $25,000 (whether or not covered by insurance) adversely affecting any of the assets or business of the ATMI Group or any ATMI Group Subsidiary;

  (c) any ATMI Commitment or liability undertaken or incurred by the ATMI Group or any ATMI Group Subsidiary (whether absolute, accrued, contingent or otherwise and whether due or to become due), or any transaction entered into by the ATMI Group or any ATMI Group Subsidiary which is material to the ATMI Group and the ATMI Group Subsidiaries taken as a whole, other than items incurred or entered into in the ordinary course of business and consistent with past practices of the ATMI Group or any ATMI Group Subsidiary;

  (d) any payment, discharge or satisfaction of any claim, lien, encumbrance or liability of the ATMI Group or any ATMI Group Subsidiary outside the ordinary course of business in excess of $5,000 individually or $50,000 in the aggregate;

  (e) any sale, transfer, conveyance, assignment, lease, license, pledge, mortgage or other disposition or encumbrance by the ATMI Group or any ATMI Group Subsidiary of any asset of the ATMI Group or any ATMI Group Subsidiary having a value more than $20,000 individually or $50,000 in the aggregate, except in the ordinary course of business and consistent with past practices of the ATMI Group or any ATMI Group Subsidiary;

  (f) any modification, amendment, cancellation, termination, revocation, rescission, or waiver of any rights with value to the ATMI Group or any ATMI Group Subsidiary in excess of $20,000 pursuant to any ATMI Commitments;

  (g) any material change in the accounting methods or practices followed by the ATMI Group or any ATMI Group Subsidiary or any change in the depreciation or amortization policies or rates theretofore adopted and applied;

  (h) any (i) grant of any severance or termination pay to any director, officer, employee, partner or member of the ATMI Group or any ATMI Group Subsidiary in excess of $25,000, (ii) entering into of any employment, severance, management, consulting, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer, employee, partner or member of the ATMI Group or any ATMI Group Subsidiary, except for employment agreements entered into in the ordinary course of business (which agreements individually or in the aggregate are not material to the financial condition or results of operations of the ATMI Group and the ATMI Group Subsidiaries taken as a whole), (iii) change in benefits payable under existing severance or termination pay policies or employment, severance, management, consulting or other similar agreements, other than normal yearly adjustments, or (iv) change in compensation, bonus or other benefits payable to any director, officer, employee, partner or member of the ATMI Group or any ATMI Group Subsidiary, other than normal yearly adjustments, and other than any increase pursuant to any ATMI Group Employee Benefit Plan, the formulae or commission rates of which have not been amended or changed;

  (i) declared, paid or set aside for payment by the ATMI Group or any ATMI Group Subsidiary any dividend or other distribution in respect of ATMI Group Securities, or redeemed, purchased or otherwise acquired any of their respective ATMI Group Securities;

  (j) issued, authorized for issuance, or entered into any commitment to issue any Security, bond, note or other debt obligation of the ATMI Group or any ATMI Group Subsidiary;

  (k) any transaction or payments between (i) any stockholder or any related party or entity and (ii) the ATMI Group or any ATMI Group Subsidiary not in the ordinary course of business, other than indebtedness which by its terms does not require payment of principal or interest at any time after December 31, 1997;

  (l) the termination, whether voluntary or involuntary, of any material employee of the ATMI Group or any ATMI Group Subsidiary or of any material relationship between the ATMI Group or any ATMI Group Subsidiary and a consultant; or

  (m) any agreement or understanding entered into by the ATMI Group or any ATMI Group Subsidiary whether in writing or otherwise, for the ATMI Group or any ATMI Group Subsidiary to take any of the actions specified in this Section 4.14.

  4.15. Indebtedness. Neither the ATMI Group nor any ATMI Group Subsidiary has any obligation for money borrowed or under any guarantee nor any agreement or arrangement to borrow money or to enter into any such guarantee, and as of the Closing Date, neither the ATMI Group nor any ATMI Group Subsidiary will have any obligation for money borrowed nor any agreement or arrangement to borrow money, and neither the ATMI Group nor any ATMI Group Subsidiary will have any guarantee outstanding nor any agreement or commitment to enter into any such guarantee, which with respect to any of the above is material to the ATMI Group and the ATMI Group Subsidiaries taken as a whole.

  4.16. Accounts Receivable. No amounts in excess of $10,000 individually or $50,000 in the aggregate included in the accounts receivable of the ATMI Group or any ATMI Group Subsidiary in the ATMI Financial Statements have been released or are, or are currently expected to be, regarded under generally accepted accounting principles as unrecoverable in whole or in part except to the extent there shall have been an appropriate bad debt reserve therefor. Such receivables are not, to the knowledge of the ATMI Group, subject to any counterclaim, refusal to pay or setoff not reflected in the reserves set forth on the ATMI Financial Statements. SCHEDULE 4.16 hereto sets forth a list of all accounts receivable of the ATMI Group or any ATMI Group Subsidiary as of the close of business on December 31, 1996, none of which, to the ATMI Group's knowledge, is owing from a debtor that has become bankrupt or insolvent or has been pledged to any third party.

  4.17. Supplies. The supplies of the ATMI Group and the ATMI Group Subsidiaries taken as a whole consist of a quality and quantity generally adequate for and usable in the ordinary course of business consistent with past practice.

  4.18. No Prebillings. Neither the ATMI Group nor any ATMI Group Subsidiary has prebilled or received payment in amounts greater than $20,000 individually or $50,000 in the aggregate, and the ATMI Group and the

ATMI Group Subsidiaries will not prebill or receive payment in such amounts, from any of its accounts for goods to be delivered or for services to be rendered or for expenses to be incurred subsequent to the Closing Date, except in connection with any government contract and except in the ordinary course of business and consistent with past practices of the ATMI Group or any ATMI Group Subsidiary.

  4.19. Taxes.

  (a) All Returns related to Taxes required to be filed or maintained on or before the Closing Date with respect to the business, activities or assets of the ATMI Group or any ATMI Group Subsidiary, have been filed or maintained, or will be filed or maintained on or before the Closing Date, in accordance with all applicable laws (after taking into account extensions duly obtained), and no penalties or other charges are due or could reasonably be expected to become due with respect to the late filing of any Return. All Returns are or will be accurate and complete in all material respects and properly reflect the Taxes due for the periods covered thereby. All Taxes due and payable, whether or not called for by the Returns, and all Taxes properly allocable to periods ending on or before the Closing Date have been paid, adequately provided for in the ATMI Financial Statements or any ATMI Group Subsidiary's financial statements, or properly protested or will be so paid, reserved for or protested by the Closing Date, and the ATMI Group and each ATMI Group Subsidiary have maintained all required records with respect to Taxes. All Taxes required to be withheld or collected by the ATMI Group or any ATMI Group Subsidiary have been duly withheld or collected and have been paid over to the appropriate governmental authorities, or are held in separate bank accounts established exclusively for such purpose. Except as set forth on SCHEDULE 4.19 hereto, no audit or investigation of any Return is pending or, to the knowledge of the ATMI Group, threatened. SCHEDULE 4.19 hereto sets forth the status of any audit that is pending, including the amounts of any deficiencies and additions to Tax indicated on any notices of proposed deficiency or statutory notices of deficiency that may have been issued in connection therewith and all of such deficiencies or additions to Tax have been paid. There are no requests for rulings pending before any taxing authority.
SCHEDULE 4.19 sets forth the states in which the ATMI Group or any ATMI Group Subsidiary has filed Returns relating to Taxes for the taxable years ended December 31, 1993 through December 31, 1995. Neither the ATMI Group nor any ATMI Group Subsidiary has executed or filed with the Internal Revenue Service or any other domestic or foreign taxing authority any agreement extending the period for assessment or collection of any Taxes, and neither the ATMI Group nor any ATMI Group Subsidiary has waived any law or regulation fixing the period for assessment or collection of Taxes. Neither the ATMI Group nor any ATMI Group Subsidiary is a party to any pending action or proceeding by any domestic or foreign governmental authority for assessment or collection of Taxes, and no claim for assessment or collection of Taxes has been asserted or threatened against the ATMI Group or any ATMI Group Subsidiary for which provision has not been made in the ATMI Financial Statements or any ATMI Group Subsidiary's financial statements. There are no tax liens upon any of the properties or assets of the ATMI Group or any ATMI Group Subsidiary other than liens for Taxes not yet due and payable. True and complete copies of the income tax returns of the ATMI Group and each ATMI Group Subsidiary for the three (3) fiscal years ended in 1993 through 1995, as filed with the Internal Revenue Service and all other domestic or foreign taxing authorities, have previously been made available to the ATMI Group.

  (b) No sales, use or other transfer or conveyance taxes are or will become payable by the ADCS Group or the ATMI Group solely as a consequence of the Merger, Exchange or Reorganization, other than taxes based upon the net income of the parties.

  4.20. Employees. SCHEDULE 4.20 contains a true and complete list of all of the officers and directors, partners and members of the ATMI Group and ATMI Group Subsidiaries, specifying their office or title, and a true and complete list of all the employees of the ATMI Group and each ATMI Group Subsidiary as of the date hereof. Neither the ATMI Group nor any ATMI Group Subsidiary has any written or oral contract of employment with any employee of the ATMI Group or any ATMI Group Subsidiary, and neither the ATMI Group nor any ATMI Group Subsidiary is a party to or subject to any collective bargaining agreement nor has been a party to or subject to any collective bargaining agreement or collective bargaining plan during the last five (5) years. Neither the ATMI Group nor any ATMI Group Subsidiary is a party to any pending nor, to the ATMI Group's knowledge, threatened labor dispute affecting the ATMI Group or any ATMI Group Subsidiary.

The ATMI Group and each ATMI Group Subsidiary have complied in all material respects with all applicable foreign, federal, state and local laws, ordinances, rules and regulations and requirements relating to the employment of labor, including, but not limited to, the provisions thereof relative to wages, hours, collective bargaining, drug testing, personnel policies and practices, payment of Social Security, unemployment and withholding taxes, and ensuring equality of opportunity for employment and advancement of minorities and women. To the knowledge of the ATMI Group, neither the ATMI Group nor any ATMI Group Subsidiary is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. None of the ATMI Group or any ATMI Group Subsidiary has received notice from any employee listed on SCHEDULE 4.20 as earning an annual base salary in excess of $40,000 that such employee is terminating his or her employment with the ATMI Group or any ATMI Group Subsidiary, nor to the knowledge of the ATMI Group does any such employee intend to terminate his or her employment with the ATMI Group or any ATMI Group Subsidiary.

  4.21. Employee Benefit Plans.

  (a) SCHEDULE 4.21 sets forth a list of every stock option, stock purchase, stock appreciation right, bonus, incentive, deferred or current compensation, excess benefits, profit sharing, pension, thrift, savings, retirement, severance, sickness, accident, medical, disability, hospitalization, vacation, insurance or other plan or agreement which provides benefits to or for or on behalf of any one or more employees of the ATMI Group or any ATMI Group Subsidiary (including former employees) or their beneficiaries (collectively, "ATMI Employee Benefit Plans"). The ATMI Group has made available to the ADCS Group true, correct and complete copies of all ATMI Employee Benefit Plans, as in effect on the date of this Agreement, all written descriptions or summaries thereof, all trust agreements or other funding arrangements (including insurance or group annuity contracts) relating thereto, all amendments thereto and all determination letters issued by the Internal Revenue Service with respect to such ATMI Employee Benefit Plans.

  (b) No employee benefit plan (within the meaning of Section 3(3) of ERISA) exists which covers or is maintained for the benefit of any of the employees of the ATMI Group or any ATMI Group Subsidiary or to which the ATMI Group or any ATMI Group Subsidiary is required to make contributions on account of any employees of the ATMI Group or any ATMI Group Subsidiary.

  (c) There are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of the ATMI Group, threatened against any ATMI Employee Benefit Plan, nor, to the knowledge of the ATMI Group, does any basis therefor exist. Each ATMI Employee Benefit Plan is in compliance in all material respects with all applicable requirements of ERISA and the Code and their regulations, and other applicable laws and regulations and has been administered in all material respects in accordance with its terms and with applicable legal requirements.

  (d) With respect to each ATMI Employee Benefit Plan,

    (i) the ATMI Group and each ATMI Group Subsidiary have performed or caused to be performed all obligations required to be performed under such ATMI Employee Benefit Plan (including, but not limited to, the making when due of all contributions required by the terms of such plan, by law, or by any collective bargaining agreement, or otherwise);

    (ii) the ATMI Group and each ATMI Group Subsidiary have complied in timely fashion with the terms of each ATMI Employee Benefit Plan and with all requirements of all laws, rules and regulations (including, but not limited to, ERISA and the Code) which are applicable to each ATMI Employee Benefit Plan and each ERISA Plan, including, but not limited to,

      (1) the filing when due of all required returns, reports and other documents, and

      (2) compliance with all rules concerning notifications and disclosures to participants and beneficiaries under each such plan;

    (iii) neither the ATMI Group nor any ATMI Group Subsidiary has engaged in any "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA nor has committed any breach of fiduciary responsibility under ERISA (or has any knowledge that any other person has engaged in any such prohibited transaction or committed any such breach) which could subject the ADCS Group and/or the Surviving Corporation to an excise tax or other liability under ERISA or the Code; and

    (iv) neither the ATMI Group nor any ATMI Group Subsidiary is in default under or in violation of (and has no knowledge of any default or violation by any other person of) the terms of any ATMI Employee Benefit Plan.

  (e) Except as set forth on SCHEDULE 4.21,

    (i) no employee pension benefit plan (as defined in Section 3(2)(A) of ERISA) which is sponsored by any member of the "controlled group" (as defined in Section 4001(a)(14) of ERISA) which includes the ATMI Group or any ATMI Group Subsidiary (the "ATMI Controlled Group") has been terminated since September 2, 1974;

    (ii) no proceeding has been initiated to terminate any such employee pension benefit plan;

    (iii) there has been no "reportable event" (within the meaning of Section 4043(c) of ERISA) with respect to any such employee pension benefit plan, other than those with respect to which the requirement of thirty (30) days' notice, whether in advance of the event or following the event, to the PBGC has been waived by regulation;

    (iv) no excise or other taxes (or interest or penalties with respect thereto) are due or owing with respect to any such employee pension benefit plan because of any failure to comply with the minimum funding standards of ERISA or for failing to comply with any other applicable requirement under ERISA or the Code;

    (v) all contributions to any such employee pension benefit plan have been made within the time provided by law;

    (vi) at no time during the last five (5) years has the ATMI Group or any ATMI Group Subsidiary or any member of the ATMI Controlled Group been a party to, or been required to make any contribution to, a "Multiemployer Plan" (as defined in Section 3(37) of ERISA), nor has the ATMI Group or any ATMI Group Subsidiary or any member of the ATMI Controlled Group made a complete or partial withdrawal from a Multiemployer Plan as a result of which any withdrawal liability has been or will be incurred by any of them;

    (vii) neither the ATMI Group or any ATMI Group Subsidiary nor any member of the ATMI Controlled Group has incurred any liability to the PBGC other than for the payment of annual premiums (and no such premium payments are currently due and owing); and

    (viii) neither the ATMI Group or any ATMI Group Subsidiary nor any member of the ATMI Controlled Group has entered into any transaction within the past five (5) years the purpose of which is to evade liability under Title IV of ERISA.

  (f) No ATMI Employee Benefit Plan (other than one which is an employee pension benefit plan within the meaning of Section 3(2)(A) of ERISA) provides benefits (including, without limitation, death, health or medical benefits, whether or not insured) with respect to current or former employees of the ATMI Group or any ATMI Group Subsidiary beyond their retirement or other termination of service with the ATMI Group or any ATMI Group Subsidiary, other than (i) coverage mandated by applicable law, (ii) deferred compensation benefits which have been accrued as liabilities on the books of the ATMI Group or any ATMI Group Subsidiary, (iii) benefits the full cost of which is borne by the current or former employees (or their beneficiaries), (iv) benefits which have already been satisfied in full or (v) death benefits under any pension plan to the extent set forth in SCHEDULE 4.21 hereto.

  4.22. Litigation. There is no action, suit or proceeding pending and of which it has been served notice or, to the ATMI Group's knowledge, threatened, by or against the ATMI Group or any ATMI Group Subsidiary relating to or affecting its business or assets, at law, in equity, by way of arbitration or before any governmental department, commission, board or agency. To the ATMI Group's knowledge, there are no existing facts or conditions which reasonably would be expected to give rise to any charge, claim, litigation, proceeding, or investigation by any third party which could reasonably be expected to materially adversely affect its business, the ATMI Group or any ATMI Group Subsidiary, nor are there any facts or conditions which could reasonably be expected to give rise to any order of condemnation, appropriation or other taking of any of the assets. There is no litigation, action, suit, investigation or proceeding pending and of which it has been served notice or, to the knowledge of the ATMI Group, threatened, before any court, agency or other governmental body against the ATMI Group or any ATMI Group Subsidiary (or any corporation or entity affiliated with the ADCS Group or any ATMI Group Subsidiary) which seeks to enjoin or prohibit or otherwise challenge the transactions contemplated hereby or contemplated by the Additional Agreements.
Schedule 4.22 sets forth each action, suit or proceeding against the ATMI Group or any ATMI Group Subsidiary relating to or affecting its business or assets, at law, in equity, by way of arbitration or before any governmental department, commission, board or agency, which has been dismissed or settled or in which a judgment has been rendered, in each case within the past five
(5) years, and the disposition thereof. The ATMI Group has made available to ATMI true and correct copies of each settlement agreement and release, if any, in connection with any matter discussed in the prior sentence, each of which constitutes a legal, valid and binding obligation of the parties thereto, and no party thereto is in default of any of its obligations thereunder. There is no order, judgment, decree or settlement agreement against or involving the ATMI Group or any ATMI Group Subsidiary involving any ongoing liabilities or restrictions.

  4.23. Proprietary Rights. (a) SCHEDULE 4.23 sets forth a true, correct and complete list of all foreign and domestic patents and applications for patents, Marks, and registered copyrights, and applications therefor, owned by the ATMI Group or any ATMI Group Subsidiary or in which the ATMI Group or any ATMI Group Subsidiary has any rights or licenses. The ATMI Group has made available to the ADCS Group copies of all agreements of the ATMI Group or any ATMI Group Subsidiary with each officer, employee or consultant of the ATMI Group or any ATMI Group Subsidiary providing the ATMI Group or any ATMI Group Subsidiary with secrets and inventions developed or used by the ATMI Group or any ATMI Group Subsidiary. All of such agreements so described are valid, enforceable and legally binding.

  (b) The ATMI Group and each ATMI Group Subsidiary own or possess or have the right to obtain licenses or other rights to use all Proprietary Rights which it has determined are used in its business, and it believes the same are sufficient to conduct its business as it has been and is now being conducted. The ATMI Group is not aware of any existing Proprietary Rights that the ATMI Group and the ATMI Group Subsidiaries do not already own or possess or will be able to obtain a license under, which Proprietary Rights would be necessary for the ATMI Group or any ATMI Group Subsidiary to conduct its business.

  (c) To the ATMI Group's knowledge, the operations of the ATMI Group and each ATMI Group Subsidiary do not conflict with or infringe upon, and no one has asserted to the ATMI Group or any ATMI Group Subsidiary that such operations conflict with or infringe upon, any Proprietary Rights any Marks owned, possessed or used by any third party. There are no claims, disputes, actions, proceedings, suits or appeals pending against the ATMI Group or any ATMI Group Subsidiary with respect to any Proprietary Rights or Marks, and none has been threatened against the ATMI Group or any ATMI Group Subsidiary. To the ATMI Group's knowledge, there are no facts or alleged facts which would reasonably serve as a basis for any claim that the ATMI Group or any ATMI Group Subsidiary does not have the right to use, free of any rights or claims of others, all Proprietary Rights and Marks in the development, manufacture, use, sale or other disposition of any or all products or services presently being used, furnished or sold in the conduct of its business as it has been and is now being conducted. Neither the ATMI Group nor any ATMI Group Subsidiary has violated the terms of any confidentiality agreement or nondisclosure agreement entered into in favor of any third party.

  (d) There are no inter parties proceedings before any patent or trademark authority to which the ATMI Group or any ATMI Group Subsidiary is a party.

  (e) The ATMI Group and each ATMI Group Subsidiary have taken all other measures it deems reasonable to maintain the confidentiality of the processes and formulae, research and development results and other know-how, the value of which to the ATMI Group or any ATMI Group Subsidiary is contingent upon maintenance of the confidentiality thereof.

  (f) Each employee and officer of the ATMI Group or any ATMI Group Subsidiary is a party to a confidential non-disclosure agreement with the ATMI Group or such ATMI Group Subsidiary (the form of which has been made available to the ADCS Group). No employee of the ATMI Group or any ATMI Group Subsidiary is in violation of any material term of any employment contract, proprietary information and inventions agreement, confidentiality agreement, non-competition agreement, or any other contract or agreement relating to the relationship of any such employee with the ATMI Group or any ATMI Group Subsidiary, or any previous employer.

  (g) The Proprietary Rights and Marks are free of any unresolved ownership disputes with respect to any third party. To the ATMI Group's knowledge there is no unauthorized use, infringement or misappropriation of any of such Proprietary Rights or Marks by any third party, including any employee or former employee of the ATMI Group or any ATMI Group Subsidiary.

  (h) Other than as part of transactions identified in SCHEDULE 4.23, the ATMI Group has not licensed, granted rights under, waived, released, discharged, dedicated, disclaimed or otherwise relinquished any of the Proprietary Rights identified on SCHEDULE 4.23(H) (the "ATMI Identified Proprietary Rights") to third parties; has not burdened the Proprietary Rights with any liens, security interests, financing agreements, or other encumbrances; and to the ATMI Group's knowledge is not prevented in any manner, as by estoppel, laches, inequitable conduct, or otherwise, from enforcing any of the ATMI Identified Proprietary Rights, which prevention would individually or in the aggregate have an ATMI Material Adverse Effect.

  4.24. Related Party Transactions. SCHEDULE 4.24 sets forth the amounts and other essential terms of indebtedness (which by its terms requires payment of principal or interest at any time after December 31, 1997) or other obligations, liabilities or commitments (contingent or otherwise) of the ATMI Group or any ATMI Group Subsidiary to or from any present officer, director, partner, member or stockholder or any person related to, controlling, controlled by or under common control with any of the foregoing (other than for employment services performed within the past month the payment for which is not yet due), and all other transactions between such persons and the ATMI Group or any ATMI Group Subsidiary, except for transactions which through consolidation are eliminated in the ATMI Group Financial Statements. Without limiting the generality of the foregoing, as of the date hereof, none of the present officers, directors, partners, members or stockholders or any person related to, controlling, controlled by or under common control with any of the foregoing (a) has any material direct or indirect interest in any entity which does business with the ATMI Group or any ATMI Group Subsidiary, (b) has any direct or indirect interest in any property, asset or right which is used by the ATMI Group or any ATMI Group Subsidiary in the conduct of its business, or
(c) has any contractual relationship with the ATMI Group or any ATMI Group Subsidiary other than such relationships which occur from being an employee, officer, director, etc.

  4.25. Environmental Matters; Health and Safety.

  (a) Definitions. The definitions set forth in Section 3.31 shall apply for purposes of this Section 4.25.

  (b) Environmental Representations and Warranties. SCHEDULE 4.25 hereto sets forth a list of all of the real property and all of the buildings, warehouses and storage facilities owned, leased or operated by the ATMI Group or any ATMI Group Subsidiary during the last five (5) years (the "ATMI Premises"), indicating where such property or facility is located, whether such property is owned, leased and/or operated by the ATMI Group or any ATMI Group Subsidiary and the date of acquisition or occupancy thereof.

    (i) Compliance. The ATMI Group and each ATMI Group Subsidiary and, to the ATMI Group's knowledge, its predecessor(s) in interest, have been and are in compliance with and have no liability or obligation arising under any Environmental Law, and neither the ATMI Group nor any ATMI Group Subsidiary has received any Notice from any applicable governmental agency seeking any information or alleging any violation of such Environmental Laws. No Site Remediation Measure is necessary or required under Environmental Law or any ATMI Commitment for its business or the ATMI Premises, nor are there any Environmental Conditions on the ATMI Premises. No capital improvements, alterations or repairs to the ATMI Premises are necessary or required to bring such facility into compliance with all Environmental Laws now in effect or enacted or promulgated but not yet in effect.

    (ii) Hazardous Materials/Underground Tanks. None of the ATMI Group or any ATMI Group Subsidiary and, to the ATMI Group's knowledge, their predecessor(s) in interest, has caused or permitted any use of its business or ATMI Premises to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce or process any Hazardous Materials or solid waste, except in compliance with all Environmental Laws, and has not caused or permitted and has no knowledge of the Release of any such Hazardous Materials on-site or off-site of the ATMI Premises resulting or that could in the future result in an Environmental Condition requiring Site Remediation Measures. The ATMI Premises and all principal items and machinery and equipment used in the ATMI Group's business comply with all applicable Environmental Laws. The ATMI Premises do not contain any asbestos requiring removal now or in the course of any remodeling that may occur in the future, or other Hazardous Materials, and, except for chemicals and raw materials used, and wastes generated in connection with, the manufacture of the ATMI Group's products, which in each case are located on the ATMI Premises in the ordinary course of business, no such materials are located on, in or under the ATMI Premises. Any and all underground and aboveground tanks at the ATMI Premises are in compliance with any and all Environmental Laws, and such Environmental Laws do not mandate the removal or retrofitting of such tanks for a period of five (5) years after the Closing. The removal of any tank has been carried out in compliance with all applicable Environmental Laws.

    (iii) There are no outstanding or, to the ATMI Group's knowledge, threatened actions, claims, proceedings, determinations or judgments by any party, including but not limited to any governmental authority, whether foreign, federal, state, local or any agency thereof, against or involving the ATMI Group or any ATMI Group Subsidiary, or to the ATMI Group's knowledge, against or involving the ATMI Group's or any ATMI Group Subsidiary's predecessor(s) in interest in any manner arising under the Environmental Laws or alleging or involving personal injury or property damage as a result of a violation of any Environmental Law or otherwise involving Environmental Conditions. Attached hereto as SCHEDULE 4.25 is a list of all such actions, claims, proceedings, determinations and judgments issued within the past ten (10) years by any party against the ATMI Group or any ATMI Group Subsidiary and, to the ATMI Group's knowledge, against any predecessor(s) in interest.

    (iv) The ATMI Group and each ATMI Group Subsidiary and, to the ATMI Group's knowledge, their predecessor(s) in interest, have complied with all notice, recordkeeping and reporting requirements imposed by any governmental authority and any informational requests or demands arising under any Environmental Laws. None of the ATMI Group or any ATMI Group Subsidiary, nor, to the ATMI Group's knowledge, the ATMI Group's or any ATMI Group Subsidiary's predecessor(s) in interest, is liable for any penalties, fines, or forfeitures or is subject to any restrictions on the conduct of its business for failure to comply with any of the foregoing.

  4.26. Customers and Suppliers. Neither the ATMI Group nor any ATMI Group Subsidiary has received any notice or has any knowledge that any customer from whom the ATMI Group or any ATMI Group Subsidiary in the aggregate has received more than $250,000 in gross receipts during the immediately preceding twelve-month period (1) has ceased, or currently intends to cease, to use the products, goods or services of the business of the ATMI Group or of any ATMI Group Subsidiary, (2) has substantially reduced, or currently intends to substantially reduce, the use of products, goods or services of the business of the ATMI Group or of any ATMI Group Subsidiary, or (3) other than in the ordinary course of business and to an extent which is not reasonably likely to have an ATMI Material Adverse Effect, has sought, or is seeking, to reduce the price it will pay for products, goods or services of the business of the ATMI Group or of any ATMI Group Subsidiary. Neither the ATMI Group nor any ATMI Group Subsidiary has received any notice or has any knowledge that any of the ten (10) largest suppliers of the ATMI Group and the ATMI Group Subsidiaries taken as a whole in terms of purchases made during the 1995 and 1996 fiscal years will not sell raw materials, supplies, merchandise and other goods to the business of the ATMI Group or of any ATMI Group Subsidiary at any time after the Closing Date on terms and conditions similar to those used in the current sales to the business, subject to general and customary price increases and unforeseeable supply or demand changes.

  4.27. Product and Service Warranties. To the knowledge of the ATMI Group:

  (a) All products sold and all services rendered by the ATMI Group and each ATMI Group Subsidiary have been in conformity in all material respects with all applicable ATMI Commitments and all expressed warranties, and no material liability exists or will arise for replacement or damage in connection with such sales or for services not rendered in all material respects in accordance therewith.

  (b) There is adequate provision in the ATMI Financial Statements for liabilities and obligations for damaged, defective or returned goods, or for replacement of goods or for allowances with respect to goods sold or services rendered by or on behalf of the ATMI Group or any ATMI Group Subsidiary.

  (c) Neither the ATMI Group nor any ATMI Group Subsidiary has any pattern of claims or actions based upon allegations of the same or similar product defect for any of its products.

  (d) There has not been any material product recall, rework or retrofit relating to any line of product manufactured, shipped or sold by the ATMI Group or any ATMI Group Subsidiary, nor to the knowledge of the ATMI Group is there any basis for any such product recall, rework or retrofit.

  4.28. No Prior Activities. Holdings and Newco were formed solely for the purpose of engaging in the transactions contemplated by this Agreement. As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, neither Holdings nor Newco has nor will have incurred, directly or indirectly, through any subsidiary or affiliate (other than its parent), any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

  4.29. Hart-Scott-Rodino. The "total assets" and the "annual net sales" of the "ultimate parent entity" (as such terms are used within the meaning of Section 7A.(a)(2)(A) of the Hart-Scott-Rodino Antitrust Improvements Act of
1976) of the ATMI Group are less than $100,000,000.

  4.30. Finders' Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the ATMI Group or any ATMI Group Subsidiary who might be entitled to any fee or commission from the ADCS Group or any other person upon consummation of the transactions contemplated by this Agreement.

  4.31. Information in Disclosure Documents and Registration Statement. None of the information made available or to be made available by the ATMI Group for inclusion or incorporation by reference in (i) any registration statement filed in connection with this Agreement will, at the time such registration statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) the Proxy Statement will, at the date mailed to stockholders and at the time of the meeting of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, and any registration statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder, except that no representation is made by the ATMI Group with respect to statements made therein based on information made available by the ADCS Group, any ADCS Group Subsidiary or any Holder for inclusion in any registration statement or the Proxy Statement.

  4.32. Pooling. To its knowledge, the ATMI Group has not taken, or failed to take, any action that would jeopardize the treatment of the Reorganization as a "pooling of interests" for accounting purposes.

  4.33. Section 203 of the DGCL. The Exchange by the Holders of each of their Interests for their Pro Rata Portion of the Exchange Consideration has been approved by the Board of Directors of Holdings for the purposes of Section 203 of the DGCL.

  4.34. No Misrepresentation. Neither this Agreement nor any certificate or Schedule or other information furnished pursuant to this Agreement by or on behalf of the ATMI Group or any ATMI Group Subsidiary contains any untrue statement of a material fact or, when this Agreement and such certificates, Schedules and other information are taken in their entirety, omits to state a material fact required to be stated herein or therein necessary to make the statements contained herein or therein not misleading.

                                   ARTICLE V

                                   Covenants

  5.1. Access to Information. From the date hereof to the Closing Date, each party will (i) afford to the officers, independent certified public accountants, legal counsel and other representatives of the other parties, during normal business hours, reasonable access to its properties, books, records and personnel in order that each party may have full opportunity to make such investigation as it reasonably desires to make in connection with the transactions contemplated herein; (ii) confer with representatives of the other parties; (iii) furnish to the other parties, either orally or by means of such records, documents, and memoranda as are available or reasonably capable of preparation, such information as the other parties may reasonably request; and (iv) furnish to the other parties' auditors all consents and authority that they may reasonably request in connection with any examination of each party by the other parties. The rights pursuant to this Section 5.1 shall be subject to the provisions of the Confidentiality Agreement dated October 22, 1996 between ADCS LP and ATMI, which Confidentiality Agreement shall be binding on each of the ADCS Group and each of the ATMI Group and shall survive the execution and delivery of and the termination of, this Agreement.

  5.2. Interim Operations of ADCS Group. Except as set forth on Schedule 5.2 and as provided in Section 5.21, the ADCS Group hereby covenants and agrees that between the date hereof and the Closing, and unless the ATMI Group otherwise consents in advance in writing:

  (a) The ADCS Group and each ADCS Group Subsidiary shall conduct its business in the ordinary course and in accordance with its past practices, and use its diligent efforts to (i) preserve its business organization intact, (ii) preserve its goodwill and the confidentiality of its business know-how, (iii) keep available to the ADCS Group and each ADCS Group Subsidiary the services of its present key employees and those material to the operation of its respective business, and (iv) preserve the present relationships between the ADCS Group or any ADCS Group Subsidiary and its collaborators, licensors and others having business relations with the ADCS Group or any ADCS Group Subsidiary.

  (b) The ADCS Group and each ADCS Group Subsidiary shall conduct its business only in the usual and ordinary manner and shall not change the character of its business.

  (c) Neither the ADCS Group nor any ADCS Group Subsidiary shall authorize, amend the terms of, issue or contract for the issuance of or grant options, warrants or rights to purchase any ADCS Group Securities.

  (d) The ADCS Group shall use its best efforts to cause the Holders not to transfer any of the Interests, other than transfers to family members and trusts for their benefit or involuntary transfers, which in any event do not adversely affect the pooling of interests treatment of the Reorganization. The ADCS Group will give ATMI prompt written notice of any such transfer. Each such permitted transferee shall be deemed a "Holder" for all purposes of this Agreement.

  (e) Neither the ADCS Group nor any ADCS Group Subsidiary shall pay any dividend or make any other distribution with respect to or repurchase or agree to repurchase any ADCS Group Securities.

  (f) The ADCS Group and each ADCS Group Subsidiary shall (i) use and operate substantially all of its assets in the ordinary course of business in accordance with past practices and maintain substantially all of its assets in substantially the same condition as they are now (reasonable wear and tear, which are not such as to adversely affect the operation of such business, excepted); (ii) maintain insurance upon all of its assets and with respect to the conduct of its business, all such insurance to be comparable in amount, scope and coverage to that in effect on the date of this Agreement; and (iii) give ATMI prompt written notice of any material damage to its properties by fire or other casualty.

  (g) The ADCS Group and each ADCS Group Subsidiary shall maintain its books, records and accounts in the ordinary course consistent with past practice, on a basis consistent with prior periods, and shall not make any material changes in the accounting methods or practices followed by the ADCS Group or any ADCS Group Subsidiary or any change in the depreciation or amortization policies or rates theretofore adopted or applied.

  (h) The ADCS Group and each ADCS Group Subsidiary shall duly comply in all material respects with all laws applicable to it, its assets and the conduct of its business.

  (i) The ADCS Group and each ADCS Group Subsidiary shall perform all of its material obligations under the ADCS Commitments without default.

  (j) Except in the ordinary course of business consistent with past practice, neither the ADCS Group nor any ADCS Group Subsidiary shall grant any power of attorney with respect to its business or assets.

  (k) Except in the ordinary course of business consistent with past practice, neither the ADCS Group nor any ADCS Group Subsidiary shall enter into any new ADCS Commitments, or cancel, amend, modify adversely, assign, encumber or terminate any of the ADCS Commitments or make any material capital investment, expenditure or improvement or enter into any agreement therefor, which in any event would be material to the ADCS Group and the ADCS Group Subsidiaries taken as a whole.

  (l) Except in the ordinary course of business and to the extent not material to the ADCS Group and the ADCS Group Subsidiaries taken as a whole, neither the ADCS Group nor any ADCS Group Subsidiary shall (i) make any loan, or otherwise extend credit to any person, firm or corporation, except in the ordinary course of business and consistent with the past practices of the ADCS Group or any ADCS Group Subsidiary, (ii) give any guarantee or indemnity, or make any other similar commitment with respect to a debt or other liability of any person, firm or corporation, or (iii) (excluding transactions among the ADCS Group and the ADCS Group

Subsidiaries) create, incur or otherwise become liable for any indebtedness (other than interest and fees assessed on the outstanding portion of such indebtedness), or otherwise subject any of its property or assets to any lien, security interests, encumbrance or charge.

  (m) Neither the ADCS Group nor any ADCS Group Subsidiary shall make any payment in excess of $50,000, except for payment of liabilities incurred in the ordinary course of business, and the payment of the fees and expenses of its attorneys and accountants incurred in connection with the transactions contemplated hereby.

  (n) Neither the ADCS Group nor any ADCS Group Subsidiary shall sell, lease or otherwise dispose of any of the assets, except in the ordinary course of business for a cash consideration which equals a fair value at the time of the sale of any of the assets.

  (o) Except in the ordinary course of business consistent with past practice, neither the ADCS Group nor any ADCS Group Subsidiary shall (i) grant any severance or termination pay to any director, officer, employee, partner or member of the ADCS Group or any ADCS Group Subsidiary; (ii) enter into any employment, severance, management, consulting, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer, employee, partner or member of the ADCS Group or any ADCS Group Subsidiary; (iii) change benefits payable under existing severance or termination pay policies or employment, severance, management, consulting or other similar agreements other than normal yearly adjustments; or (iv) change compensation, bonus or other benefits payable to director, officer, employee, partner or member of the ADCS Group or any ADCS Group Subsidiary, other than normal yearly adjustments, other than promotions made in the ordinary course and other than any increase pursuant to any ADCS Employee Benefit Plan, the formulae or commission rates of which have not been amended or changed.

  (p) The ADCS Group will use its best efforts not to authorize or permit (i) the ADCS Organizational Documents to be amended; (ii) the merger, consolidation or other combination of the ADCS Group or any ADCS Group Subsidiary with any other entity; or (iii) the ADCS Group or any ADCS Group Subsidiary to organize a subsidiary.

  (q) The ADCS Group shall not take any action which would jeopardize the treatment of the Reorganization as a tax-free transaction or which would prevent the Reorganization from being accounted for as a pooling of interests.

  5.3. Interim Operation of the ATMI Group. The ATMI Group hereby covenants and agrees that between the date hereof and the Closing, and unless the ADCS Group otherwise consents in advance in writing:

  (a) The ATMI Group and each ATMI Group Subsidiary shall conduct its business in the ordinary course and in accordance with its past practices, and use its diligent efforts to (i) preserve its business organization intact, (ii) preserve its goodwill and the confidentiality of its business know-how, (iii) keep available to the ATMI Group and each ATMI Group Subsidiary the services of its present key employees and those material to the operation of its respective business, and (iv) preserve the present relationships between the ATMI Group or any ATMI Group Subsidiary and its collaborators, licensors and others having business relations with the ATMI Group or any ATMI Group Subsidiary.

  (b) The ATMI Group and each ATMI Group Subsidiary shall conduct its business only in the usual and ordinary manner and shall not change the character of its business.

  (c) Neither the ATMI Group nor any ATMI Group Subsidiary shall pay any dividend or make any other distribution with respect to or repurchase or agree to repurchase any ATMI Group Securities.

  (d) The ATMI Group and each ATMI Group Subsidiary shall (i) use and operate substantially all of its assets in the ordinary course of business in accordance with past practices and maintain substantially all of its assets in substantially the same condition as they are now (reasonable wear and tear, which are not such as to adversely affect the operation of such business, excepted); (ii) maintain insurance upon the assets and with respect to the conduct of its business, all such insurance to be comparable in amount, scope and coverage to that in effect on the date of this Agreement; and (iii) give the ADCS Group prompt written notice of any material damage to its properties by fire or other casualty.

  (e) The ATMI Group and each ATMI Group Subsidiary shall maintain its books, records and accounts in the ordinary course consistent with past practice, on a basis consistent with prior periods, and shall not make any material changes in the accounting methods or practices followed by the ATMI Group or any ATMI Group Subsidiary or any change in the depreciation or amortization policies or rates theretofore adopted or applied.

  (f) The ATMI Group and each ATMI Group Subsidiary shall duly comply in all material respects with all laws applicable to it, its assets and the conduct of its business.

  (g) The ATMI Group and each ATMI Group Subsidiary shall perform all of its material obligations under the ATMI Commitments without default.

  (h) Neither the ATMI Group nor any ATMI Group Subsidiary shall sell, lease or otherwise dispose of any of the assets, except in the ordinary course of business for a cash consideration which equals a fair value at the time of the sale of any of the assets.

  (i) The ATMI Group will use its best efforts not to authorize or permit with respect to ATMI, and will not authorize or permit with respect to any ATMI Subsidiary, (i) the ATMI Organizational Documents to be amended, or (ii) the merger, consolidation or other combination of the ATMI Group or any ATMI Group Subsidiary with any other entity, except as may be necessary to effect any acquisitions made by ATMI, subject to its obligations under Section 5.5, or to change the name of any member of the ATMI Group.

  (j) The ATMI Group shall not take any action which would jeopardize the treatment of the Reorganization as a tax-free transaction or which would prevent the Reorganization from being accounted for as a pooling of interests.

  (k) The ATMI Group shall not grant to any other party piggyback or demand registration rights which are pari passu or greater in priority than the registration rights to be provided pursuant to the Registration Rights Agreement attached hereto as EXHIBIT C (the "Registration Rights Agreement").

  (l) The ATMI Group will not amend its stock option, stock purchase or other similar equity-based incentive compensation plans to increase the number of shares of stock issuable thereunder, nor issue shares of its capital stock which would cause the number of its shares of capital stock to be more than the number of shares that are issued and outstanding as of the date hereof, except (i) the ATMI Group may approve and issue options under ATMI's existing stock option plans, (ii) the ATMI Group may approve a new stock option plan for up to 900,000 shares of Holdings Common Stock, (iii) pursuant to the exercise of Outstanding ATMI Options, Outstanding ATMI Warrants and options hereafter issued under (i) above, and (iv) in connection with acquisitions made by ATMI, subject to its obligations under Section 5.5.

  (m) Except in the ordinary course of business consistent with past practice, neither the ATMI Group nor any ATMI Group Subsidiary shall enter into any new ATMI Commitments, or cancel, amend, modify adversely, assign, encumber or terminate any of the ATMI Commitments or make any material capital investment, expenditure or improvement or enter into any agreement therefor, which in any event would be material to the ATMI Group and the ATMI Group Subsidiaries taken as a whole.

  (n) Except in the ordinary course of business and to the extent not material to the ATMI Group and the ATMI Group Subsidiaries taken as a whole, neither the ATMI Group nor any ATMI Group Subsidiary shall

(i) make any loan, or otherwise extend credit to any person, firm or corporation, except in the ordinary course of business and consistent with the past practices of the ATMI Group or any ATMI Group Subsidiary, (ii) give any guarantee or indemnity, or make any other similar commitment with respect to a debt or other liability of any person, firm or corporation, or (iii) (excluding transactions among the ATMI Group and the ATMI Group Subsidiaries) create, incur or otherwise become liable for any indebtedness (other than interest and fees assessed on the outstanding portion of such indebtedness), or otherwise subject any of its property or assets to any lien, security interests, encumbrance or charge.

  (o) Neither the ATMI Group nor any ATMI Group Subsidiary shall make any payment in excess of $100,000, except for payment of liabilities incurred in the ordinary course of business, and the payment of the fees and expenses of its attorneys and accountants incurred in connection with the transactions contemplated hereby.

  (p) Except in the ordinary course of business consistent with past practice, neither the ATMI Group nor any ATMI Group Subsidiary shall (i) grant any severance or termination pay to any director, officer, employee, partner or member of the ATMI Group or any ATMI Group Subsidiary; (ii) except as described in Schedule 5.3(p), enter into any employment, severance, management, consulting, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer, employee, partner or member of the ATMI Group or any ATMI Group Subsidiary;
(iii) change benefits payable under existing severance or termination pay policies or employment, severance, management, consulting or other similar agreements other than normal yearly adjustments; or (iv) change compensation, bonus or other benefits payable to director, officer, employee, partner or member of the ATMI Group or any ATMI Group Subsidiary, other than normal yearly adjustments, other than promotions made in the ordinary course and other than any increase pursuant to any ATMI Employee Benefit Plan, the formulae or commission rates of which have not been amended or changed.

  5.4. Notices of Certain Events. From the date hereof to and including the Closing Date, the ADCS Group and the ATMI Group covenant and agree to notify the other of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement; (ii) any notice or other communication from any foreign or domestic governmental authority in connection with the transactions contemplated by this Agreement; and (iii) any matter arising and discovered after the date of this Agreement that, if existing or known on the date of this Agreement, would have been required to be disclosed pursuant to this Agreement, or that constitutes a breach or prospective breach of this Agreement by the notifying party or its affiliates.

  5.5. Other Acquisitions by ATMI. From and after the date hereof to the Effective Time or the termination of this Agreement in accordance with Article IX, without first giving the ADCS Group notice thereof, ATMI will not enter into a definitive agreement with respect to any acquisition having a value in excess of $18,000,000 (including the value of (i) cash, stock and assets transferred as consideration in any acquisition, whether by way of merger, purchase or exchange or otherwise; (ii) options, warrants or convertible securities issued or assumed in connection with such acquisition; and (iii) any debt or other liability issued or assumed in connection with such acquisition). The information contained in such notice shall be subject to the restrictions set forth in Sections 5.1 and 5.6. The ADCS Group shall have the right within ten (10) business days after notice is given by ATMI to notify ATMI that the ADCS Group objects to such acquisition and indicating the reasonable basis for such objection. Failure of the ADCS Group to give notice within such 10-day period shall waive the ADCS Group's right to object. Within five (5) business days after ATMI's receipt of the ADCS Group's notice of objection, ATMI shall notify the ADCS Group of ATMI's intention to either terminate or proceed with such acquisition. If ATMI indicates its intention to proceed with such acquisition, the ADCS Group shall have the right, exercisable within five (5) business days after its receipt of ATMI's notice of its intent to proceed, to terminate this Agreement pursuant to Section 9.1(d)(ii) without any liability on the part of any party hereto.

  5.6. No Public Disclosure. The ADCS Group understands that ATMI is a public company, and that until the transactions contemplated by this Agreement are made public, the ADCS Group and the Holders and those whom they advise of this transaction (which shall only be on a "need to know basis") may be privy to material inside information; accordingly, the ADCS Group understands, and the ADCS Group has apprised those of its officers, members, partners and agents who know of the potential transaction, of the need for confidentiality and the potential consequences of any trading in the ATMI Group Securities. No public announcements shall be made concerning the negotiations between the parties, this Agreement or the transactions contemplated herein, without the prior mutual consent of the ADCS Group and ATMI, except as may be required by law or the rules or regulations of The Nasdaq National Market; provided that ATMI shall use its best efforts to obtain ADCS' mutual consent to the timing and content of any such announcements. The parties agree that, to the maximum extent feasible, they will advise and confer with each other prior to the issuance of any reports, statements or releases pertaining to this Agreement or the transactions contemplated herein. In addition, the parties agree to respond to all inquiries with respect to the Reorganization by stating that it is their policy not to comment on such matters.

  5.7. No Negotiation. The ADCS Group and each ADCS Group Subsidiary will not, and the ADCS Group will use best efforts to cause each Holder not to, directly or indirectly, solicit, discuss, or engage in negotiations with, or provide information to, any person, other than ATMI, concerning any possible proposal regarding the acquisition of the Interests, the ADCS Group or any ADCS Group Subsidiary or any part thereof, or any merger or consolidation thereof, or accept any such proposal.

  5.8. NovaMOS. Following the Closing, the NovaMOS division and the ADCS Group shall be operated as set forth on SCHEDULE 5.8.

  5.9. Election of Directors. Holdings shall, as of the Closing Date, have a vacancy on its six (6) person Board of Directors for the class of directors elected for a three-year term and shall, on the day after the Closing Date, appoint Stephen H. Siegele to fill such vacancy. To the extent permitted by applicable law, Holdings shall cause the Board of Directors to nominate Stephen H. Siegele or his designee to serve for an additional three-year term and to support his or her nomination to the same extent and in the same manner as it supports other nominees on the slate of directors proposed by Holdings, provided that at the time of such nomination by the Board the Exchange Consideration owned of record by the Holders represents in the aggregate ten percent (10%) or more of the shares of Holdings Common Stock then outstanding.

  5.10. HSR Act. In the event that the parties determine that the proposed transactions are subject to a waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the ADCS Group and the ATMI Group shall promptly file or cause to be filed on behalf of itself and any other acquired or acquiring persons under the HSR Act, Premerger Notification and Report Forms with respect to the transactions contemplated herein, respond to any requests for additional information and documents and provide the necessary information and make the necessary filings under the HSR Act. The Closing Date shall be reasonably extended as necessary to allow the period specified in the HSR Act and any extensions thereof to expire prior to such date. The ATMI Group shall pay all applicable HSR filing fees of the ADCS Group, the Holders and their respective affiliates.

  5.11. Preparation of S-4 and the Proxy Statement. The ATMI Group shall prepare and file as promptly as practicable after the execution of this Agreement with the SEC a confidential preliminary Proxy Statement with respect to the Reorganization which complies in form with applicable requirements of the SEC. As promptly as practicable after the receipt of any comment letter from the staff of the SEC, ADCS and ATMI shall cooperate in the response to any such comment letter, or, in any event and if no such letter is received, shall use all reasonable efforts to cause the S-4 to become effective as soon thereafter as practicable. The ATMI Group shall use its best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing. The ATMI Group shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Holdings Common Stock in the Reorganization, and the ADCS Group shall furnish all information concerning the ADCS Group and the Holders as may be reasonably requested in connection with any such action.

  5.12. Best Efforts; Cooperation. The ADCS Group will use its best efforts to cause the Holders to tender their Interests at the Closing and to cause the other conditions of Closing to be met by it, and ATMI will use its best efforts to cause the other conditions of Closing to be met by it.

  5.13. ATMI Stockholder Matters. ATMI shall call a meeting of its stockholders for the purpose of voting upon matters relating to this Agreement and the Reorganization to be held as soon as practicable after the SEC declares the S-4 effective. ATMI will use reasonable best efforts to hold its stockholders' meeting as promptly as practicable thereafter and will, through its Board of Directors, recommend to its stockholders approval of this Agreement, the Reorganization and the other transactions contemplated hereby or thereby and will use its reasonable best efforts to cause its stockholders to approve the Merger. In addition, the ATMI Group may retain a nationally-recognized proxy solicitation firm if the ATMI Group in consultation with the ADCS Group deems such action to be necessary in order to receive the approval of ATMI stockholders with respect to the transactions contemplated hereby.

  5.14. Nasdaq Listing. ATMI and Holdings will make such filings as are necessary with the NASD and The Nasdaq National Market regarding the transactions contemplated hereby and will use their best efforts to cause the shares of Holdings Common Stock to be issued in the Reorganization to be approved for listing on The Nasdaq National Market, subject to official notice of issuance, prior to the Effective Time.

  5.15. Affiliates. The ATMI Group and the ADCS Group shall deliver to Holdings a letter identifying all persons who are, at the time the Reorganization is effected, "affiliates" of either the ATMI Group or the ADCS Group. The ATMI Group and the ADCS Group shall cause each person who is identified as an "affiliate" in such letter to deliver to Holdings on or prior to the Effective Time an Affiliates Agreement, in the form attached hereto as EXHIBIT D-1 with respect to affiliates of ADCS and EXHIBIT D-2 with respect to affiliates of ATMI (the "Affiliates Agreements").

  5.16. Financial Statements and SEC Reports. From and after the date hereof until the Effective Time, each party hereto shall deliver to the other, as soon as available but in no event later than forty-five (45) days after the end of each fiscal quarter, a consolidated balance sheet as of the last day of such fiscal period and a consolidated statement of income, stockholders' equity and cash flows of such party and its subsidiaries for the fiscal period then ended, prepared in accordance with general accounting principles, with such exceptions as are noted on such financial statements, and in the case of ATMI, the requirements of Form 10-Q or Form 10-K, as the case may be, under the Exchange Act. From and after the date hereof until the Effective Time, ATMI shall deliver to the ADCS Group as soon as available all forms, reports and other documents filed by the ATMI Group or its affiliates with the SEC, and each party shall otherwise keep the other apprised of any material development with respect to its business or financial condition.

  5.17. Employee Benefits. (a) As of Closing Date, ATMI or Holdings shall provide all employees of the ADCS Group and each ADCS Group ERISA Affiliate and their dependents, and all qualified beneficiaries (as defined in Section 4980B(g)(1) of the Code) entitled to receive continuation coverage under COBRA as of the Closing Date (the "Qualified Beneficiaries") with coverage under one or more ATMI Benefit Plans (the "Successor Welfare Plans"), including, without limitation, health care coverage ("Coverage"), which meets at least the following requirements: (i) service with the ADCS Group and each ADCS Group ERISA Affiliate prior to the Closing Date shall be credited against all service and waiting period requirements under the Successor Welfare Plans for those employees of the ADCS Group and each ADCS Group ERISA Affiliate (and their eligible dependents) that received coverage from the ADCS Group or an ADCS-Group ERISA Affiliate as of the Closing Date, (ii) the Successor Welfare Plans shall not provide for any pre-existing condition exclusion for those employees of the ADCS Group and each ADCS Group ERISA Affiliate (and their eligible dependents) and

Qualified Beneficiaries that were entitled to coverage from the ADCS Group or an ADCS Group ERISA Affiliate as of the Closing Date, and (iii) the deductibles in effect under the Successor Welfare Plans for the plan year in which the Closing Date occurs shall be reduced by any amounts applied towards the deductibles under the ADCS Group Benefit Plans for the plan year in which the Closing Date occurs provided such individuals submit evidence to ATMI sufficient to demonstrate the amount so applied against any applicable deductibles in effect under any ADCS Group Benefit Plan, provided ATMI or Holdings shall only be obligated to provide Coverage to such employees, dependents and qualified beneficiaries to the extent ATMI or Holdings sponsors the same type of Group Benefit Plans that the ADCS Group did as of the Closing Date.

  (b) ATMI covenants that the service of each employee of the ADCS Group and each ADCS Group ERISA Affiliate prior to the Closing Date shall be credited as service under the ATMI 401(k) Plan for all purposes (including without limitation, eligibility and vesting) for those employees of the ADCS Group and each ADCS Group ERISA Affiliate that were participants in any 401(k) plan maintained by the ADCS Group or an ADCS Group ERISA Affiliate as of the Closing Date.

  (c) The parties recognize that the ADCS Group's forms of compensation of its employees, consultants and directors have differed from ATMI's, including, but not limited to, in the payment of cash versus equity-based compensation. ATMI will use reasonable efforts prior to Closing to obtain the ADCS Group's agreement to the amount and types of compensation to be paid to employees of the ADCS Group commencing as of the Closing. Nothing herein shall confer any rights upon any such employees.

  5.18. Tax Matters. Each of the parties agrees to prepare and file any and all tax returns, reports and other filings regarding the tax treatment of the Reorganization in a manner which is consistent in all respects with the intent and expectation set forth in Section 2.6 above. Each of the parties further agrees to use reasonable efforts not to do any act or thing, before or at any time after the Reorganization, which would cause the Reorganization not to be a transaction described in Section 351 of the Code. The ATMI Group agrees that it will not take any tax position contrary to, or in conflict with, any tax position taken in good faith prior to the Closing by a member of the ADCS Group, any ADCS Group Subsidiary, or any predecessor in interest to any of the foregoing, or any Holder.

  5.19. Supplements to Disclosure Schedules. Without limiting the parties' obligations under Section 5.4, from time to time prior to the Closing, the ATMI Group and the ADCS Group will promptly supplement or amend the respective disclosure schedules which they have delivered pursuant to this Agreement with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in any such disclosure schedule or which is necessary to correct any information in any such disclosure schedule which has been rendered inaccurate thereby. No supplement or amendment to any such disclosure schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 6.l(a) or 6.2(a) of this Agreement.

  5.20. Expenses. In the event the Reorganization is consummated, the reasonable legal and accounting costs (for all of which an estimate shall be given to the ATMI Group on the date hereof) will be borne by the ATMI Group; otherwise, in the event the Reorganization is not consummated, each party will bear its own costs and expenses. Whether or not the transaction is consummated, the ATMI Group shall pay all SEC registration, HSR and other applicable governmental filing fees incurred in connection with the negotiation, preparation and execution of this Agreement and the performance of any of the obligations contemplated hereby or thereby.

  5.21. Officer and Director Indemnity. (a) Simultaneously with the Closing, the ADCS Organizational Documents shall be amended to the extent necessary to provide the same level of indemnification for the current directors and officers and employees of the ADCS Group (each, a "Current ADCS Indemnitee") as the bylaws of ATMI provide on the date hereof for directors, officers and employees of ATMI. Holdings will not permit the ADCS Organizational Documents to be amended to affect adversely the provisions concerning indemnification for a Current ADCS Indemnitee; provided, however, that Holdings reserves the right to liquidate, dissolve, consolidate, reorganize or merge any entity within the ADCS Group so long as any successor(s) expressly assumes and agrees to perform the obligations of indemnity set forth in such ADCS Organizational Documents in the same manner and to the same extent that the predecessor entity would be required to perform if no such succession had taken place, and each Current ADCS Indemnitee shall be entitled to enforce such obligations of indemnity against any such successor(s) to the same extent and with the same force and effect as if such successor was originally a party hereto.

  (b) Holdings agrees that in the event that the ATMI Organizational Documents are at any time amended so that the provisions therein relating to the indemnification of directors, officers or employees of the ATMI Group are less favorable than those currently contained therein, that Holdings will first agree with any Current ADCS Indemnitee, who at any time is or becomes a director, officer or employee of Holdings, ATMI, or any subsidiary thereof, to provide for rights to indemnification no less favorable than those in effect on the date hereof.

  5.22. Exchange Act Section 16(b). The ATMI Group shall take no position inconsistent with the positions taken by any Holders with respect to a "Section 16(b) Matter" after the date hereof that will or may, directly or indirectly, whether taken alone or together with other facts or events, result in a Holder or any affiliate of a Holder having "Section 16(b) Liability." As used herein, the following terms shall have the respective meanings set forth below:

    "Section 16(b) Liability" means liability under Section 16(b) of the Exchange Act with respect to or as a consequence, directly or indirectly, of (i) a Holder's or Holder's affiliate's acquisition (or deemed acquisition) of "beneficial ownership" of, or a "pecuniary interest" or "indirect pecuniary interest" in, any of the Exchange Consideration that shall have been acquired (or deemed to have been acquired) pursuant to this Agreement; or (ii) any dispute with respect to the date on which any Holder becomes subject to Section 16 of the Exchange Act, if at all, pursuant to this Agreement.

    "Section 16(b) Matter" means each matter or series of matters (including, without limitation, a proposed transaction or series of transactions involving any stock or other non-cash dividend, split-up, reverse split-up, reclassification, recapitalization, reorganization, combination, subdivision, conversion, exchange of shares or acquisition, merger or other similar such transaction), which, directly or indirectly, as a result of the taking of such action by Holdings, its Board of Directors or stockholders or any governmental authority having jurisdiction thereover, or the conclusion of any such matter will or may, directly or indirectly, whether taken alone or together with other facts or events, result in
  Section 16(b) Liability.

  5.23. Environmental Report. The ATMI Group has at its expense ordered from GZA GeoEnvironmental, Inc. a Phase II environmental site assessment of the ADCS manufacturing site in Burnet, Texas. The ATMI Group will use reasonable efforts to have the assessment completed no later than April 28, 1997. Within ten (10) days after its receipt thereof, the ATMI Group shall deliver to ADCS Nevada a copy of the assessment, together with a written statement from ATMI stating whether or not (i) the assessment indicates an Environmental Condition which ATMI in good faith has determined could have an ADCS Material Adverse Effect (a "Material Environmental Condition"), and (ii) the ATMI Group intends to terminate this Agreement as a result of such Material Environmental Condition. If the ATMI Group states its intention to terminate this Agreement as a result of a Material Environmental Condition, this Agreement will terminate on the thirtieth (30th) day after ADCS Nevada's receipt of such notice unless within such 30-day period the ADCS Group successfully remediates such Material Environmental Condition or the parties agree otherwise. If this Agreement is terminated pursuant to this Section 5.23, the ATMI Group shall not be entitled to a termination payment under Section 9.2. If this Agreement is not terminated pursuant to this Section 5.23, then the results of such Phase II site assessment shall be deemed to be incorporated into the ADCS Disclosure Schedule as of the date on which this Agreement is executed.

                                  ARTICLE VI

                        Conditions Precedent to Closing

  6.1. Conditions to the Obligations of the ATMI Group. The obligation of the ATMI Group to consummate the Merger, the Exchange and the other transactions contemplated hereby shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any of which may be waived in writing by the ATMI Group in its sole discretion):

  (a) Representations and Warranties True. The representations and warranties of the ADCS Group and the Holders which are contained in this Agreement, or contained in any Schedule, certificate or other instrument or document delivered or to be delivered pursuant to this Agreement, shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, except for the effect of any activities or transactions which may have taken place after the date of this Agreement expressly permitted by this Agreement, incident to carrying out this Agreement, or consented to in writing by ATMI. At the Closing, the ADCS Group shall have delivered to the ATMI Group a certificate confirming the foregoing (signed on behalf of the ADCS Group by the President, General Partner, authorized member, etc., as appropriate).

  (b) Performance. The ADCS Group shall have performed and complied in all material respects with all of the obligations under this Agreement which are required to be performed or complied with by it on or prior to the Closing Date. At the Closing, the ADCS Group shall have delivered to the ATMI Group a certificate confirming the foregoing (signed on behalf of the ADCS Group by the President, General Partner, authorized member, etc., as appropriate).

  (c) Stockholder Approval. This Agreement and the consummation of the transactions contemplated herein shall have been duly approved and adopted by the stockholders of ATMI in accordance with the DGCL and the ATMI
Organizational Documents.

  (d) Absence of Litigation. No statute, rule or regulation shall have been enacted or promulgated, and no order, decree, writ or injunction shall have been issued and shall remain in effect, by any court or governmental or regulatory body, agency or authority which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby, and no action, suit or proceeding before any court or governmental or regulatory body, agency or authority shall have been commenced with respect to the transactions contemplated hereby or with respect to the ADCS Group, any ADCS Group Subsidiary or any Holder not set forth in a Schedule hereto which, in the reasonable judgment of the ATMI Group, would have a material adverse effect on the transactions contemplated hereby or an ADCS Material Adverse Effect.

  (e) Pooling of Interests. The ATMI Group shall have received a letter dated as of the Effective Time from Ernst & Young LLP, independent accountants to the ADCS Group and the ATMI Group, regarding the appropriateness of pooling of interest accounting for the Reorganization under Accounting Principles Board Opinion No. 16.

  (f) Additional Agreements. The ADCS Group and the Holders shall have delivered (or cause to be delivered) duly executed counterparts of the following agreements:

    (i) Proprietary Information and Inventions Agreements. The ADCS Group shall have used best efforts to cause each employee of the ADCS Group and each ADCS Group Subsidiary to have entered into ATMI's customary Employee Proprietary Information and Inventions Agreements (the "Proprietary Information and Inventions Agreements") with ATMI and/or the ADCS Group, as ATMI may determine, a copy of which is attached hereto as EXHIBIT E.

    (ii) Employment Agreements. Each of Stephen H. Siegele, Frederick H. Siegele, and Frederick J. Siegele shall have entered into an Employment Agreement (each an "Employment Agreement") with ATMI and/or the ADCS Group, as ATMI may determine, substantially in the form(s) of EXHIBIT F.

    (iii) Affiliate Agreement. Each of the affiliates of the ADCS Group and ATMI shall have entered into an Affiliate Agreement in the form of EXHIBIT D-1 or EXHIBIT D-2, as appropriate.

    (iv) Escrow Agreement. Each of the Holders and the escrow agent thereunder shall have entered into the Escrow Agreement (the "Escrow Agreement") substantially in the form of EXHIBIT G.

    (v) Indemnification Agreement. Each of the Holders and the ATMI Group shall have entered into the Indemnification Agreement (the "Indemnification Agreement") substantially in the form of EXHIBIT H.

    (vi) Representations and Warranties of Holders. Each Holder shall have executed and delivered to the ATMI Group a Certificate of Holder in the form attached hereto as EXHIBIT I making each of the representations and warranties contained therein with respect to such Holder, but only as to that Holder.

  (g) Opinions of Counsel. (i) Brobeck, Phleger & Harrison LLP, counsel to the ADCS Group, the ADCS Group Subsidiaries and the Holders, shall have delivered to the ATMI Group an opinion substantially in the form of Exhibit J; and (ii) Lyon & Lyon, patent counsel to the ADCS Group, shall have delivered to the ATMI Group an opinion substantially in the form of EXHIBIT K;

  (h) Fairness Opinion. Alex. Brown & Sons Incorporated, financial advisers to ATMI, shall have delivered an opinion to the Board of Directors of ATMI to the effect that the Exchange Consideration payable pursuant to the Reorganization is fair from a financial point of view to ATMI.

  (i) Comfort Letter. Ernst & Young LLP, independent accountants to the ADCS Group and the ATMI Group, shall have delivered a "comfort" letter, addressed to the ADCS Group and the ATMI Group and dated as of the effective date of the S-4 and the Closing Date, in such form and substance as is customary in connection with such transactions and is satisfactory to the ADCS Group and the ATMI Group.

  (j) Tax Opinion. Ernst & Young LLP, independent accountants to the ADCS Group and the ATMI Group, shall have delivered an opinion letter, addressed to the ADCS Group and the ATMI Group and dated as of the Closing Date, to the effect that the Reorganization has been structured in a manner which is tax-free with respect to the ATMI Group and its stockholders and the Holders (the "Tax Opinion").

  (k) Delivery of Certificates and Assignment. In exchange for the Exchange Consideration, the Holders shall have delivered (i) each of the original share certificates evidencing the Capital Stock, duly endorsed for transfer with all requisite transfer stamps, if any are due, attached thereto, (ii) an assignment of the Membership Interests, the form of which is attached hereto as EXHIBIT B, and (iii) all such other deeds, bills of sale, assignments and assurances which Holdings deems reasonably necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to or under the Interests or otherwise to carry out the purposes of this Agreement. Each of the foregoing shall also be executed and delivered by each Holder's spouse, if required.

  (l) Securities Law Compliance. The S-4 registering the issuance and delivery of the shares of Holdings Common Stock pursuant to the Merger shall have been declared effective in accordance with the provisions of the Securities Act, and no stop order suspending the effectiveness of the S-4 shall have been issued by the SEC. All other filings necessary under federal and state securities laws to permit the issuance and delivery of the shares of Holdings Common Stock pursuant to the Merger and of the Exchange Consideration in compliance with such laws shall have been made, and any authorizations in connection therewith from all applicable securities regulatory authorities shall have been obtained.

  (m) Nasdaq Listing. Holdings Common Stock shall have been, at the Effective Time, authorized for listing on The Nasdaq National Market.

  (n) Consents and Approvals. The ADCS Group shall have obtained all consents and approvals and waivers and given such notices as may be reasonably necessary to complete properly the restructuring undertaken by the ADCS Group in 1996. The ADCS Group shall have obtained all consents and approvals and waivers and given such notices as may be necessary to consummate the transactions contemplated hereby and by the Additional Agreements to which it is a party, including but not limited to (i) requisite stockholder, partner, member, etc. approval or notification and (ii) the consent to the transactions contemplated hereby of the parties to all Commitments under which the ADCS Group, any ADCS Group Subsidiary or any Holder would otherwise be in default in any material respect as a result of the transactions contemplated hereby, other than Commitments which ATMI agrees are not material to the ADCS Group or any ADCS Group Subsidiary's business or prospects. All consents, authorizations, orders or approvals of, and filings or registrations with, any federal, state, local or foreign governmental commission, board or other regulatory body which are required for or in connection with the execution, delivery and performance of this Agreement and the Additional Agreements by the ADCS Group, any ADCS Group Subsidiary and the Holders and the consummation of the transactions contemplated hereby and thereby, and in order to permit or enable its business to be conducted after the Closing, shall have been duly obtained or made, except filings under state securities laws, if any, which may be made in the time period permitted by law. It is understood that none of such approvals shall be deemed to have been received if any such approval is subject to satisfaction of or compliance with a Burdensome Condition. "Burdensome Condition" shall mean the imposition of a material restriction on the ATMI Group's or the ADCS Group's ability to operate its business following the Effective Time or requiring the ATMI Group or the ADCS Group to dispose of a material amount of its assets following the Effective Time. Either the ATMI Group or the ADCS Group may, but is not obligated to, seek the removal or otherwise satisfactorily resolve the Burdensome Condition.

  (o) No Material Adverse Changes. There shall not have been a material adverse change in the general affairs, business, prospects, properties, management, condition (financial or otherwise) or results of operations of the ADCS Group or any ADCS Group Subsidiary, whether or not arising from transactions in the ordinary course of business, and neither the ADCS Group nor any ADCS Group Subsidiary shall have sustained any material loss or interference with its business or properties from fire, explosion, flood or other casualty, whether or not covered by insurance, or from any labor dispute or any court or legislative or other governmental action, order or decree.

  (p) Delivery by the ADCS Group. The ADCS Group shall deliver or cause to be delivered to ATMI:

    (i) With respect to the ADCS Group, each ADCS Group Subsidiary and each Holder which is an entity, a complete and correct copy of (i) each corporation's Certificate or Articles of Incorporation, as amended to date, certified by the Secretary of State of its state or country of incorporation, (ii) each corporation's By-Laws, as amended to date, certified by the Secretary or an Assistant Secretary of the respective corporation, (iii) each limited liability company's Articles of Organization or similar instrument, as amended to date, certified by the Secretary of State of its state of organization, (iv) each limited liability company's Operating Agreement or similar agreement, as amended to date, certified by a member or manager of the respective limited liability company, (v) each limited partnership's certificate of limited partnership, as amended to date, certified by the Secretary of State of the State of Texas, and (vi) ADCS LP's Limited Partnership Agreement, as amended to date, certified by its general partner, and the original corporate stock ledgers, corporate seal and minute book(s) of the ADCS Group.

    (ii) Long form certificates of good standing or legal existence, as appropriate, as of a recent date issued by (i) the Secretary of State of the state in which each of the ADCS Group and each ADCS Group Subsidiary is organized to the effect that each is in good standing under the laws of such state, and (ii) the Secretary of State of each state in which that the ADCS Group or any ADCS Group Subsidiary is authorized to transact business as a foreign corporation, foreign limited liability company or foreign limited partnership to the effect that the ADCS Group or any ADCS Group Subsidiary is duly qualified as a foreign entity in such state.

    (iii) Certificates issued as of a recent date by the Tax authorities of the state of organization and of each state in which the ADCS Group or any ADCS Group Subsidiary is authorized to transact business as to the status of the ADCS Group and each ADCS Group Subsidiary's Tax liabilities (including, but not limited to, sales tax).

    (iv) Releases substantially in the form of EXHIBIT L hereto, executed by each Holder.

    (v) Written evidence satisfactory to ATMI that all prior outstanding options to purchase any Securities of the ADCS Group or any ADCS Group Subsidiary, if any, have been properly terminated.

    (vi) Such other certificates and representations as are reasonably requested by Ernst & Young LLP in order to render the Tax Opinion.

    (vii) Such further instruments or documents as the ATMI Group or their counsel may reasonably request to assure the full and effective completion of the Reorganization and to assure the effective completion of the transactions contemplated hereby.

  (q) Termination of Certain Agreements. The following agreements shall have been terminated with no further liability thereunder: (i) that certain Members' and Shareholders' Agreement dated January 16, 1996; (ii) that certain Agreement Regarding Stock Ownership and Distribution dated July 1, 1993; and
(iii) that certain Shareholders' Agreement dated on or about September, 1992.

  (r) ADCS-Korea. The parties shall have obtained all third party and governmental consents with respect to ADCS-Korea required as a result of, or in connection with, the Reorganization. The parties shall cooperate in obtaining and shall use best efforts to obtain such consents.

  6.2. Conditions to the Obligations of the ADCS Group. The obligation of the ADCS Group to consummate the Exchange and the other transactions contemplated by this Agreement shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any of which may be waived in writing by the ADCS Group in its sole discretion):

  (a) Representations and Warranties True. The representations and warranties of the ATMI Group contained in this Agreement, or contained in any Schedule, certificate or other instrument or document delivered or to be delivered pursuant to this Agreement, shall be true and correct in all material respects on and as of the Closing Date as though such representations and warranties were made on and as of the Closing Date, except for the effect of any activities or transactions which may have taken place after the date of this Agreement expressly permitted by this Agreement, incident to carrying out this Agreement, or consented to in writing by the ADCS Group. At the Closing, each of the ATMI Group shall have delivered to the ADCS Group a certificate (signed on its behalf by its President and its Chief Financial Officer) confirming the foregoing.

  (b) Performance. The ATMI Group shall have performed and complied in all material respects with all of the obligations under this Agreement which are required to be performed or complied with by it on or prior to the Closing Date. At the Closing, each of the ATMI Group shall have delivered to the ADCS Group a certificate (signed on its behalf by its President and its Chief Financial Officer) confirming the foregoing.

  (c) Stockholder Approval. This Agreement and the consummation of the transaction contemplated herein shall have been duly approved and adopted by the stockholders of ATMI in accordance with the DGCL and the ATMI
Organizational Documents.

  (d) Absence of Litigation. No statute, rule or regulation shall have been enacted or promulgated, and no order, decree, writ or injunction shall have been issued and shall remain in effect, by any court or governmental or regulatory body, agency or authority which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby, and no action, suit or proceeding before any court or governmental or regulatory body, agency or authority shall have been commenced with respect to the transactions contemplated hereby or with respect to the ATMI Group which, in the reasonable judgment of the ADCS Group, would have a material adverse effect on the transactions contemplated hereby or an ATMI Material Adverse Effect.

  (e) Pooling of Interests. The ADCS Group shall have received a letter dated as of the Effective Time from Ernst & Young LLP, independent accountants to the ADCS Group and the ATMI Group, regarding the appropriateness of pooling of interest accounting for the Reorganization under Accounting Principles Board Opinion No. 16.

  (f) Additional Agreements. The ATMI Group shall have executed and delivered (and shall have agreed to cause Holdings to execute and deliver immediately following the Effective Time, as applicable) counterparts of the following documents:

    (i) The Certificate of Merger.

    (ii) The Proprietary Information and Inventions Agreements.

    (iii) The Employment Agreements.

    (iv) Affiliate Agreements in the form attached as Exhibit D-2.

    (v) The Registration Rights Agreement.

    (vi) The Escrow Agreement.

    (vii) The Indemnification Agreement.

    (viii) An employment agreement with each of Eugene G. Banucci, Chief Executive Officer of ATMI, Daniel P. Sharkey, Chief Financial Officer of ATMI, and Peter S. Kirlin, Executive Vice President of ATMI, which shall be in the form of EXHIBIT F and contain the additional terms set forth on
  SCHEDULE 5.3(P).

  (g) Opinions of Counsel. (i) Shipman & Goodwin LLP, counsel to the ATMI Group shall have delivered to the ADCS Group an opinion substantially in the form of EXHIBIT M; and (ii) Intellectual Property/Technology Law, patent counsel to the ATMI Group, shall have delivered to the ADCS Group (A) an opinion substantially in the form of EXHIBIT N and (B) an assessment opinion in the form of EXHIBIT O with respect to each of the patents listed on
SCHEDULE 6.2(G).

  (h) Comfort Letter. Ernst & Young LLP, independent accountants to the ADCS Group and the ATMI Group, shall have delivered a "comfort" letter, addressed to the ADCS Group and the ATMI Group and dated the Closing Date, in such form and substance as is customary in connection with such transactions and is satisfactory to the ADCS Group and the ATMI Group.

  (i) Tax Opinion. Ernst & Young LLP, independent accountants to the ADCS Group and the ATMI Group, shall have rendered the Tax Opinion.

  (j) Securities Law Compliance. All filings necessary under federal and state securities laws to permit the issuance and delivery of the Exchange Consideration in compliance therewith shall have been made, and any authorizations in connection therewith from all applicable securities regulatory authorities shall have been obtained.

  (k) Nasdaq Listing. Holdings Common Stock, including that constituting the Exchange Consideration, shall have been, at the Effective Time, authorized for listing on The Nasdaq National Market.

  (l) Consents and Approvals. The ATMI Group shall have obtained all consents and approvals and waivers and given such notices as may be necessary to consummate the transactions contemplated hereby and by the Additional Agreements to which it is a party, including but not limited to (i) requisite stockholder, partner, member, etc. approval or notification and (ii) the consent to the transactions contemplated hereby of the parties to all commitments under which the ATMI Group or any ATMI Group Subsidiary would otherwise be in default in any material respect as a result of the transactions contemplated hereby, other than commitments which the ADCS Group agrees are not material to the ATMI Group or any ATMI Group Subsidiary's business or prospects. All consents, authorizations, orders or approvals of, and filings or registrations with, any federal, state, local or foreign governmental commission, board or other regulatory body which are required for or in connection with the execution, delivery and performance of this Agreement and the Additional Agreements by the ADCS Group and any ADCS Group Subsidiary and the consummation of the transactions contemplated hereby and thereby, and in order to permit or enable its business to be conducted after the Closing, shall have been duly obtained or made, except filings under state securities laws, if any, which may be made in the time period permitted by law. It is understood that none of such approvals shall be deemed to have been received if any such approval is subject to satisfaction of or compliance with a Burdensome Condition. Either the ATMI Group or the ADCS Group may, but is not obligated to, seek the removal or otherwise satisfactorily resolve the Burdensome Condition.

  (m) No Material Adverse Changes. There shall not have been a material adverse change in the general affairs, business, prospects, properties, management, condition (financial or otherwise) or results of operations (other than volatility in the market price of the ATMI Common Stock) of the ATMI Group whether or not arising from transactions in the ordinary course of business, and neither the ATMI Group nor any ADCS Group Subsidiary shall have sustained any material loss or interference with its business or properties from fire, explosion, flood, or other casualty, whether or not covered by insurance, or from any labor dispute or any court or legislative or other governmental action, order or decree.

  (n) Delivery by the ATMI Group. The ATMI Group shall deliver or cause to be delivered to the ADCS Group:

    (i) With respect to the ATMI Group and each ATMI Group Subsidiary, a complete and correct copy of (i) each corporation's Certificate or Articles of Incorporation, as amended to date, certified by the Secretary of State of its state or country of incorporation, and (ii) each corporation's By-Laws, as amended to date, certified by the Secretary or an Assistant Secretary of the respective corporation.

    (ii) Long form certificates of good standing or legal existence, as appropriate, as of a recent date issued by (i) the Secretary of State of the state in which each of the ATMI Group and each ADCS Group Subsidiary is organized to the effect that each is in good standing under the laws of such state, and (ii) the Secretary of State of each state in which that the ATMI Group or any ADCS Group Subsidiary is authorized to transact business as a foreign corporation, foreign limited liability company or foreign limited partnership to the effect that the ADCS Group or any ADCS Group Subsidiary is duly qualified as a foreign entity in such state.

    (iii) Certificates issued as of a recent date by the Tax authorities of the state of organization and of each state in which the ATMI Group or any ADCS Group Subsidiary is authorized to transact business as to the status of the ATMI Group and each ADCS Group Subsidiary's Tax liabilities (including, but not limited to, sales tax).

    (iv) Such other certificates and representations as are reasonably requested by Ernst & Young LLP in order to render the Tax Opinion.

    (v) Such further instruments or documents as the ADCS Group or their counsel may reasonably request to assure the full and effective completion of the Reorganization and to assure the effective completion of the transactions contemplated hereby.

  (o) Shares of Exchange Consideration. Subject to the deposit into escrow of shares of Holdings Common Stock contemplated under the Indemnification Agreement and the Escrow Agreement, at the Closing, ATMI shall have delivered to the Holders the Exchange Consideration issuable to the Holders pursuant to
Section 2.3 hereof or irrevocable instruction letters as described in Section
2.1.

  (p) ADCS-Korea. Holdings shall have delivered the commitments, if any, required with respect to the ADCS Korea joint venture upon the change in control of ADCS Nevada effected at the Closing.

                                  ARTICLE VII

                                    Closing

  7.1. Closing. The closing of transactions contemplated hereby (the "Closing") shall occur at the offices of Shipman & Goodwin LLP, One American Row, Hartford, Connecticut 06103, as soon as reasonably practicable following the meeting of ATMI's stockholders described in Section 5.13 and in any event within three (3) business days after the satisfaction or waiver of the other conditions set forth in Article VI. The date on which the Closing occurs shall be referred to as the "Closing Date".

  7.2. Simultaneous Closing. All actions to be taken on the Closing Date shall be deemed to occur simultaneously and in no event shall be deemed to occur unless and until all such events have occurred; provided, that the election of Stephen H. Siegele as a director of Holdings shall not, and shall not be deemed to, occur prior to the Closing.

                                 ARTICLE VIII

                              Further Assurances

  The parties agree that they will execute or furnish such documents and further assurances to each other or to proper authorities as may be necessary for the full implementation and consummation of this Agreement and the Additional Agreements. This Article VIII shall survive the Closing.

                                  ARTICLE IX

                           Termination of Agreement

  9.1. Termination. This Agreement may be terminated at any time prior to the Closing, notwithstanding the approval of this Agreement by the stockholders of
ATMI:

  (a) by the mutual written consent of ATMI and the ADCS Group;

  (b) by either ATMI or the ADCS Group:

    (i) if any court or governmental or regulatory agency, authority or body shall have enacted, promulgated or issued any statute, rule, regulation, ruling, writ or injunction, or taken any other action, restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and all appeals and means of appeal therefrom have been exhausted;

    (ii) if the Closing shall not have occurred on or before the later of (A) August 31, 1997, subject to extension pursuant to Section 9.3 hereof, and
  (B) the expiration of any cure period provided herein; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall not be available to any party whose (or whose affiliate(s)') breach of any representation or warranty or failure to perform or comply with any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

    (iii) for any reason, upon the payment of $5,000,000 to the non-terminating party (unless any other provision of the Agreement would permit termination without payment of such amount);

  (c) by ATMI (provided it has met its obligations under Section 5.12):

    (i) in the event of a material breach of a representation or warranty as of the date when made (or, in the case of the Phase II environmental site assessment referred to in Section 5.23 above, when deemed to be made), or covenant by the ADCS Group (subject to written notice and a thirty business day cure period);

    (ii) subject to Section 9.3 hereof, if any Holder fails, refuses or is unable to contribute its Interests in exchange for the Exchange
  Consideration;

    (iii) if any condition to Closing specified in Section 6.1 shall not be satisfied and such condition is not waived by the ATMI Group in its discretion; or

    (iv) pursuant to Section 5.23 above; or

  (d) by the ADCS Group (provided it has met its obligations under Section
5.12):

    (i) in the event of a material breach of a representation or warranty as of the date when made, or covenant by the ATMI Group (subject to written notice and a thirty business day cure period);

    (ii) pursuant to Section 5.5 above; or

    (iii) if any condition to Closing specified in Section 6.2 shall not be satisfied and such condition is not waived by the ADCS Group in its discretion.

  9.2. Termination Payment. No party shall be entitled to a termination payment unless otherwise specified herein. In the event that either the ATMI Group or the ADCS Group shall terminate this Agreement pursuant to subsection
(b)(iii), the terminating party shall be liable to and shall pay to the non-terminating party by wire transfer the sum of $5,000,000 in full satisfaction of all claims within fifteen (15) business days after the non-terminating party's receipt of written notice of termination. In the event that (i) the ADCS Group shall terminate this Agreement pursuant to subsection (d)(i) above or (ii) ATMI shall terminate this Agreement pursuant to subsection (c)(i) above (other than with respect to a breach of Section 5.7, which breach shall be governed by Section 9.5 below), then the non-terminating party shall be liable to and shall pay to the terminating party by wire transfer the sum of $5,000,000 in full satisfaction of all claims within fifteen (15) business days after receipt of written notice of termination by the terminating party. In the event that ATMI shall terminate this Agreement pursuant to subsection
(c)(ii) (other than with respect to a failure, refusal or inability to contribute described in Section 9.3), the ADCS Group shall be liable to and shall pay to ATMI by wire transfer the sum of $5,000,000 in full satisfaction of all claims within fifteen (15) business days after the ADCS Group's receipt of written notice of termination by ATMI. It is agreed that the payments due hereunder are the exclusive remedy for termination of this Agreement.

  9.3. Failure to Deliver Interests. If any Holder fails, refuses or is unable to contribute its Interests in exchange for the Exchange Consideration as a direct result of any reason beyond Holder's control and of which Holder had no knowledge as of the date of this Agreement, including, but not limited to, Holder's death, disability, bankruptcy, divorce or separation, legal proceeding, act of any governmental authority, or act of God, the ATMI Group shall have the option, after giving notice, to (A) terminate this Agreement, in which event no termination payment as described in Section 9.2 will be due,
(B) extend the Closing Date for a period of up to ninety (90) days, or (C) close on the Merger and on the Exchange with those Holders who have tendered their Interests, provided that the Merger and Exchange will qualify as a pooling of interests transaction. In the event the Closing Date is extended pursuant to clause (B) above, the ADCS Group will continue to use its best efforts during such 90-day period to cause the Holders to tender their Interests at the Closing. In the event the Closing occurs pursuant to clause
(C) above, the tendering Holders will agree at the Closing to use their best efforts for a period of one (1) year after the Closing to cause the non-tendering Holders to tender the Interests.

  9.4. Effect of Termination. In the event of termination of this Agreement, this Agreement shall forthwith become void and there shall be no liability on the part of any of the parties hereto or their respective affiliates, directors, officers, stockholders, general partners, limited partners, and members, except for Section 5.6, Section 9.2 and the last sentence of Section 5.1, which shall remain in full force and effect.

  9.5. Breach of Section 5.7. In the event of a breach by the ADCS Group or any ADCS Group Subsidiary of Section 5.7 (subject to written notice and a thirty business day cure period), the ATMI Group may pursue any and all remedies available to it at law or in equity. Recovery by the ATMI Group of a termination payment under Section 9.2 shall not bar any such action for breach of Section 5.7, but the amount of any monetary damages awarded to the ATMI Group in such action shall be reduced by the termination payment actually received by the ATMI Group.

                                   ARTICLE X

                                 Miscellaneous

  10.1. Right of Set-Off. Any party to this Agreement shall be entitled to set-off against any amounts due to another party under the terms of this Agreement or under any Additional Agreement, any amounts due from such other party under the terms of this Agreement.

  10.2. Benefits of this Agreement. Nothing in this Agreement shall be construed to give any benefits to any person (including, without limiting the generality of the foregoing, any present or former employee of the ADCS Group or any ADCS Group Subsidiary) or corporation or other entity, other than the ADCS Group, the Holders, ATMI, Holdings, Newco and the Surviving Corporation, except for persons entitled to the protections afforded by Section 5.21; and this Agreement shall be for the sole and exclusive benefit of the ADCS Group, the Holders, and the ATMI Group. The obligations of the ADCS Group and the obligations of the ATMI Group shall be joint and several.

  10.3. Successors and Assigns. This Agreement may not be assigned by any party without the prior written consent of all of the parties hereto. This Agreement shall bind and inure to the benefit of the parties hereto and their respective heirs, administrators, executors, successors and permitted assigns.

  10.4. Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (if sent during regular business hours, otherwise on the next business day) (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by certified mail or a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

    If to the ATMI Group:

    Advanced Technology Materials, Inc.
    7 Commerce Drive
    Danbury, CT 06810-4169
    Facsimile No. (203) 792-8040
    Attention Eugene Banucci

    with copies to:

    Frank J. Marco, Esq.
    Shipman & Goodwin LLP
    One American Row
    Hartford, CT 06103-2819
    Facsimile No. (860) 251-5900

    If to the ADCS Group:

    Advanced Delivery & Chemical Systems Nevada, Inc.
    6805 Capital of Texas Highway, Suite 330
    Austin, TX 78731
    Facsimile No. (512) 418-1909
    Attention Stephen H. Siegele
    with copies to:

    Carmelo M. Gordian, Esq.
    Brobeck, Phleger & Harrison LLP
    301 Congress Avenue
    Suite 1200
    Austin, TX 78701
    Facsimile No. (512) 477-5813

By its inclusion herein as a recipient of copies of notices, the parties acknowledge and agree that notwithstanding the fact that Brobeck, Phleger & Harrison LLP represented the ADCS Group (which effective as of the Closing shall be wholly owned by Holdings) in connection with the transactions contemplated by the Exchange Agreement, Brobeck, Phleger & Harrison LLP shall be permitted (A) to represent the Holders and their respective heirs, executors, administrators, affiliates, successors and assigns in connection with any and all matters which may arise out of or in connection with this Agreement, the Escrow Agreement or any of the other Additional Agreements; and
(B) that upon receipt of appropriate conflict waiver letters, if any be required, and subject to applicable ethical obligations of attorneys, shall be entitled to represent any of the other parties to this Agreement, the Escrow Agreement or the Additional Agreements on any other matters which any such party may request; provided, however, that the foregoing consent and waiver are applicable only to any conflict which may arise out of the matters referred to above.

  10.5. Severability. In the event any covenant, condition or other provision of this Agreement is held to be invalid or unenforceable by a final judgment of a court of competent jurisdiction, then such covenant, condition or other provision shall be automatically terminated and performance thereof waived, and such invalidity or unenforceability shall in no way affect any of the other covenants, conditions or provisions hereof, and the parties hereto shall negotiate in good faith to agree to such amendments, modifications or supplements of or to this Agreement or such other appropriate actions as, to the maximum extent practicable, shall implement and give effect to the intentions of the parties as reflected herein.

  10.6 Pooling. If any provision of this Agreement or the application of any such provisions to any person or circumstance precludes the use of "pooling of interests" accounting treatment in connection with the Reorganization, then provided the parties mutually agree (A) such provision shall be of no force and effect to the extent and solely to the extent necessary to preserve such accounting treatment for the Reorganization; (B) such invalidity or unenforceability shall in no way affect any of the other provisions hereof; and (C) the parties hereto shall negotiate in good faith to agree to such amendments, modifications or supplements of or to this Agreement or such other appropriate actions in order, to the maximum extent practicable, for the Reorganization to be treated as a "pooling of interests" for accounting purposes.

  10.7. Entire Agreement; Amendment. This Agreement, the Schedules, the Exhibits, the Additional Agreements and the Confidentiality Agreement dated October 22, 1996 between ADCS LP and ATMI contain all of the terms agreed upon by the parties with respect to the subject matter hereof, and there are no representations or understandings between the parties except as provided herein. Without limiting the generality of the foregoing, this Agreement specifically supersedes the letter of intent dated January 10, 1997 between ATMI and ADCS Nevada, ADCS Manager and ADCS Holdings. This Agreement may not be amended or modified in any way except by a written amendment to this Agreement duly executed by ATMI and ADCS Nevada.

  10.8. Waiver. No waiver of a breach of, or default under, any provision of this Agreement shall be deemed a waiver of such provision or of any subsequent breach or default of the same or similar nature or of any other provision or condition of this Agreement.

  10.9. Applicable Law. This Agreement shall be governed by and construed (both as to validity and performance) and enforced in accordance with the laws of the State of Delaware applicable to agreements made and to be performed wholly within such jurisdiction.

  10.10. Jurisdiction. Each party hereby irrevocably: (1) agrees that any suit, action, or other legal proceeding arising out of this Agreement or out of any of the transactions contemplated hereby or thereby, may be brought in any New York state court or United States federal court located in the southern district of New York; (2) consents to the jurisdiction of each such court in any such suit, action, or legal proceeding; (3) waives any objection which such party may have to the laying of venue of any such suit, action, or legal proceeding in any of such courts; and (4) agrees that New York state is the most convenient forum for litigation of any such suit, action, or legal proceeding.

  10.11. Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument, but all of such counterparts taken together shall be deemed to constitute one and the same instrument.

  10.12 Knowledge. As used herein, "knowledge" means knowledge of the executive management of the ADCS Group or the ATMI Group, as the case may be, after making reasonable inquiry of the knowledge of officers or senior management employees having responsibility for those operations or transactions to which such representation and warranty relates. An individual will be deemed to have "knowledge" of a particular fact or other matter if:

    (i) such individual is actually aware of such fact or other matter; or

    (ii) a reasonably prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of making reasonable inquiry of the knowledge of other officers or employees having general responsibility for those operations or transactions to which such representation and warranty relates.

                           [SIGNATURE PAGES FOLLOW.]

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger and Exchange to be executed as of the date first written above.

                                          Advanced Technology Materials, Inc.


                                          By:      /s/ Eugene G. Banucci
                                              ---------------------------------
                                                     Eugene G. Banucci
                                                  Chief Executive Officer

                                          ATMI Holdings, Inc.


                                          By:      /s/ Eugene G. Banucci
                                              ---------------------------------
                                                     Eugene G. Banucci
                                                         President

                                          Alamo Merger, Inc.


                                          By:      /s/ Daniel P. Sharkey
                                              ---------------------------------
                                                     Daniel P. Sharkey
                                                         President

                                          Advanced Delivery & Chemical Systems
                                           Nevada, Inc.


                                          By:     /s/ Stephen H. Siegele
                                              ---------------------------------
                                                    Stephen H. Siegele
                                                         President

                                          Advanced Delivery & Chemical Systems
                                           Manager, Inc.


                                          By:     /s/ Stephen H. Siegele
                                              ---------------------------------
                                                    Stephen H. Siegele
                                                         President

                                          Advanced Delivery & Chemical Systems
                                          Holdings, LLC

                                          By: Advanced Delivery & Chemical
                                              Systems Nevada, Inc., Its
                                              Manager


                                          By:     /s/ Stephen H. Siegele
                                              ---------------------------------
                                                    Stephen H. Siegele
                                                         President

                                          Advanced Delivery & Chemical Systems
                                          Operating, LLC

                                          By: Advanced Delivery &
                                              ChemicalSystems Manager, Inc.,
                                              Its Manager


                                          By:     /s/ Stephen H. Siegele
                                              ---------------------------------
                                                    Stephen H. Siegele
                                                         President

                                          Advanced Delivery & Chemical
                                          Systems, Ltd.

                                          By: Advanced Delivery & Chemical
                                              Systems Operating, LLC, Its
                                              General Partner

                                          By: Advanced Delivery & Chemical
                                              Systems Manager, Inc., Its
                                              Manager


                                          By:     /s/ Stephen H. Siegele
                                              ---------------------------------
                                                    Stephen H. Siegele
                                                         President

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